UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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Bristow Group Inc.

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BRISTOW GROUP INC.
2103 CITY WEST BLVD., 4TH FLOOR
HOUSTON, TEXAS 77042
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The Annual Meeting of Stockholders of Bristow Group Inc. (the “Company”) will be held at the Company’s corporate headquarters located at 2103 City West Boulevard, 4th Floor, Houston, Texas 77042 on August 2, 2017, at 8:00 a.m. (Central Daylight Time) for the following purposes:

1.	To elect as directors the nominees named in this proxy statement to serve until the next Annual Meeting of Stockholders and until their successors are chosen and have qualified;

2.	To approve on an advisory basis the Company’s executive compensation;

3.	To vote on an advisory basis the frequency of future advisory votes on executive compensation; and

4.	To approve and ratify the selection of KPMG LLP (“KPMG”) as the Company’s independent auditors for the fiscal year ending March 31, 2018.
Our stockholders may also transact such other business at the Annual Meeting of Stockholders as may properly come before the meeting and any postponements or adjournments thereof. Our Board of Directors has fixed the close of business on June 8, 2017, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.
We are furnishing proxy materials to our stockholders using the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, on June 22, 2017, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“E-Proxy Notice”) instead of a paper copy of this Proxy Statement and our Fiscal Year 2017 Annual Report. The E-Proxy Notice contains instructions on how to access this 2017 Proxy Statement and our Fiscal Year 2017 Annual Report over the Internet. The E-Proxy Notice also provides instructions on how you can request a paper copy of our proxy materials, including this Proxy Statement, our Fiscal Year 2017 Annual Report and a form of our proxy card. All stockholders who do not receive an E-Proxy Notice, including the stockholders who have previously requested to receive paper copies of our proxy materials, will receive a paper copy of our proxy materials by mail unless these stockholders have previously requested delivery of our proxy materials electronically. If you received our annual materials via e-mail in accordance with your previous request, the e-mail contains voting instructions and links to this Proxy Statement and our Annual Report on the Internet.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND OUR ANNUAL MEETING OF STOCKHOLDERS, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE. YOU MAY VOTE BY PROXY OVER THE INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF OUR PROXY MATERIALS BY MAIL, YOU CAN VOTE BY MAIL, TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

By Order of our Board of Directors
David C. Searle
Interim General Counsel and Corporate Secretary

Houston, Texas
June 22, 2017

PROXY STATEMENT SUMMARY
This summary highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information that you may wish to consider prior to voting. Please review the entire proxy statement and the Company’s Annual Report on Form 10-K for more detailed information.

2017 Annual Meeting of Stockholders

Meeting Date:	August 2, 2017

Meeting Time:	8:00 a.m. (Central Daylight Time)

Meeting Place:	2103 City West Boulevard, 4th Floor
Houston, Texas 77042

Record Date:	June 8, 2017

Voting Eligibility:
Only stockholders as of the close of business on the Record Date are eligible to vote at the Annual Meeting of Stockholders or by proxy and each such stockholder shall have one vote for each share of common stock held on the Record Date.

Voting Methods:	Eligible stockholders may vote their shares in any of the following four ways:

➢	In Person – You may vote your shares at the Annual Meeting of Stockholders (you will need to bring evidence of your shareholding as well as valid photo identification);

➢	By Mail – You may mail your completed and executed proxy card to the address above (Attention Bristow Corporate Secretary) which must be received by the Company on or prior to August 1, 2017;

➢
By Internet – You may go to www.envisionreports.com/BRS for voting instructions or scan the QR code on your proxy card with your smartphone, then cast your vote electronically by 11:59 p.m. (Eastern Daylight Time) on August 1, 2017; or

➢
By Phone – You may call toll free 1-800-652-VOTE (8683) within the USA, U.S. territories and Canada on a touch tone telephone and follow the instructions provided by the recorded message to vote your shares by phone prior to 11:59 p.m. (Eastern Daylight Time) on August 1, 2017.

Business of the Meeting

Voting Matter	Board Vote Recommendation	See Page Number for more information
Item 1 – Election of Directors	FOR each nominee	12
Item 2 – Advisory Approval of Executive Compensation	FOR	64
Item 3 – Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	FOR “Annually”	65
Item 4 – Approval and Ratification of the Company’s Independent Auditors	FOR	67

Our Director Nominees
You are being asked to vote on the election of these eleven directors. Additional information about each director’s background, skills and experience can be found on pages 12 to 18 of this proxy statement.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships and Chairpersons
Thomas N. Amonett	73	2006	President and CEO Athlon Solutions, LLC	✓	Compensation (Chairman)
Jonathan E. Baliff	53	2014	President and CEO Bristow Group Inc.
Lori A. Gobillot	55	2012	Founding Partner and Consultant InVista Advisors LLC	✓	Compensation Governance

BRISTOW GROUP INC. – Summary of 2017 Proxy Statement – 1

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships and Chairpersons
Ian A. Godden	63	2010	Senior Advisor Yokogawa Electric Corporation	✓	Audit Governance (Chairman)
David C. Gompert	71	2015	Distinguished Visiting Professor for National Security Studies United States Naval Academy	✓	Compensation Governance
A. William Higgins	57	2016	Former Chief Executive Officer and President CIRCOR International Inc.	✓	Audit
Stephen A. King	56	2011	Finance Director Caledonia Investments plc	✓	Audit (Chairman)
Thomas C. Knudson	71	2004	Founder and President Tom Knudson Interests	✓	Chairman of the Board
Mathew Masters	44	2011	Head of Quoted Pool Caledonia Investments plc	✓	Compensation
Biggs C. Porter	63	2016	Executive Vice President, Chief Financial Officer Fluor Corporation	✓	Audit
Bruce H. Stover	68	2009	Former Executive VP, Operations and Business Development Endeavour International Corporation	✓	Compensation

Features of Our Executive Compensation Program
Our executive compensation program is designed to support and reinforce our strategic objectives while at the same time aligning the interests of our management with those of our stockholders. Through our annual and long-term incentive compensation, we incentivize strong individual performance in the areas of value realization to our clients, a strong sense of commitment and ownership in our people, continuous improvement in the execution of our operations and prudent financial growth.
Historically, our executive compensation program has garnered well over 90% support each year by our stockholders as evidenced through their say-on-pay votes that have been cast annually since August 2011. However, in August 2016, our executive compensation program garnered slightly less than 80% support by our stockholders. In response to this drop in stockholder support, the Chairman of the Compensation Committee together with representatives from senior management, met individually with stockholders who collectively held a majority of the shares of common stock of the Company to receive their direct input regarding the Company’s executive compensation program. The agenda for such meetings included the total value, size and relative mix of each component of the Company’s performance based versus non-performance based compensation, the Company’s performance metrics and miscellaneous items such as clawback, severance and share ownership policies.
The Compensation Committee has subsequently redesigned the executive compensation program to address current best market practices and concerns raised by stockholders over the prior year regarding share dilution, financial metrics and certain performance cash measurement and payment practices. As part of the redesign which is effective June 2017 and applies to awards issued in June 2017 and going forward, the Compensation Committee also took the opportunity to adopt evolving best practices in other areas such as requiring double trigger vesting for newly issued performance cash and equity awards in the event of a change of control, significantly reducing future severance benefits for management in the event of a termination without cause and adopting an express clawback policy that applies to our executive officers and provides for the recoupment of incentive awards in the event the Company is required to publish a financial restatement as a result of either material non-compliance with applicable securities laws or the fraud, theft, misappropriation, embezzlement or intentional misconduct by one of our executive officers.
As part of our continuing company-wide cost reduction program, our Compensation Committee elected to continue a management-recommended freeze on base salaries that was originally instituted in fiscal year 2015 and applicable to all of our management, including our Named Executive Officers (except for each of Messrs. Miller, Akiri and Earle whose base salaries increased in August 2015, April 2016, and August 2016, respectively, in connection with promotions and increased responsibilities), which also affects the targeted value of each such employee’s and Named Executive Officer’s awards under the Company’s LTIP and annual incentive cash compensation plan given that the targeted value of such awards under each program is calculated as a percentage of base compensation.

BRISTOW GROUP INC. – Summary of 2017 Proxy Statement – 2

What We Do		What We Will Begin Doing in June 2017		What We Do Not Do
✓	Meet with stockholders and revise the executive compensation program to address their concerns.	✓	Use relative and absolute performance metrics to determine the payment of future performance cash awards under the Company’s LTIP.	⦸	Provide excise tax gross-ups.
✓	Place a heavy emphasis on variable pay with approximately 81% of Named Executive Officer pay contingent upon financial and operational performance and growth in long-term stockholder value.	✓	Increase the performance cash portion of the Company’s LTIP from 33% to 50% to ensure that at least 50% of LTIP awards going forward are performance based.	⦸	Allow pledging (unless our Interim General Counsel consents to the pledge) or hedging of our company stock, or reprice stock options.
✓
Use performance-based long-term incentive awards compensation through cash awards contingent in part upon total stockholder return (“TSR”) performance relative to peers and restricted stock units and stock options for which value is contingent upon stock price performance relative to grant date.
✓
Reduce stockholder dilution by decreasing the relative amount of restricted stock units and options awarded to LTIP participants and change the settlement for most participants’ restricted stock units from shares of common stock to an equivalent amount of cash.
				⦸	Pay dividend equivalents prior to vesting of performance awards (and never on unearned portion of awards).
✓	Reinforce the alignment of stockholders and our executives and directors by requiring significant levels of stock ownership.	✓	Require double trigger vesting for outstanding equity and performance cash in the event of a change of control.	⦸	Enter into employment agreements with any of our executive officers hired after June 2012.
✓
Ensure accountability and manage risk through our clawback rights for violations of our Code of Business Integrity, limits on maximum annual cash incentive award opportunities and ongoing risk assessments of our program.
✓
Reduce severance payments to officers by limiting them to a multiple of salary together with a pro rated amount of any outstanding bonus, while requiring complete forfeiture of any unvested future restricted stock units, options and performance cash awards upon termination.
				⦸	Provide any significant perquisites.
				⦸	Beginning with fiscal year 2018 long-term incentive awards, we no longer provide for any single-trigger cash or equity payments upon a change of control.
✓	Have an independent compensation consultant.	✓	Institute a robust financial restatement clawback policy applicable to our executive officers.	⦸	Guarantee bonuses or provide automatic base salary increases.

Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation
You are being asked to vote on an advisory basis on the frequency that stockholders will be asked going forward to cast an advisory vote on executive compensation. The frequency ultimately advised by stockholders will be determined by whichever of the choices - annually, every other year or every three years - receives the highest number of votes cast by stockholders at our 2017 Annual Meeting of Stockholders.
This vote is advisory, which means that it is not binding on the Company, our Board or the Compensation Committee. Our Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. Our Board may decide that it is in the best interest of our stockholders and the Company to hold an advisory vote on executive compensation on a different frequency than the frequency receiving the most votes cast by our stockholders.
At our 2011 Annual Meeting of Stockholders, our stockholders cast the highest number of votes in person or by proxy at the annual meeting for an annual advisory vote on executive compensation. We have subsequently provided stockholders each year with the ability to cast their advisory vote on executive compensation. Subsequent to our 2017 Annual Meeting of Stockholders, our next advisory vote on the frequency of the advisory vote on executive compensation will occur at our 2023 Annual Meeting of Stockholders.

BRISTOW GROUP INC. – Summary of 2017 Proxy Statement – 3

Our Independent Auditors
The Audit Committee of our Board of Directors has determined that the accounting firm of KPMG is independent from the Company and once again selected KPMG as the Company’s independent auditors for fiscal year 2018. Our Board recommends a vote for the approval and ratification of the selection of KPMG, which conducted the examination of the Company’s financial statements for each of the past fifteen fiscal years. KPMG’s total fees for fiscal years 2017 and 2016 were $3.9 million and $5.3 million, respectively, which included approximately $0.6 million (or 16%) of non-audit services in fiscal year 2017 and approximately $1.5 million (or 29%) of non‑audit services in fiscal year 2016 that were authorized by the Audit Committee in compliance with our pre-approval policies and procedures.

BRISTOW GROUP INC. – Summary of 2017 Proxy Statement – 4

GENERAL INFORMATION

Why did I receive this Proxy Statement?
The Board of Directors of Bristow Group Inc. (the “Company” or “we,” “us” or “our”) is soliciting proxies to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on August 2, 2017, and at any adjournment thereof. When the Company asks for your proxy, we must provide you with a proxy statement that contains certain information specified by law. This proxy statement and the related proxy card were made available to stockholders on approximately June 22, 2017. All proxies in the form provided by the Company that are properly executed and returned to us prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the proxy or, if not specified, as set forth in this proxy statement.

What will the stockholders vote on at the Annual Meeting?
The stockholders will vote on the following:

•	election of the nominees named in this proxy statement as directors;

•	advisory approval of executive compensation;

•	advisory vote on frequency of future advisory votes on executive compensation; and

•	approval and ratification of the Company’s independent auditors.

Will there be any other items of business on the agenda?
We do not expect that any other items of business will be considered because the deadlines for stockholder proposals and nominations have already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?
Subject to the limitations on voting by non-U.S. citizens described below, stockholders as of the close of business on June 8, 2017 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date. As of the Record Date, we had 35,276,218 shares of common stock outstanding.
Our restated certificate of incorporation provides that persons or entities that are not “citizens of the U.S.” (as defined in the Federal Aviation Act of 1958, as amended) shall not collectively own or control more than 25% of the voting power of our outstanding capital stock (the “Permitted Foreign Ownership Percentage”) and that, if at any time persons that are not citizens of the U.S. nevertheless collectively own or control more than the Permitted Foreign Ownership Percentage, the voting rights of shares owned by stockholders who are not citizens of the U.S. shall automatically be suspended, in the reverse chronological order of the dates and times of registry of such shares in our stock records, until the voting rights of a sufficient number thereof shall have been suspended so that the number of shares owned by stockholders who are not citizens of the U.S. that continue to have voting rights equals the greatest whole number that is less than or equal to the Permitted Foreign Ownership Percentage. Shares held by persons who are not citizens of the U.S. may lose their associated voting rights and be redeemed as a result of these provisions.

How many votes are required for the approval of each item?
Each nominee for director receiving more votes cast for than against his or her election or re-election will be elected. In the event a nominee fails to receive more votes cast for than against his or her election or re-election, the Board will take action within 90 days of the stockholder vote to either accept or reject the letter of resignation submitted by such nominee. Abstentions and instructions to withhold authority to vote for one or more of the nominees and broker nonvotes (as defined below) will result in those nominees receiving fewer votes but will not count as votes “against” a nominee.

BRISTOW GROUP INC. – 2017 Proxy Statement – 1

The approval of the Company’s executive compensation, on a non-binding advisory basis, requires the affirmative vote of a majority of votes cast on this proposal. Abstentions and broker nonvotes will not count either for or against the proposal.
For the vote on the frequency of future advisory votes on executive compensation, on a non-binding advisory basis, the option that receives the highest number of votes cast by the stockholders will be the frequency selected by the stockholders. Abstentions and broker nonvotes will not count either for or against the proposal.
The approval of KPMG as the Company’s independent auditors for the fiscal year ending March 31, 2018 will be ratified if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

What are “broker nonvotes”?
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For “routine” proposals, including the approval and ratification of the Company’s independent auditors, the broker may vote your shares at its discretion. But for “non-routine” proposals, including the election of directors, the advisory approval of executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote.” Broker nonvotes are counted in determining the presence of a quorum at the Annual Meeting, but they are not counted for purposes of calculating the votes cast on particular matters considered at the Annual Meeting.

Will my broker vote my shares for me on the election of directors?
Your broker will not be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. Therefore, it is very important that you vote your shares for all proposals, including the election of directors.

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?
We are pleased to be distributing our proxy materials again to certain stockholders via the Internet under the “notice and access” approach permitted by the rules of the SEC. As a result, we are mailing to many of our stockholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a full paper copy of the proxy materials. This approach conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting. All stockholders receiving the E-Proxy Notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.

How can I access the proxy materials over the Internet?
Your E-Proxy Notice about the Internet availability of the proxy materials or proxy card will contain instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.
Our proxy materials are also available on our website at www.bristowgroup.com.
Your E-Proxy Notice or proxy card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where our proxy materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until terminated by you.

BRISTOW GROUP INC. – 2017 Proxy Statement – 2

How do I vote by proxy?
If you are a stockholder of record, you may vote your proxy by marking your proxy card to reflect your vote, signing and dating each proxy card you receive and returning each proxy card in the enclosed self-addressed envelope. The shares represented by your proxy will be voted according to the instructions you give on your proxy card. In addition, you may vote your shares by telephone or via the Internet by following the instructions provided on the E-Proxy Notice or proxy card.

How do I revoke my proxy?
You have the right to revoke your proxy at any time before the meeting by notifying our Corporate Secretary in writing or by delivering a later-dated proxy. If you are a stockholder of record, you may also revoke your proxy by voting in person at the meeting.

How do I vote in person?
If you are a stockholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy, even if you plan to attend the meeting.

How do I submit a stockholder proposal or nominate a director for the Annual Meeting?
Rule 14a-8(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that a stockholder who wishes to have a proposal considered for inclusion in next year’s proxy statement must submit the proposal in writing so that we receive it by February 22, 2018, which is the 120th calendar day before the anniversary of the date of this proxy statement. However, if the date of next year’s Annual Meeting is more than 30 days from the first anniversary of this year’s Annual Meeting, notice is required a reasonable period of time before we print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Proposals should be addressed to our Corporate Secretary, 2103 City West Blvd., 4th Floor, Houston, Texas 77042. In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at next year’s Annual Meeting must give us written notice not earlier than the close of business on April 4, 2018, and not later than the close of business on May 4, 2018, which are the 120th day prior to and the 90th day prior to the first anniversary of this year’s Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 120 days prior to the Annual Meeting and not later than the later of 90 days prior to the Annual Meeting or the 10th day after publicly disclosing the meeting date.
Our bylaws require that a nominee for election as a director must deliver to our Corporate Secretary an irrevocable letter of resignation pursuant to our majority vote policy described in more detail below as well as a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made, together with specified written representations concerning voting agreements, arrangements with parties other than the Company and compliance with the citizenship provisions of our bylaws and other governance matters, as set forth in our bylaws.
In addition, stockholders seeking to submit a nomination or proposal for consideration at a meeting of stockholders are required to provide additional detailed information with respect to their record and beneficial ownership of the Company’s stock, as well as information regarding the nominees or other business the stockholder proposes to bring before a meeting of the stockholders. Copies of our bylaws are available to stockholders free of charge upon request to our Corporate Secretary.

BRISTOW GROUP INC. – 2017 Proxy Statement – 3

CORPORATE GOVERNANCE

Corporate Governance Guidelines
Our Board of Directors (or, our “Board”) has adopted Corporate Governance Guidelines that govern the structure and functioning of our Board and set out our Board’s policies on a number of governance issues. A copy of our Corporate Governance Guidelines is posted on our website, www.bristowgroup.com, under the “Governance” caption.

Director Independence
Our Corporate Governance Guidelines require that a substantial majority of our Board consist of independent directors. In general, the Corporate Governance Guidelines require that an independent director must have no material relationship with the Company, directly or indirectly, except as a director. Our Board determines independence on the basis of the standards specified by the New York Stock Exchange (the “NYSE”) and other facts and circumstances our Board considers relevant. Our Board revised our Corporate Governance Guidelines in November 2016 to further provide that a non-employee director who has served on our Board for ten consecutive calendar years or more shall be subject to an annual review by the Corporate Governance and Nominating Committee to consider such director’s continued levels of independence from management and contribution to the Board. Our Corporate Governance and Nominating Committee has subsequently reviewed the levels of independence from management and contributions to the Board for each of Messrs. Amonett and Knudson, who have eleven and thirteen years of tenure on our Board, respectively, and concluded that such tenure in no way undermines either of their independence from management or otherwise detracts from their contributions to the Board
Our Board has reviewed any business transactions and charitable relationships between the Company and each director standing for election to determine compliance with the categorical standards described above and to evaluate whether there are any other facts or circumstances that might impair the independence of a director. In making this determination, our Board considered that directors Mathew Masters and Stephen A. King are executive officers of Caledonia Investments plc (“Caledonia”) and were designated by Caledonia to our Board pursuant to a Master Agreement dated December 12, 1996 among the Company, a predecessor in interest to Caledonia and certain other persons in connection with our acquisition of 49% of and other substantial interests in Bristow Aviation Holdings Limited (“Bristow Aviation”). In connection with such transaction, we and Caledonia also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, we have the right to buy all the Bristow Aviation shares held by Caledonia, which, in turn, has the right to sell such shares to us. Messrs. Masters and King also serve on the board of directors of Bristow Aviation; however, neither Caledonia nor Messrs. Masters and King receive any distributions or compensation from Bristow Aviation. Our Board has considered Caledonia’s interests in each of the Company and Bristow Aviation and determined that there is no conflict in such interests. Our Board believes that having the two Caledonia designees on our Board helps further align the interests of our Board with our stockholders. According to its most recent Form 13F filed with the SEC on April 13, 2017, Caledonia was the direct beneficial owner of 2,848,767 shares of our common stock as of March 31, 2017, representing 8.09% of our shares outstanding on such date. However, on February 22, 2017, Caledonia filed a Schedule 13D with the SEC that included a Form 10b5-1 trading plan pursuant to which Caledonia instructed its broker to sell up to 1,835,000 shares of common stock at various undisclosed trigger prices between March 6, 2017 and August 10, 2018. In such Schedule 13D, Caledonia disclosed that such sales were being made in an effort to rebalance its stockholding in the Company within its quoted investment portfolio.
Our Board determined that Messrs. Masters and King do not have a material relationship with the Company due to their affiliation with Caledonia because, consistent with principles in NYSE listing standards, our Board does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. Further, Messrs. Masters and King disclaim beneficial ownership of the common stock owned by Caledonia.
Based on its review, our Board has determined that Ms. Gobillot and Messrs. Amonett, Godden, Gompert, Higgins, King, Knudson, Masters, Porter and Stover are independent. Our Board has appointed only independent directors to our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee in accordance with the independence requirements set forth in the SEC rules, NYSE listing standards and the charters of such committees.

BRISTOW GROUP INC. – 2017 Proxy Statement – 4

Term of Office; Mandatory Retirement
All of our directors stand for election at each Annual Meeting.
Under our Corporate Governance Guidelines:

•
directors will resign from our Board effective at the Annual Meeting following their 75th birthday, unless two-thirds of the members of our Board (with no independent director dissenting) determine otherwise;

•
any non-executive director who has served on our Board for ten consecutive calendar years or more shall be subject to at least an annual review by the Corporate Governance and Nominating Committee of our Board to consider such director’s continued level of independence from management and contribution to our Board;

•	employee directors will resign from our Board when they retire, resign or otherwise cease to be employed by the Company;

•
a non-employee director who retires or changes his or her principal job responsibilities will offer to resign from our Board and the Corporate Governance and Nominating Committee of our Board will assess the situation and recommend to the full Board whether to accept the resignation; and

•
a director who joins or resigns from the board of directors of another public company, or otherwise changes roles or committees on such board of directors, is not required to offer to resign from our Board, but any such director must notify and consult with our Interim General Counsel prior to joining another public company’s board of directors or audit committee.

Under our bylaws, the Board shall nominate only those candidates for election or re-election to our Board who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (i) in an Uncontested Election such nominee fails to receive more votes cast for than against his or her election or re-election and (ii) the Board accepts this resignation following such failure.

Executive Sessions
The Company’s Corporate Governance Guidelines provide that at each regularly scheduled meeting, the Company’s non-management directors shall meet in executive session without any management participation. In addition, if any of the non-management directors are not independent under the applicable rules of the NYSE, then independent directors will meet separately at least once a year. Normally, the Chairman of our Board will preside at executive sessions, but, if the roles of Chairman and Chief Executive Officer are combined, the non-management directors will select another director to serve as Lead Director to preside at such sessions. If an additional meeting of independent non-management directors is necessary, and the Chairman of our Board is not independent, then one of the independent non-management directors will be selected as Lead Director to preside at that meeting.

Code of Ethics and Business Conduct
Our Board has adopted a Code of Business Integrity for directors and employees (our “Code”). Our Code applies to all directors and employees, including the chief executive officer, the chief financial officer, and all senior financial officers. Our Code covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, international trade regulations, confidentiality, compliance procedures and employee complaint procedures. Our Board periodically reviews and revises our Code, as it deems appropriate. Our Code is posted on our website, www.bristowgroup.com, under the “About Us—Vision, Mission, Values—Code of Business Integrity” caption.
The Corporate Governance and Nominating Committee will review any issues under our Code involving an executive officer or director and will report its findings to the full Board. Only in special circumstances will our Board consider granting a waiver to any provision of our Code, and any waiver will be promptly disclosed.

BRISTOW GROUP INC. – 2017 Proxy Statement – 5

Director Selection
Our Board has adopted criteria for the selection of directors that describe the qualifications the Corporate Governance and Nominating Committee must evaluate and consider with respect to director candidates. Such criteria include the following:
•    Experience serving as chief executive officer or other senior corporate executive,
•    International business experience,
•    Government relations experience,
•    Energy or oilfield service company experience,
•    Aviation or logistics management experience, and
•    Finance, accounting, legal or banking experience.
These criteria are included in the Corporate Governance Guidelines which are posted on our website. Although our Board does not have a formal diversity policy, the Corporate Governance and Nominating Committee, when assessing the qualifications of prospective nominees to our Board, takes into account our Board’s desire to have an appropriate mix of backgrounds, perspectives and skills. Each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of the Company and our stockholders, are also factors.
The Corporate Governance and Nominating Committee believes that each of the nominees for director has attributes that are important to an effective board, including integrity and demonstrated high ethical standards, sound judgment, analytical skills, the ability to engage management and each other in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on our Board and its committees. In addition, when considering each of the nominees for director, the committee reviewed their overall level of expertise and experience in their respective professions, and contribution to and tenure on our Board, which are described in the director biographies herein. Information concerning the collective skills and experience of our eleven director nominees, as well as age and tenure data, are outlined below:

Average Tenure
5.7 years

Average Age
61.3 years

Director Succession
Pursuant to its charter, the Corporate Governance and Nominating Committee is responsible for overseeing the succession plan process for each of the Company’s senior executive officers, the Board and the Chairman of the Board. Furthermore, the Corporate Governance Guidelines mandate that the Company’s chief executive officer develop and maintain a process for advising the Corporate Governance and Nominating Committee and our Board annually on succession planning for the chief executive officer and the other senior executive officers. Similarly, the Chairman of the Board is required to review his succession plan annually with the Corporate Governance and Nominating Committee, which is ultimately responsible for the process by which the Chairman will be selected or replaced.

BRISTOW GROUP INC. – 2017 Proxy Statement – 6

During fiscal year 2017, the Corporate Governance and Nominating Committee participated in a robust Board refreshment planning process intended to ensure that the skills and experiences of the Board align with the Company’s strategy and with the changing requirements of the Company in the short and long term. The Corporate Governance and Nominating Committee believed that it was critical to begin this multi-year refreshment process given that within the next four years approximately one third of our current Board members will reach the mandatory retirement age of seventy-five years of age set forth in our bylaws and Corporate Government Guidelines. The Corporate Governance and Nominating Committee engaged Egon Zehnder as its independent advisor to assist with the refreshment planning process.

Director Nominations
The Corporate Governance and Nominating Committee proposes nominees for director and acts pursuant to its charter, which is posted on our website, www.bristowgroup.com, under the “Governance” caption. It is the policy of the Corporate Governance and Nominating Committee to consider director candidates recommended by our employees, directors, stockholders, and others, including search firms. The Corporate Governance and Nominating Committee has sole authority to retain and terminate any search firm used to identify candidates for director and has sole authority to approve the search firm’s fees and other retention terms.
A stockholder who wishes to recommend a director for nomination must follow the procedures set forth below for nominations to be made directly by a stockholder. In addition, the stockholder should provide such other information as such stockholder may deem relevant to the Corporate Governance and Nominating Committee’s evaluation. All recommendations, regardless of the source of identification, are evaluated on the same basis as candidates recommended by our directors, chief executive officer, other executive officers, third-party search firms or other sources.
Our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting regardless of whether such nominee is submitted to and evaluated by the Corporate Governance and Nominating Committee. To nominate a director using this process, the stockholder must follow procedures set forth in our bylaws. Those procedures require a stockholder wishing to nominate a candidate for director at next year’s Annual Meeting to give us written notice not earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding Annual Meeting and not later than the close of business on the 90th day prior to the anniversary date of the immediately preceding Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice is required not earlier than 120 days prior to the Annual Meeting and not later than the later of 90 days prior to the Annual Meeting or the 10th day after we publicly disclose the meeting date. The notice to our Corporate Secretary must include the following:

•	The nominee’s name, age and business and residence addresses;

•	The nominee’s principal occupation or employment;

•	The class and number of our shares, if any, owned by the nominee;

•	The name and address of the stockholder as they appear on our books;

•	The class and number of our shares owned by the stockholder as of the record date for the Annual Meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the stockholder and the nominee; and

•
Any other information regarding the nominee or stockholder that would be required to be included in a proxy statement relating to the election of directors, including the specific experience, qualifications, attributes or skills that led the stockholder to believe that the person should serve as a director.

In addition, our bylaws require that a nominee for election or re-election must deliver to our Corporate Secretary an irrevocable letter of resignation pursuant to our majority vote policy described in more detail above as well as a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and make certain representations and agreements.

BRISTOW GROUP INC. – 2017 Proxy Statement – 7

Our bylaws provide that at least two-thirds of our Board must be citizens of the United States within the meaning of the Federal Aviation Act of 1958, as amended. Our bylaws provide that a person who is not a citizen of the United States is not eligible for nomination or election as a director if such person’s election, together with the election of any incumbent directors that are not U.S. citizens and are candidates for election as Directors at the same time, would cause less than two-thirds of the Company’s directors to be citizens of the United States. Of the eleven director nominees proposed by our Board for election at the Annual Meeting, eight (or more than two-thirds) are citizens of the United States within the meaning of the Federal Aviation Act of 1958, as amended.

Board Leadership Structure
Pursuant to our Corporate Governance Guidelines, our Board may combine the roles of the Chairman with that of the chief executive officer if it determines that this provides the most effective leadership model. Our Board also recognizes that it may be desirable to assign these roles to different persons from time to time to ensure that our Board remains independent and responsive to stockholder interests. If our Board combines the role of the Chairman with that of the chief executive officer, then our Board will also select a Non-Executive Chairman/Lead Director to schedule and chair executive sessions of our Board and to perform such other functions as are assigned to such Non-Executive Chairman/Lead Director by our Board on the recommendation of the Corporate Governance and Nominating Committee.
Our Board’s current belief is that the functions performed by the Chairman and the chief executive officer should continue to be performed by separate individuals in order to allow the Chairman to lead our Board in its fundamental role in providing guidance and oversight of management and the chief executive officer to focus on managing the day-to-day business of the Company. Our Board reevaluates its view on such leadership structure periodically.

Risk Oversight
The Company has historically placed a high level of importance on addressing, preempting and managing those matters that may present a significant risk to the Company. Our Board has oversight responsibility of the processes established to report and monitor material risks applicable to us. Our Board has delegated to management the responsibility to manage risk and bring to the attention of our Board the most material risks to our Company. The Company has robust internal enterprise risk management and executive and Board succession processes and a strong internal control environment to identify and manage risks and to communicate with our Board about these risks. Additionally, our Board has established financial guidelines concerning liquidity, coverage and leverage intended to allow the Company to maintain a strong balance sheet and financial flexibility in all market conditions while avoiding excessive financial risk. Our Board is updated regularly on relevant matters, including, but not limited to, cybersecurity, compliance with the financial guidelines and covenants, tax and accounting matters, litigation status, compliance with governmental regulations, quality controls, safety performance, strategic and operational and financial issues. Our Board frequently discusses these matters in detail in order to adequately assess and determine the Company’s potential vulnerability and consider appropriate risk management strategies and mitigating controls where necessary.
In accordance with the charter of the Audit Committee, the Audit Committee meets periodically with management to review our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee reports to our Board at each regularly scheduled meeting. Our Board also regularly meets separately with the Company’s independent auditors and internal auditors in executive session outside the presence of management.

Director Attendance
Our Board held ten meetings and our committees together held a combined total of twenty-two meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board during the period in which he or she was a director and (ii) the total number of meetings held by each committee on which he or she served during the period in which he or she was a director. Our Board expects each of the directors to attend all of the meetings of our Board and each of the committees on which he or she serves.
It is our policy that each director of the Company is also expected to attend each Annual Meeting, absent circumstances that prevent attendance. All of our then-serving directors attended the Annual Meeting held on August 3, 2016. We facilitate director attendance at the Annual Meetings by scheduling such meetings in conjunction with regular Board and committee meetings.

BRISTOW GROUP INC. – 2017 Proxy Statement – 8

Communication with Directors
Our Board welcomes the opportunity to hear from our stockholders and proactively engages with our stockholders on matters of interest such as executive compensation, corporate governance and Company strategy. Our Board maintains a process for stockholders and interested parties to communicate directly with our Board. All communications should be delivered in writing addressed to our Corporate Secretary at 2103 City West Blvd., 4th Floor, Houston, Texas 77042. The correspondence should be addressed to the appropriate party, namely: (i) Bristow Group Inc. - Board, (ii) Bristow Group Inc. - Corporate Governance and Nominating Committee, (iii) Bristow Group Inc. - Audit Committee, (iv) Bristow Group Inc. - Compensation Committee or (v) the individual director designated by full name or position as it appears in the Company’s most recent proxy statement. We also maintain policies for stockholders and other interested parties to communicate with the Lead Director of executive sessions or with the non-management directors as a group. Such communications should be delivered in writing to: Lead Director or Non-Management Directors of Bristow Group Inc., as the case may be, c/o Corporate Secretary, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042. Communications so addressed and clearly marked as “Stockholder Communications” will be forwarded by our Corporate Secretary unopened to, as the case may be, the Chairman of our Board or the then-serving Lead Director (being the independent director scheduled to preside at the next meeting of the non-management or independent directors).
All communications must be accompanied by the following information:

•
If the person submitting the communication is a security holder, a statement of the type and amount of the securities of the Company that the person holds; or, if the person is not a stockholder, a statement regarding the nature of the person’s interest in the Company; and

•	The address, telephone number and e-mail address, if any, of the person submitting the communication.
For more detail, refer to our Company Policy for Communication with our Board posted on our website, www.bristowgroup.com, under the “Governance” caption.

BRISTOW GROUP INC. – 2017 Proxy Statement – 9

COMMITTEES OF THE BOARD OF DIRECTORS
Our Board has standing Audit, Compensation and Corporate Governance and Nominating Committees. The charter for each of these committees is posted on our website, www.bristowgroup.com, under the “Governance” caption and is available free of charge on request to our Corporate Secretary at 2103 City West Blvd., 4th Floor, Houston, Texas 77042. During fiscal year 2017, the Audit Committee met four times, the Compensation Committee met eight times and the Corporate Governance and Nominating Committee met ten times. As of June 8, 2017, the members and chairperson for each of the Audit, Compensation and Corporate Governance and Nominating Committees were as set forth in the table below and each of the members of each such committee was determined to be independent as defined by the applicable NYSE and SEC rules. The members and chairperson for each committee set forth below were the same at the end of fiscal year 2017.

Independent Directors	Board Committees
	Audit	Compensation	Corporate Governance and Nominating
Thomas N. Amonett
Lori A. Gobillot
Ian A. Godden
David C. Gompert
A. William Higgins
Stephen A. King
Thomas C. Knudson
Mathew Masters
Biggs C. Porter
Bruce H. Stover
- Committee Chairperson
- Committee Member
- Audit Committee Financial Expert

Audit Committee
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee also monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors and reviews the Company’s financial reporting processes. The Audit Committee reviews and reports to our Board the scope and results of audits by the Company’s independent auditors and the Company’s internal auditing staff and reviews the audit and other professional services rendered by the independent auditors. It also reviews with the independent auditors the adequacy of the Company’s system of internal controls. It reviews transactions between the Company and the Company’s directors and officers, the Company’s policies regarding those transactions and compliance with the Company’s business ethics and conflict of interest policies.

BRISTOW GROUP INC. – 2017 Proxy Statement – 10

Our Board requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that the Company disclose whether or not the Company’s Audit Committee has an “audit committee financial expert” as a member, as defined by the SEC.
Our Board has reviewed the criteria set by the SEC and determined that all four members meet the financial literacy standards required by NYSE rules and qualify under the NYSE rules as having accounting or related financial management expertise. Our Board has also determined that Mr. King qualifies as an audit committee financial expert.

Compensation Committee
The Compensation Committee, among other matters:

•	approves the compensation of the Chief Executive Officer and all other executive officers;

•	evaluates the performance of the Company, Chief Executive Officer and all other executive officers against approved performance goals and other objectives and reports its findings to our Board;

•	reviews and approves changes in certain employee benefits and incentive compensation plans which affect executive officer compensation;

•	reviews and makes recommendations with respect to changes in equity-based plans and director compensation; and

•	prepares a report to be included in the Company’s annual proxy statement.
In order to assist the Compensation Committee in satisfying its responsibilities set forth above, the Compensation Committee from time to time engages independent legal counsel as well as an independent compensation consultant. Awards under equity-based plans are considered and approved by the Compensation Committee, which consists entirely of “non-employee directors,” as defined by Rule 16b-3 under the Exchange Act, all of whom satisfy the requirements of an “outside director” for purposes of
Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee assists our Board in:

•	identifying individuals qualified to become members of our Board consistent with criteria approved by our Board;

•	recommending to our Board the director nominees to fill vacancies and to stand for election at the next Annual Meeting;

•	developing and recommending to our Board the corporate governance guidelines to be applicable to the Company;

•	recommending committee assignments and chairperson designations for directors to our Board;

•	recommending to the Board the size and structure of the Board and each committee;

•	overseeing the evaluation process by which our Board or any committee thereof reviews our Board’s, any committee’s or management’s performance; and

•	overseeing the succession plan process for each of the Company’s senior executive officers, our Board and the Chairman of our Board.

BRISTOW GROUP INC. – 2017 Proxy Statement – 11

ITEM 1 - ELECTION OF DIRECTORS
Our Board currently consists of eleven directors. The term of office of all of our present directors will expire no later than the day of the Annual Meeting upon the election of their successors. Our Board has fixed the number of directors to be elected at the Annual Meeting at eleven. The directors elected at the Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Unless authority to do so is withheld by the stockholder, each proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors having beneficial ownership derived from presently existing voting power of approximately 9.5% of our common stock as of the Record Date have indicated that they intend to vote for the election of each of the nominees named below. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying proxy either will vote for such other person as our Board may nominate or, if our Board does not so nominate such other person, will not vote for anyone to replace the nominee. Except as described below, our management knows of no reason that would cause any nominee hereinafter named to be unable to serve as a director or to refuse to accept nomination or election.

Pursuant to our bylaws, in an Uncontested Election (as defined in our bylaws), the nominees for director receiving more votes cast for than against his or her election or re-election will be elected. In the event a nominee fails to receive more votes cast for than against his or her election or re-election, our Board will take action within 90 days of the stockholder vote to either accept or reject the letter of resignation submitted by such nominee. Our Board will promptly and publicly disclose its decision regarding whether or not to accept such nominee’s resignation letter. In a Contested Election (as defined in our bylaws), the nominees for director receiving a plurality of the votes cast will be elected. The proxyholder named in the accompanying proxy card will vote FOR each of the nominees named herein unless otherwise directed therein. In Contested Elections and Uncontested Elections, abstentions and instructions to withhold authority to vote for one or more of the nominees and broker nonvotes will result in those nominees receiving fewer votes but will not count as votes AGAINST a nominee.

Our Board recommends that stockholders vote FOR the election to our Board of each of the nominees named below.

Information Concerning Nominees
Our present Board proposes for election the following eleven nominees for director. Each of the nominees named below is currently a director of the Company and each was elected at the Annual Meeting held on August 3, 2016. All nominees for director are nominated to serve one-year terms until the Annual Meeting in 2018 and until their respective successors are elected and qualified, or until their earlier resignation, removal from office, or death.

We have provided information below about our nominees, including their age, citizenship and business experience during the past five years, including service on other boards of directors. Our Board considered overboarding concerns that were previously raised by an advisory firm concerning Mr. Stephen King, an independent member of our Board who currently serves as finance director for Caledonia while at the same time serving as a member of two other public company boards. After thorough review, our Board did not find that Mr. King’s executive duties combined with his other board memberships in any way diminished his ability to commit the requisite amount of time and energy to Board and Company matters. Mr. King was originally designated by Caledonia for election to our Board in 2011, and his service on our Board as well as the boards of Caledonia and TT Electronics are considered by Caledonia to form part of his executive responsibilities. Ultimately, the Board concluded that the Board and management continue to benefit significantly from Mr. King’s experience on other public company boards as well as his accounting and financial expertise and recommend that stockholders vote for his re-election to our Board.

We have also included information about each nominee’s specific attributes, experience or skills that led our Board to conclude that he or she should serve as a director on our Board in light of our business and structure. Unless we specifically note below, no corporation or organization referred to below is a subsidiary or other affiliate of Bristow Group Inc.

BRISTOW GROUP INC. – 2017 Proxy Statement – 12

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2006 Compensation since 2006 Audit from 2006 to May 2016	Thomas N. Amonett American Age: 73
Athlon Solutions, LLC (a private provider of specialty chemicals and related services to refineries and other industrial companies)
- President and Chief Executive Officer, since April 2013
Champion Technologies Inc. (a private, international specialty chemicals manufacturer)
- President, Chief Executive Officer and a director,
1999 – April 2013
American Residential Services, Inc. (a public company providing equipment and services for residential living)
- President, Chief Executive Officer and a director,
1997 – 1999

Public Companies:
- Orion Group Holdings, Inc.
(Audit & Nominating and Governance) (since 2007)
- Hercules Offshore, Inc.
(Nominating and Governance)
(2007 – November 2015)
Private Companies:
- T.F. Hudgins Inc. (since 2014)
- Champion Technologies Inc.
(1999 – 2013)

Board Recommendation:  Our Board concluded that Mr. Amonett should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Amonett is an attorney by education and he has extensive executive leadership experience that he has attained through serving as a chief executive officer for almost two decades. He also has significant board experience that he has attained through serving on the boards of several private and public companies in the energy services industry. Mr. Amonett’s legal insight and business acumen have proven to be invaluable assets for our Board and, in particular, in serving as Chairman of our Compensation Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2014	Jonathan E. Baliff American Age: 53
Bristow Group Inc.
- President and Chief Executive Officer,
since July 2014
- President,
June 2014 - July 2014
- Senior Vice President and Chief Financial Officer,
2010 - June 2014

NRG Energy, Inc. (a public, power and energy company)
- Executive Vice President, Strategy, 2008 - 2010

Credit Suisse, Global Energy Group (a public investment bank)
- Managing Director, 1996 - 2008
Private Companies: - Jewish Family Services of Houston (since 2011) - Georgetown University Graduate School of Foreign Service (Advisory Board) (since 2010)
Board Recommendation:  Our Board concluded that Mr. Baliff should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  As our President and Chief Executive Officer, Mr. Baliff provides a critical link between senior management and our Board. Mr. Baliff served on active duty in the U.S. Air Force for eight years from 1985 to 1993 in numerous assignments flying the F-4G Phantom including the first combat missions during the first Gulf War. Mr. Baliff’s commitment to safety originated from these experiences as an aviator. In addition to his military, aviation and financial experience, his extensive experience in the energy industry together with his knowledge of the culture, operations and clients of the Company assist our Board in making strategic decisions.

BRISTOW GROUP INC. – 2017 Proxy Statement – 13

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2012 Compensation since 2012 Governance since May 2016	Lori A. Gobillot American Age: 55
InVista Advisors LLC (a private project management and consulting company)
- Founding Partner and Consultant, since 2013
United Airlines, Inc. (a public air transportation company)
- Vice President, Integration Management,
October 2010 – 2012
Continental Airlines, Inc. (a public air transportation company)
- Vice President, Integration Management,
June 2010 – October 2010
- Staff Vice President, Assistant General Counsel and Assistant Secretary, 2006 – June 2010

Public Companies:
- Magellan Midstream Partners, L.P.
(Compensation Committee, Nominating and Governance Committee) (since June 2016)
Private Companies:
- Republic Airways Holdings (Compensation Committee) (Chairperson) (since May 2017)
- Agape Development Ministries
(since January 2015)
- GetGoing, Inc. (Advisory Board)
(2012 – January 2016)

Board Recommendation: Our Board concluded that Ms. Gobillot should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills: Ms. Gobillot is an attorney by education with extensive management and legal experience within the aviation industry as well as experience in private practice representing a variety of clients. Her years of experience at a capital intensive airline with a similar focus on safety, regulatory compliance, customer service and employee satisfaction add a helpful perspective to our Board’s deliberations. Her aviation background and legal knowledge allow her to contribute significantly as a member of the Compensation Committee and benefit our Board’s decision making process. Her expertise in corporate governance, which has been recognized by her being honored as a NACD Board Leadership Fellow, makes her highly qualified to serve as a member of the Corporate Governance and Nominating Committee. Her experience with fixed wing airlines is of particular use for our Board in connection with the Company’s strategic investment in Eastern Airways International Ltd. in February 2014 and Capiteq Limited (d/b/a Airnorth) (“Airnorth”) in February 2015.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2010 Audit since 2010 Governance since 2010	Ian A. Godden British Age: 63
Havelock Europa PLC (a public commercial furniture design and manufacturing company)
-Non-Executive Chairman since January 2017
Yokogawa Electric Corporation (a public electrical engineering and software company and parent company to KBC Advanced Technologies)
- Part-Time Senior Advisor, since April 2016
KBC Advanced Technologies (a former public consulting and software company dedicated to hydrocarbon processing)
- Non-Executive Chairman, 2011 – January 2013; and January 2015 – April 2016
- Executive Chairman, January 2013 – December 2014
- Senior Independent Non-Executive Director,
2008 – 2011
Glenmore Gas Inc. (a private energy company)
- Founder and Chairman, since 2004
Farnborough International Limited (a private subsidiary company of ADS described below)
- Chairman, 2009 – 2013
A|D|S Group Ltd. (a private trade organization that represents the U.K. civil aerospace, defense and security industries)
- Chairman, 2007 – 2011
Roland Berger Strategy Consultants (a private consulting company)
- U.K. Managing Partner, 2000 – 2004
Booz Allen and Hamilton (a private consulting company)
- U.K. Managing Partner, 1996 – 1998

Public Companies:
- Havelock Europa PLC (Audit Committee)
(since January 2017)
- KBC Advanced Technologies (Remuneration and Nominations Committees)
(2008 – April 2016)
(Audit) (2008 – 2011)
- E2V Technologies PLC
(Audit) (2003 – 2010)

Board Recommendation: Our Board concluded that Mr. Godden should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills: Mr. Godden received a Bachelor of Science degree in engineering from Edinburgh University in Scotland and an MBA from Stanford University in California. He has extensive practical experience in the aviation industry, particularly in the areas of aviation safety, training, technology and logistics management which are each critical to the Company at this stage of its growth. His international experience gained from decades of serving in executive roles in oil and gas companies in the international oil and gas sector and his background in strategic consulting aids our Board in reviewing decisions and developing the global strategy for the Company. Finally, his expertise in corporate governance, which has been recognized by his being honored as a NACD Board Leadership Fellow, makes him well suited to continue to serve as Chairman of our Corporate Governance and Nominating Committee.

BRISTOW GROUP INC. – 2017 Proxy Statement – 14

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2015 Governance since 2015 Compensation since August 2016	The Honorable David C. Gompert American Age: 71
United States Naval Academy
- Distinguished Visiting Professor for
National Security Studies, since 2010
RAND Corporation (a public policy research organization)
- Adjunct Senior Fellow, since 2010
- Senior Fellow, 2004 – 2009
- President, RAND Europe, 2000 – 2003
- Vice President, 1993 – 2000
Office of the Director of National Intelligence (United States government)
- Acting Director of National Intelligence, 2010
(chief intelligence advisor to President Obama)
- Principal Deputy Director, 2009 – 2010
Coalition Provisional Authority, Iraq
- Senior Advisor for National Security and Defense,
2003 – 2004
National Defense Research Institute (a federally funded research and development center)
- Director, 1993 – 2000

Public Companies:
- STG Group, Inc.
(Audit, Compensation, Nominations, Government Security, Business Performance) (since November 2015)
- Global Defense & National Securities Systems, Inc.
(Audit, Compensation, Nominating and Governance)
(2013 – November 2015)
Private Companies:
- Global Integrated Security (USA) Inc. (Chairman)
(2011 – July 2015)

Board Recommendation: Our Board concluded that Mr. Gompert should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Gompert holds a B.S. in Engineering from the U.S. Naval Academy and a M.P.A. from Princeton University’s Woodrow Wilson School of Public and International Affairs. Mr. Gompert has enjoyed a distinguished career in the U.S. government, holding senior positions including the Principal Deputy Director of National Intelligence, Acting Director of National Intelligence serving as President Barack Obama’s chief intelligence advisor, Special Assistant to President George H. W. Bush, and Special Assistant to Secretary of State Henry Kissinger. He is also a member of the Council on Foreign Relations, the Advisory Board of the Center for Cyber Studies at the U.S. Naval Academy and the Advisory Board of the Virginia Commission on Early Childhood Education. His extensive government and national security experience are expected to assist our Board in connection with the development of our search and rescue business in the United Kingdom and other potential search and rescue opportunities with various governments. Mr. Gompert’s experience in senior management positions in the private sector at Unisys and AT&T also provides additional perspectives to our Board. In addition, his prolonged and continued service on multiple public and private company boards make him highly qualified to continue to serve as a member of our Compensation Committee and Corporate Governance and Nominating Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since June 2016 Audit since August 2016	A. William Higgins American Age: 58
CIRCOR International, Inc. (a public, global diversified manufacturing company)
- Chairman, Chief Executive Officer and President,
2008 – 2012
- President and Chief Operating Officer, 2006 – 2008
- Executive Vice President and Chief Operating Officer,
2005 – 2006
Leslie Controls, Inc. (a subsidiary of CIRCOR that filed for bankruptcy protection in 2010 and successfully emerged from bankruptcy in 2011)
- Director and Vice President, 2008-2012
Honeywell International, Inc. (a public, diversified technology and manufacturing company)
- Vice President and General Manager, Americas, Honeywell Building Solutions, 2002 – 2004
- Vice President and General Manager, AlliedSignal Grimes Aerospace Company, 1999 – 2002
- General Manager, AlliedSignal Aerospace Valve and Component Repair and Overhaul Service, 1996 – 1999
- Director, East Asia Business Development, AlliedSignal Electronics Materials, 1992 – 1999
- Manager, East Asia Business Development, AlliedSignal Electronics Materials, 1991 – 1992

Public Companies:
- Albany International Corp.
(Compensation Committee)
(member since September 2016 and Chairman since May 2017)
- Kaman Corporation
(Finance) (member since 2013 and Chairman since 2016)
(Corporate Governance)
(since 2015)
(Personnel and Compensation)
(2009 – 2015)
- CIRCOR International, Inc.
(Chairman) (2008 – 2012)

Board Recommendation: Our Board concluded that Mr. Higgins should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Higgins is an engineer by education who started his career as an advanced technologies engineer at Pratt & Whitney Company, Inc. His professional background provides our Board with additional perspective on talent development, international operations and global strategic development, lean manufacturing and continuous improvement processes, government relations, acquisitions, and the oil and gas, distribution and industrial markets. In addition, his experience at Honeywell International, AlliedSignal and Pratt & Whitney provide him with a strong background in the aerospace industry. His executive experience, financial acumen and prior service on public company boards make him highly qualified to continue to serve as a member of our Audit Committee.

BRISTOW GROUP INC. – 2017 Proxy Statement – 15

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2011 Audit since 2011	Stephen A. King (1) British Age: 56
Caledonia Investments plc (a public investment company)
- Finance Director, since 2009
De La Rue plc (a public printer of commercial paper and bank notes for central banks)
- Group Finance Director, 2002 – 2009
Midlands Electricity plc (a public international power distribution and generation group)
- Group Finance Director, 1997 – 2002
Public Companies: - Caledonia Investments plc (since 2009) - TT Electronics (Audit) (since 2012) - The Weir Group plc (Audit) (2005 – 2009)
Board Recommendation: Our Board concluded that Mr. King should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills: Mr. King is a Fellow member of the Institute of Chartered Accountants in England and Wales with significant international finance expertise. Mr. King has been the Finance Director at Caledonia Investments plc since December 2009. He began his career as an accountant for Coopers & Lybrand (now PricewaterhouseCoopers LLP) and then worked his way up through the finance department of several companies to become the Finance Director for Caledonia, one of the most respected investment houses in the United Kingdom. He also has extensive experience on boards of public companies in the United Kingdom that allow him to bring a different perspective to Board deliberations that ultimately benefits our Board’s decision making process. His expertise in corporate governance has been recognized by his being honored as a NACD Board Leadership Fellow. Finally, his current experience as Senior Non-Executive Director and chairman of the audit committee of TT Electronics and former experience as chairman of the audit committee of The Weir Group plc, together with his financial and accounting expertise gained over almost two decades of serving as a finance director for various organizations, make him well suited to continue to serve as Chairman of our Audit Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2004 Governance from 2004 to April 2016 Compensation from 2004 to 2006 (Former) Executive Committee from 2006 to 2007	Thomas C. Knudson American Age: 71	Tom Knudson Interests (a private consulting company) - Founder and President, since 2004 ConocoPhillips (a public oil and gas company) - Senior Vice President, 1975 – 2004
Public Companies:
- Midstates Petroleum Company, Inc. (Chairman)
(April 2015 – November 2015)
(Interim Chairman)
(2014 – April 2015)
(Audit) (2014 – March 2015)
(Nominating and Governance)
(2013 – February 2016)
- MDU Resources Group Inc. (Compensation) (2008 – 2014)
- Natco Group Inc. (Presiding Director) (Governance, Nominating and Compensation) (2005 – 2009)
- Williams Partners L.P.
(Audit and Conflicts)
(2005 – 2007)
Private Companies:
- Trenegy Inc. (since January 2017)
- U.S. Naval Academy Foundation Athletics & Scholarship Program (since 2015)
- National Association of Corporate Directors (NACD) Texas Tri- Cities Chapter (since 2012)
- Episcopal Seminary of the Southwest (2012 – 2015)

Board Recommendation: Our Board concluded that Mr. Knudson should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Knudson has served as the Chairman of our Board since 2006. He holds a bachelor’s degree in aerospace engineering from the U.S. Naval Academy and a master’s degree in aerospace engineering from the U.S. Naval Postgraduate School. He served as a naval aviator, flying combat missions in Vietnam. His education, military service, and experience on the boards of MDU Resources Group Inc., Natco Group Inc., Williams Partners L.P. and Midstates Petroleum Company, Inc. provide additional perspectives to our Board. His prior service on the management committee at ConocoPhillips provides our Board with significant insight into the way customers in the energy industry operate. Finally, his service as a member of the NACD Tri-Cities Chapter Board and his expertise in corporate governance, as reflected by his being honored as a NACD Board Leadership Fellow, make him well suited to continue to serve as Chairman of our Board.

BRISTOW GROUP INC. – 2017 Proxy Statement – 16

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2011 Compensation since 2011	Mathew Masters (1) British Age: 44
Caledonia Investments plc (a public investment company)
- Head of Quoted Pool, since 2013
- Associate Director, 2008 – 2013
- Investment Executive, 2006 – 2008
Grant Thornton (an international accounting firm)
- Corporate Finance Senior Manager, 2000 – 2006
- Audit Manager, 1995 – 1999

Public Companies:
- Tribal Group plc
(2009 – 2012)
Private Companies:
- Satellite Information Services (Holdings) Ltd. (Audit)
(2007 – 2013)
- Celerant Consulting Investments Limited (Audit) (2007 – 2012)
- TCL Limited (2007 –2012)
- Seven Publishing Limited
(2009 – 2012)
- Celona Technologies Limited
(2006 – 2010)

Board Recommendation:  Our Board concluded that Mr. Masters should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Masters is an accountant by education who started his career at Grant Thornton. He has served on several private and public company boards in the United Kingdom and he has extensive international experience that together benefit our Board’s decision making process. His expertise in corporate governance has been recognized by his being honored as a NACD Board Leadership Fellow. He also brings significant accounting and financial expertise to the Compensation Committee.

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since June 2016 Audit since June 2016	Biggs C. Porter American Age: 63
Fluor Corporation (a public engineering, procurement, fabrication, construction and maintenance services company)
- Executive Vice President, Chief Financial Officer, since 2012
Tenet Healthcare Corporation (a public, diversified healthcare services company)
- Chief Financial Officer, 2006 – 2012
Raytheon Company (a public, international provider of products and services to defense and government markets)
- Acting Chief Financial Officer, 2005 – 2006
- Vice President and Controller, 2003 – 2006
TXU Corporation (a public, international energy company)
- Senior Vice President and Corporate Controller, 2000 – 2003
Northrop Grumman Corporation (a public, international provider of products and services to defense and government markets)
- Sector Vice President - Business Management (CFO), Integrated Systems and Aerostructure Sector,
1998 – 2000
- Vice President - Business Management (CFO), Commercial Aircraft Division, 1997 – 1998
- Vice President - Finance, Commercial Aircraft Division, 1995 – 1997
- Vice President and Controller, Assistant Treasurer, Vought Aircraft Company, 1990 – 1995
- Corporate Manager of External Financial Reporting, The LTV Corporation, 1987 – 1990

Private Companies:
- Texas Health Resources (Trustee) (since 2014)
- Dallas Area Chapter of the American Red Cross (Chairman) (Since July 2016) (Vice Chairman) (2014 to July 2016)
- Duke University Pratt School of Engineering (Board of Visitors) (since 2014)
- University of Texas at Austin McCombs School of Business (Advisory Board of Accounting Department) (since 2012)

Board Recommendation:  Our Board concluded that Mr. Porter should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Porter is an accountant by education with significant accounting and finance expertise. His experience as chief financial officer and controller in multiple public companies provides him with extensive knowledge of financial reporting, legal and audit compliance and risk management making him qualified to continue to serve as a member of the Audit Committee and our Board. His expertise in corporate governance has been recognized by his being honored as a NACD Governance Fellow. His aerospace, government contracting and energy sector background also benefits our Board’s decision making process and development of strategy.

BRISTOW GROUP INC. – 2017 Proxy Statement – 17

	Name, Citizenship & Age	Current or Former Principal Occupation, Position and Dates	Other Directorships (Committees, if any, and Dates)
Board since 2009 Compensation since 2009	Bruce H. Stover American Age: 68
Endeavour International Corporation (a public oil and gas company)
(Retired) Executive Vice President, Operations and Business Development, 2003 – 2010
Anadarko Petroleum Corporation (a public oil and gas company), 1980 – 2003
- Senior Vice President, Worldwide Business Development, 1999 – 2003
- Vice President, Worldwide Business Development,
1997 – 1999
- Vice President, Acquisitions, 1993 – 1997
- President and General Manager for Anadarko
Algeria Corporation, 1989 – 1993
- Chief Engineer, 1980 – 1989
Public Companies: - Midstates Petroleum Company, Inc. (Former Chairman) (November 2015 to October 2016) (Audit, Compensation, Nominating and Governance) (March 2015 to November 2016)
Board Recommendation:  Our Board concluded that Mr. Stover should continue to serve on our Board, in light of our business and structure, for the reasons set forth below.
Key attributes, experience and skills:  Mr. Stover is an engineer by education who spent many years serving in senior management in the energy business and brings the customer perspective to our Board. His expertise in corporate governance has been recognized by his being honored as a NACD Governance Fellow. In addition, much of his professional career was spent serving in the oil and gas industry outside of the United States, thus bringing an important international perspective to our Board. Finally, his decades of experience as a senior executive officer and more recent experience of serving on the compensation committee of another public company make him well suited to continue to serve as a member of our Compensation Committee.

(1)
Stephen A. King and Mathew Masters, directors and executive officers of Caledonia, were designated by Caledonia for election to our Board pursuant to a Master Agreement dated December 12, 1996 among the Company, a predecessor in interest to Caledonia and certain other persons in connection with our acquisition of 49% and other substantial interests in Bristow Aviation. The Master Agreement provides that so long as Caledonia owns (1) at least 1,000,000 shares of common stock of the Company or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation, Caledonia will have the right to designate two persons for nomination to our Board and to replace any directors so nominated. According to its most recent Form 13F filed with the SEC on April 13, 2017, Caledonia was the direct beneficial owner of 2,848,767 shares of our common stock as of March 31, 2017.

BRISTOW GROUP INC. – 2017 Proxy Statement – 18

EXECUTIVE OFFICERS OF THE REGISTRANT
Under our bylaws, our Board elects our executive officers annually. Each executive officer remains in office until that officer ceases to be an officer or his or her successor is elected. There are no family relationships among any of our executive officers. As of the close of business on June 8, 2017, our executive officers were as follows:

Name	Age	Position Held with Registrant
Jonathan E. Baliff	53	President, Chief Executive Officer and Director
L. Don Miller	54	Senior Vice President and Chief Financial Officer
Brian J. Allman	44	Vice President and Chief Accounting Officer
Alan Corbett	59	Vice President, Europe, Africa, Middle East, Asia (EAMEA)
Robert Phillips	49	Vice President, Americas
Steve Predmore	56	Vice President and Chief Safety Officer
Mary Wersebe	41	Vice President, Human Resources
Mr. Baliff was appointed as President and Chief Executive Officer in July 2014. He joined us and served as Senior Vice President and Chief Financial Officer from October 2010 to June 2014. Mr. Baliff also served as President from June 2014 to July 2014. Prior to joining the Company, Mr. Baliff had been the Executive Vice President, Strategy at NRG Energy since May 2008, where he led the development and implementation of NRG’s corporate strategy, as well as acquisitions and business alliances. Prior to joining NRG, Mr. Baliff was in Credit Suisse’s Global Energy Group, where he advised energy companies on merger and acquisition assignments and project and corporate financings since 1996, most recently as a Managing Director. Mr. Baliff started his business career at Standard and Poor’s and then JP Morgan’s Natural Resources Group. Mr. Baliff served on active duty in the U.S. Air Force for eight years from 1985 to 1993 in numerous assignments flying the F-4G Phantom, including the first combat missions during the first Gulf War. Mr. Baliff retired with the rank of Captain.
Mr. Miller was appointed as Senior Vice President and Chief Financial Officer in August 2015. He previously served as our Senior Vice President, Mergers, Acquisitions and Integration from June 2015 to August 2015. Before that he served as our Vice President, Mergers, Acquisitions and Integration from November 2014 to June 2015 and our Vice President, Strategy and Structured Transactions from 2010 to 2014. Prior to joining the Company, Mr. Miller worked as an independent consultant from 2008 to 2010 assisting companies in capital markets and in a financial advisory capacity. He was previously the post-petition President and Chief Executive Officer for Enron North America Corp. and Enron Power Marketing, Inc. from 2001 to 2007 and also served in senior financial positions with Enron, including Director – Finance and Vice President, Asset Marketing Group from 1998 to 2001. His career also includes seven years in senior financial positions with Citicorp Securities, Inc. and four years as an account executive with Dean Witter Reynolds, Inc. Mr. Miller is a Chartered Financial Analyst (“CFA”) charterholder.
Mr. Allman was appointed as Vice President and Chief Accounting Officer effective May 2016. He previously served as our Vice President, Chief Accounting Officer and Controller from November 2010 to May 2016. He joined us as Director of Financial Reporting in March 2006. In August 2007 he was promoted to Corporate Controller and was subsequently elected Chief Accounting Officer in April 2009. From September 2002 to March 2006, Mr. Allman worked as Financial Reporting Manager for Nabors Industries Ltd., a drilling and well servicing company. A Certified Public Accountant, Mr. Allman previously worked in public accounting as an Audit Manager with KPMG after beginning his career with Arthur Andersen LLP.
Mr. Corbett was appointed as Vice President, Europe, Africa, Middle East, Asia (EAMEA) effective June 2017.  He previously served as Region Director of the Europe Caspian Region from April 2015 to June 2017 and Region Director of the Europe Business Unit (EBU) from August 2014 to March 2015, in which capacities he had commercial and operational oversight of the region, including the successful transition to a fully Bristow-operated U.K. SAR service.  Prior to joining the Company in August 2014, Mr. Corbett worked since 1985 in a number of management positions with Baker Hughes, including vice president positions in the Middle East, Asia Pacific and Africa, most recently serving as Vice President, Sub Sahara Africa from 2011 to 2014.
Mr. Phillips was appointed as Vice President, Americas effective June 2017. He previously served as Vice President, Global Operations Services from April 2016 to June 2017. Prior to this role, Mr. Phillips served as Region Director of the Americas Region from July 2013 to April 2016, in which role he was responsible for operations and business development efforts in the region, and as Director of Flight Operations from April 2008 to July 2013. Since joining the Company in 2003, he has also served as Head of Flight Operations (Europe), Chief Pilot, Director of Training and Check Airman. Mr. Phillips has more than 10,000 total hours in flight time in both fixed and rotary wing aircraft, and holds certifications including Certified Flight Instructor (CFI), Certified Flight Instrument Instructor (CFII), Multi Engine Instructor (MEI), Designated Pilot Examiner (DPE) and Air Transport Pilot (ATP). He began his flying career in the U.S. Army in 1988. He graduated flight school in 1989 from Fort Rucker, Alabama, and served five years on active duty and another five in the Louisiana National Guard before transitioning to civilian helicopter services in the Gulf of Mexico.

BRISTOW GROUP INC. – 2017 Proxy Statement – 19

Mr. Predmore was appointed as Vice President and Chief Safety Officer effective October 2013. Prior to joining the Company, Mr. Predmore served in senior leadership roles within the aviation industry, including from 2001 to 2012 with JetBlue Airways as Vice President and Chief Safety Officer, and from 1995 to 2001 with Delta Air Lines as Director Safety Performance and Quality. While at JetBlue, he helped the organization achieve industry-leading performance in lowest rates of injuries and aircraft damages. Most recently Predmore was Senior Vice President of safety for MV Transportation from 2012 to 2013, where he led the transition from a traditional HSE operating model to a robust safety management system. Mr. Predmore also has been active in the aviation industry, having served at one time as a Transportation Research Specialist and Special Assistant to the Vice Chairman of the National Transportation Safety Board (NTSB). In 2011 he was appointed by the U.S. Secretary of Transportation to serve on the Management Advisory Committee to the FAA administrator, which followed successive leadership roles with three FAA Aviation Rulemaking Committees, the Air Transport Safety Council and the Global Aviation Information Network (GAIN). Mr. Predmore is an expert on human factors and has published papers on aviation safety and human factors. He has a Ph.D. in Social Psychology from the University of Texas at Austin and a Bachelor’s degree in Psychology from Drake University.
Ms. Wersebe was appointed as Vice President, Human Resources effective August 2016. She previously served as the Company’s Interim Chief Administration Officer from June 2016 to August 2016. She joined the Company as Director, Human Resources Global Operations in May 2014. Prior to joining the Company, Ms. Wersebe was director human resources at Exterran from 2007 to 2014. Ms. Wersebe also served in human resources roles for Halliburton from 1999 to 2000 and 2001 to 2002, Aspen Technology from 2000 to 2001 and Ocean Energy from 2002 to 2003 after beginning her career with Browning Ferris Industries in 1997.

BRISTOW GROUP INC. – 2017 Proxy Statement – 20

SECURITIES OWNERSHIP

Holdings of Principal Stockholders
The following table shows certain information with respect to beneficial ownership of our common stock held by any person known by us to be the beneficial owner of more than five percent of any class of our voting securities:

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class (1)
Ariel Investments, LLC................................................................. 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	9,789,512 (2)	27.80%
BlackRock, Inc............................................................................... 55 East 52nd Street New York, NY 10055	3,995,437(3)	11.35%
Balayasny Asset Management L.P................................................. 181 West Madison, Suite 3600 Chicago, IL 60602	3,413,166(4)	9.69%
Dimensional Fund Advisors LP...................................................... Building One 6300 Bee Cave Road Austin, TX 78746	2,938,360(5)	8.34%
Caledonia Investments plc............................................................. 2nd Floor, Stratton House 5 Stratton Street London, England W1J 8LA	2,848,767(6)	8.09%
The Vanguard Group....................................................................... 100 Vanguard Blvd. Malvern, PA 19355	2,364,772(7)	6.72%
Morgan Stanley.............................................................................. 1585 Broadway New York, NY 10036	1,786,447(8)	5.07%
Coltrane Asset Management, L.P.................................................... 250 West 55th Street, 16th Floor New York, NY 10019	1,773,585(9)	5.04%

(1)	Percentage of the 35,213,991 shares of common stock of the Company outstanding as of March 31, 2017.

(2)
According to a Schedule 13G/A filed on February 14, 2017 with the Securities and Exchange Commission, Ariel Investments, LLC (“Ariel”), in its capacity as an investment advisor, may be deemed to beneficially own all of such shares. Ariel has sole voting power with respect to 9,215,444 of such shares and sole dispositive power with respect to all of such shares. The Schedule 13G/A states that Ariel’s adviser clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all of such shares. It further states that Ariel Fund and Ariel Appreciation Fund, each a series of Ariel Investment Trust, an open-end management investment company, have an economic interest in more than 5% of the subject securities in the Schedule 13G/A.

(3)
According to a Schedule 13G/A filed on January 12, 2017 with the Securities and Exchange Commission, BlackRock, Inc. has sole voting power with respect to 3,906,817 of such shares and sole dispositive power with respect to 3,995,437 of such shares. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares of common stock, and no one person’s interest in such shares of common stock is more than 5% of the total outstanding shares of common stock.

(4)
According to a Schedule 13G/A filed on February 14, 2017 with the Securities and Exchange Commission, Dmitry Balyasny, as the sole managing member of the general partner of Balyasny Asset Management, L.P. (“BAM”), and BAM, by virtue of its role as investment manager to the following entities, Atlas Master Fund, Ltd., Atlas Global, LLC, Atlas Global Investments, Ltd., Atlas Institutional Fund, LLC, Atlas Institutional Fund, Ltd., Atlas Global Japan Unit Trust, Atlas Enhanced Master Fund, Ltd., Atlas Enhanced Fund, L.P., Atlas Enhanced Fund, Ltd., BAM Zie Master Fund, Ltd., BAM Zie Fund, LLC and BAM Zie Fund, Ltd., beneficially own such shares and reported sole voting and sole dispositive power with respect to all of such shares.

BRISTOW GROUP INC. – 2017 Proxy Statement – 21

(5)
According to a Schedule 13G/A filed on February 9, 2017 with the Securities and Exchange Commission, Dimensional Fund Advisors LP (“DFA”) has sole voting power with respect to 2,883,646 of such shares and sole dispositive power with respect to 2,938,360 of such shares. The Schedule 13G/A states that DFA, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of DFA may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, DFA or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all of such shares of common stock reported above are owned by the Funds. Dimensional disclaims beneficial ownership of all such shares.

(6)
According to a Schedule 13D filed on November 19, 2015, as amended by Amendment No. 1 previously filed on February 18, 2016 and as further amended by Amendment No. 2 filed on February 22, 2017, with the Securities and Exchange Commission, (i) Caledonia Investments plc (“Caledonia”) has sole voting power and sole dispositive power with respect to all of such shares, and (ii) Cayzer Trust Company Limited (“Cayzer Trust”) may be deemed to control Caledonia given its direct holdings of 35.51% of the outstanding capital stock of Caledonia. The Schedule 13D, as amended, states that to the extent that, by virtue of the relationship between Cayzer Trust and Caledonia described in the Schedule 13D, Cayzer may be deemed to share indirect beneficial ownership of the shares of the common stock of the Company owned directly by Caledonia, Cayzer expressly disclaims all such beneficial ownership.

(7)
According to a Schedule 13G/A filed on February 10, 2017 with the Securities and Exchange Commission, The Vanguard Group (“Vanguard”) has sole voting power with respect to 39,395 of such shares, shared voting power with respect to 1,898 of such shares, sole dispositive power with respect to 2,325,281 of such shares and shared dispositive power with respect to 39,491 of such shares.

(8)
According to a Schedule 13G filed on April 18, 2017 with the Securities and Exchange Commission, Morgan Stanley (“Morgan Stanley”) has sole voting power with respect to 1,753,191 of such shares, shared voting power with respect to 32,477 of such shares and shared dispositive power with respect to all of such shares.

(9)
According to a Schedule 13G filed on February 8, 2017 with the Securities and Exchange Commission, each of Coltrane Asset Management, L.P. (“CAM”), Coltrane Asset Management Holdings, Ltd. (“CAMH”), Coltrane Master Fund, L.P. (“CMF”), Coltrane GP, LLC (“CGP”) and Mandeep Manku has sole voting and dispositive power with respect to all of such shares. The Schedule 13G states that CAM serves as investment manager to CMF and as such, CAM has been granted investment discretion over portfolio investments, including the shares of common stock of the Company, held for the account of CMF. CGP is the general partner of CMF. CAMH is the general partner of CAM. Mandeep Manku is the sole member of CGP and the sole shareholder of CAMH.

BRISTOW GROUP INC. – 2017 Proxy Statement – 22

Holdings of Directors, Nominees and Executive Officers
The following table shows how many shares (i) each of our directors, (ii) each of our Named Executive Officers included in the Summary Compensation Table on page 51 of this proxy statement and (iii) all of our directors and executive officers as a group beneficially owned as of the close of business on June 8, 2017:

Name (1)	Shares Directly and Indirectly Owned as of June 8, 2017 (2)	Options Exercisable on or prior to August 8, 2017	Total Shares Beneficially Owned (3)	Percent of Class (4)
Jeremy Akel(5)	16,534	105,433	121,967	*
Chet Akiri	5,565	60,665	66,230	*
Brian J. Allman	3,678	26,604	30,282	*
Thomas N. Amonett	23,853	8,125	31,978	*
Jonathan E. Baliff	60,844	237,365	298,209	*
E. Chipman Earle	19,535	82,613	102,148	*
Lori A. Gobillot	13,818	—	13,818	*
Ian A. Godden(6)	42,915	—	42,915	*
David C. Gompert	13,562	—	13,562	*
A. William Higgins(7)	12,242	—	12,242	*
Stephen A. King(3)	—	—	2,848,767	8.1%
Thomas C. Knudson	60,006	—	60,006	*
Mathew Masters(3)	—	—	2,848,767	8.1%
L. Don Miller	12,199	93,446	105,645	*
Biggs C. Porter(8)	12,242	—	12,242	*
Bruce H. Stover	19,467	—	19,467	*
Hilary S. Ware(9)	35,084	108,990	144,074	*
All directors and executive officers as of June 22, 2017 as a group (17 persons) (3)	276,848	417,338	3,542,953	10.0%

*	Less than 1%.

(1)	The business address of each director and executive officer is 2103 City West Blvd., 4th Floor, Houston, Texas 77042.

(2)	Excludes unvested restricted stock over which the holders do not have voting or dispositive powers.

(3)
Because of the relationship of Messrs. King and Masters to Caledonia, Messrs. King and Masters may be deemed indirect beneficial owners of the 2,848,767 shares of common stock owned by Caledonia (see “Securities Ownership - Holdings of Principal Stockholders”). Pursuant to applicable reporting requirements, Messrs. King and Masters are reporting indirect beneficial ownership of the entire amount of our securities owned by Caledonia but they disclaim beneficial ownership of such shares.

(4)
Percentages of our common stock outstanding as of June 8, 2017, adjusted for each Named Executive Officer, executive officer and director to include such Named Executive Officer’s, executive officer’s and director’s total shares beneficially owned as of such date.

(5)	All of Mr. Akel’s options expired on June 19, 2017 in accordance with the terms of the Akel Separation Agreement (as defined below).

(6)	Includes 17,950 shares over which Mr. Godden shares investing and voting control with his wife.

(7)	Mr. Higgins was appointed to our Board effective as of June 27, 2016.

(8)	Mr. Porter was appointed to our Board effective as of June 14, 2016.

(9)	All of Ms. Ware’s options expire on August 1, 2017 in accordance with the terms of the Ware Separation Agreement (as defined below).

BRISTOW GROUP INC. – 2017 Proxy Statement – 23

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
This section of the proxy statement provides information regarding our executive compensation program for fiscal year 2017 for (i) our Chief Executive Officer and our Chief Financial Officer, (ii) each of our three most highly compensated executive officers, other than our Chief Executive Officer and our Chief Financial Officer, who were executive officers of the Company as of March 31, 2017 (our fiscal year end), and (iii) our former Chief Operating Officer who served in such position during a portion of fiscal year 2017 before departing the Company in April 2016 and our former Senior Vice President and Chief Administration Officer who served in such position during a portion of fiscal year 2017 before departing the Company in July 2016. For fiscal year 2017, these individuals were our “Named Executive Officers” (or “NEOs”) and consisted of the following:

Our Named Executive Officers
Name	Title
Jonathan E. Baliff	President and Chief Executive Officer
L. Don Miller	Senior Vice President and Chief Financial Officer
Brian J. Allman	Vice President and Chief Accounting Officer
K. Jeremy Akel(1)	former Senior Vice President and Chief Operating Officer
Chet Akiri(1)	former Senior Vice President and Chief Commercial Officer
E. Chipman Earle(1)	former Senior Vice President, Chief Legal and Support Officer and Corporate Secretary
Hilary S. Ware(1)	former Senior Vice President and Chief Administration Officer

(1)	Mr. Akel departed the Company on April 18, 2016, Ms. Ware departed the Company on July 1, 2016 and Messrs. Akiri and Earle departed the Company on June 8, 2017.
This section of the proxy statement is divided into the following four subsections:

•	Executive Summary;

•	About Our Executive Compensation Program – Our Compensation Philosophy and Peer Groups;

•	How Compensation Is Delivered; and

•	Executive Compensation Program Governance.
You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our NEOs (see “Item 2 – Advisory Approval of Executive Compensation” on page 64 of this proxy statement), as it contains information that is relevant to your voting decision.

Key Compensation Decisions
Fiscal Year 2017 and Prior Related Decisions

•
Base salaries for all of management, including each of our NEOs, have remained frozen for each of fiscal year 2016, fiscal year 2017 and fiscal year 2018, except in extraordinary circumstances such as significant changes in job responsibilities associated with a change in title where market data supported a change in salary.

•
Prior to our Compensation Committee’s consideration of his award, our Chief Executive Officer advised that he would not accept an annual cash incentive award for fiscal year 2017 in recognition of the continuing challenges faced by the Company as a result of the oil and gas market downturn and other external events such as the grounding of the Airbus Helicopters H225 fleet.

•
As part of our company-wide cost reduction efforts, our Compensation Committee cancelled and terminated the Company’s annual incentive cash awards for fiscal year 2016, chose to fund only 30% of the overall targeted amount of annual incentive cash awards for fiscal year 2017 and elected not to exercise its discretion to grant other awards outside of such annual incentive cash awards and did not make any other changes to the compensation of management to replace the cancelled and reduced annual cash incentive awards for each of fiscal years 2016 and 2017, respectively.

BRISTOW GROUP INC. – 2017 Proxy Statement – 24

•
Long-term incentive equity and performance cash awards granted to our CEO for fiscal years 2015, 2016 and 2017 had an aggregate realizable value at March 31, 2017 equal to 54% of the grant date value of such awards, reflecting declines in our stock price over the prior three fiscal years.

•
The Stock Ownership Guidelines were expanded to include a maintenance requirement pursuant to which an officer or director who has satisfied the applicable initial holding requirement may only sell shares of the Company if, immediately after such sale, the market value of the officer’s or director’s remaining stock, including unvested restricted stock and restricted stock units, will be at least equal in value to the applicable holding requirement at such time.

Fiscal Year 2018 Decisions as Part of a Compensation Plan Redesign

•
On June 12, 2017, our Compensation Committee approved a redesign of the Company’s executive compensation program that was intended to align better with the Company’s business strategy while at the same time addressing current best market practices and specific concerns raised by stockholders who met with the Chairman of the Compensation Committee and management regarding share dilution, financial metrics and certain performance cash measurement and payment practices.

Program Change	Rationale
Annual Incentive Compensation
Replaced Bristow Value Added (BVA) with Return on Invested Capital (ROIC)	Respond to stockholder concerns about the use of a bespoke performance metric, moving from BVA to a more widely recognized financial return measure
Increased weighting on Strategic Goals to 50%	Enhance focus on strategic STRIVE goals (as more specifically defined on page 41 of this proxy statement) to align awards with achievement against key strategic business objectives
Long Term Incentive (LTI) Compensation
Increased Performance Cash to 50% of total LTI mix	Increase emphasis on performance-based compensation and reduce stockholder dilution from equity-based awards at lower stock prices
Added an absolute TSR cap and floor to our Performance Cash awards	Enhance alignment of Performance Cash payouts with absolute returns experienced by our stockholders
Added an EPS performance goal to our Performance Cash awards
Respond to stockholder concerns about using relative TSR as our sole long-term performance measure and enhance alignment of performance cash payouts with long-term financial performance over which management has more direct control

Program Governance
Adopted a Clawback Policy that applies to all cash and equity compensation for our officers	Better align with generally accepted best practices for executive compensation governance
Post-Termination Benefits
Added double-trigger vesting to our long-term incentive awards in the context of a change-in-control	Better align with peer group and broader market trends
Reduced cash severance for termination not in connection with a change-in-control
Eliminated accelerated vesting of long-term incentive awards for termination not in connection with a change-in-control

BRISTOW GROUP INC. – 2017 Proxy Statement – 25

Changes to FY 2018 Annual Incentive Plan Measures

◦	Return on Invested Capital (“ROIC”) is defined as follows:

EBIT (Earnings before interest and taxes) less taxes and earnings from unconsolidated affiliates
Invested Capital(1)

(1)“Invested Capital” is defined as total assets, less cash, cash equivalents, investments in unconsolidated affiliates and non-interest bearing liabilities.
The Board and Compensation Committee have reviewed and approved quantitative and qualitative Company and individual goals applicable to the STRIVE performance portion of incentive cash awards at the beginning of the fiscal year which will serve as an objective benchmark for purposes of measuring performance at the end of the fiscal year.
Changes to FY2018 Long-Term Incentive Program

◦	In addition to the changes shown, restricted stock unit awards granted to most employees (not including our NEOs) will be settled in cash to reduce the impact on stockholder dilution.

BRISTOW GROUP INC. – 2017 Proxy Statement – 26

Executive Summary
The oil and gas business environment experienced a significant downturn and volatility during fiscal years 2015, 2016 and 2017. Brent Crude oil prices declined from approximately $106 per barrel at July 1, 2014 to approximately $51 per barrel at March 31, 2017. The oil price decline and volatility has negatively impacted the cash flow of our clients and has resulted in their implementation of measures to reduce their operating and capital costs in fiscal years 2015, 2016 and 2017, which in turn has resulted in reduced demand for oil and gas transportation services.
Despite our successful efforts through the continued downturn to preserve our cash and manage revenue and margin declines through (1) cost reductions and capital efficiencies and (2) diversification into other lines of service such as search and rescue (SAR), fixed wing and unmanned air vehicles (UAV), our stock price has remained highly correlated with the market price of oil. As shown below, our share price over the past three years has tracked the decline in oil prices, and in the past year continued declines in offshore logistics spending.

BRS vs. Oil Price - Historical Performance

$120
$100
$80
$60
$40
$20
$0
3/31/2014
6/30/2014
9/30/2014
12/31/2014
3/31/2015
6/30/2015
9/30/2015
12/31/2015
3/31/2016
6/30/2016
9/30/2016
12/31/2016
3/31/2017
Oil (Brent)
BRS

We continue to seek ways to operate more efficiently in this difficult market and work with our clients to improve the efficiency of their operations. We achieved approximately $80.0 million of annualized cost savings in fiscal year 2017 relative to our original fiscal year 2017 operating plan by proactively implementing operating cost initiatives, and further general and administrative (G&A) cost reductions, cash savings and capital deferrals are either already in effect or planned for fiscal year 2018. Separately, we were able to increase our financial flexibility in fiscal year 2017 by amending certain financial covenants in each of our senior secured credit agreements, entering into new secured equipment financings with each of Lombard North Central Plc and Macquarie Bank Limited that resulted in aggregate proceeds of $400 million funded in fiscal year 2017, and executing a commitment letter with PK Transportation Finance Ireland Limited for an approximate $230 million secured equipment financing, subject to adjustment based on negotiations and the number of aircraft involved, that is expected to fund in the early part of fiscal year 2018.
In early fiscal year 2018, we took additional steps to achieve cost efficiency by optimizing our operations around two primary geographical hubs in key areas of our business, Europe and the Americas. We took significant steps to reduce G&A costs that included

BRISTOW GROUP INC. – 2017 Proxy Statement – 27

downsizing our corporate office and the departure of multiple senior executive officers. Consistent with our STRIVE strategy that is described in more detail on page 41 of this proxy statement, the new Bristow is better repositioned to win contracts because it is a more regionally focused and cost efficient business.
The Simmons Offshore Transportation Services Group (the “Simmons Group”) is our peer group for purposes of measuring the Company’s TSR, which has been and continues to be used by our Compensation Committee to calculate the payout for our long-term performance cash awards. This practice continues and is expected to continue for one half of the expanded June 2017 and future performance cash awards, with the other half of such awards based on absolute improvement in adjusted earnings per share. In order to demonstrate the alignment of CEO pay relative to our performance against the Simmons Group, we compared (a) CEO realizable pay as a percent of target total direct compensation for the three-year period from April 1, 2014 to March 31, 2017 to (b) our TSR performance relative to the Simmons Group over the same period. Realizable pay includes base salary, actual annual incentive awards earned, actual long-term cash awards earned for performance during the period, and the intrinsic value of restricted stock units and stock options granted during the period, valued as of March 31, 2017. The following chart highlights that our focus on pay for performance and emphasis on long term incentives aligns the interests of management with those of our stockholders, even in a downturn:

200%
100%
0%
CEO Realizable Pay(1) As a Percent of Target
BRS
Realizable pay(1)
39% below target
60th
Percentile
performance
Performance
Above Median
Realizable pay
below target
50th
Percentile
100th
Percentile
Bristow TSR Performance vs. Performance Peers FY 2015 - FY 2017

(1)
Realizable pay is the sum of base salary, annual incentive award paid, face value of restricted shares granted during the period as of March 31, 2017, in-the-money value of stock options granted during the period as of March 31, 2017, value of performance cash earned for the performance period ended March 31, 2017 and target value of outstanding performance cash awards granted during the period but not yet earned.

The Relationship Between Our Fundamental Philosophy, Long-Term Strategy and Executive Compensation Program for Fiscal Year 2017
We are a leading provider of industrial aviation services offering transportation, search and rescue and aircraft support services, including helicopter maintenance and training, to government and civil organizations worldwide. We believe in living and working in the “Bristow Way” which we believe defines us as an organization and as people: “We are Bristow: Lifting the world, Creating what’s possible, Doing it for you.” We strive to build on our heritage of providing the safest and most efficient helicopter services and aviation support worldwide while providing industry-leading value to our clients, fellow employees and stockholders. We live our core values

BRISTOW GROUP INC. – 2017 Proxy Statement – 28

of safety, teamwork, integrity, excellence, fulfillment and profitability. Our top core value of safety is reflected in our “Target Zero” culture, which is our shared commitment to zero accidents, zero harm to people and zero harm to the environment. Our strategic objectives for fiscal year 2017 were organized around client success, exceptional people, operational excellence and profitable growth, each of which supports our long-term strategy of diversifying to become the leading global industrial aviation services provider.
Our executive compensation program for fiscal year 2017 was designed to support and reinforce this long-term strategy and each of our strategic objectives while at the same time aligning the interests of our management with those of our stockholders. Our primary compensation principle, pay for performance, supports this objective. For example, our annual incentive awards for fiscal year 2017 included key performance indicators in the areas of safety and Bristow Value Added (BVA) that tied directly to our strategic objectives in the areas of operational excellence and profitable growth, respectively. BVA is a customized financial performance metric that measures our returns relative to our cost of capital. Additionally, satisfying our objectives in the areas of client success and exceptional people is designed to have a direct positive impact on BVA and reward our executive officers through the individual element of our annual incentive cash compensation plan. Finally, our long-term incentives focus on delivering strong stockholder returns over time, which tie directly to our growth objective and further align the interests of our management with those of our stockholders.

Our Fundamental Philosophy and Strategic Objectives, underpinned by our Core Values, drive our Executive Compensation Program for Fiscal Year 2017

Our Fundamental Philosophy		Our Long-Term Strategy, Strategic Objectives and FY2017 Action Plan		Our Executive Compensation Program for Fiscal Year 2017
We are Bristow Lifting the world Creating what’s possible Doing it for you	➧
Our long-term strategy:
Diversify to become the leading global industrial aviation services provider

Our strategic objectives:
profitable growth,
operational excellence,
client success and
exceptional people

Our fiscal year 2017 Action Plan:
1. Global safety improvement
2. Cost and efficiency improvement
3. Prudent pursuit of opportunities

➧
•    Safety performance is a key measure of operational excellence and client success in our annual incentive cash compensation plan.
•    BVA measures operational excellence and profitable growth and is directly impacted by achievement of objectives around client success and exceptional people.
•    Individual performance component of our annual incentive award determination recognizes individual contributions to BVA, safety performance and operational excellence.
•    Long-term incentive compensation is the largest single component of our executives’ compensation – emphasizing focus on delivering profitable growth through strong stockholder returns over time.

Our Core Values: Safety, Teamwork, Integrity, Excellence, Fulfillment & Profitability govern and underpin all we do.
Through our annual and long-term incentives, the Compensation Committee seeks to incentivize prudent financial growth and strong individual performance in the areas of value realization to our clients, a strong sense of commitment and ownership in our people, and continuous improvement in the safe execution of our operations.

Key Characteristics of our Executive Compensation Redesign Aligned with Stockholder Interests and Input
We design our executive compensation program to be performance driven, competitive with the market and responsibly governed to mitigate excessive risk-taking. We continually challenge ourselves to ensure that our executive compensation program provides meaningful incentives and benefits that are consistent with sound governance principles and market conditions while at the same time aligning the interests of our management and stockholders. As noted previously, we have recently redesigned our executive compensation program in response to input received from stockholders in fiscal year 2017 to provide the following:

BRISTOW GROUP INC. – 2017 Proxy Statement – 29

Strong Alignment with Stockholders (What We Continue to Do)
✓
Pay for Performance. We place a heavy emphasis on variable pay with approximately 81% of the value of NEO pay contingent upon a combination of financial and operational performance and growth in long-term stockholder value.
✓
Performance-Based Long-Term Incentives. We use performance-based long-term incentive awards for which value is contingent upon either stock price performance relative to the grant date, in the case of restricted stock units and stock options, or total stockholder return performance relative to other offshore transportation companies, in the case of performance cash.

✓	Stock Ownership Guidelines. We reinforce the alignment of stockholders and our executives and directors by requiring significant levels of stock ownership be met and subsequently maintained.
✓	Independent Oversight. The Compensation Committee is comprised of independent directors and engages the services of an independent compensation consultant and outside legal counsel.	✓
Comprehensive Risk Assessment. The Compensation Committee continually monitors compensation policies, programs and practices with their independent compensation consultant and outside counsel to ensure that they do not encourage excessive risk taking.

✓	Stockholder Engagement. We meet with large stockholders to discuss matters of interest.
✓
Clawback Policy. Individuals deemed to have violated our Code may lose a portion or all of their annual incentive award compensation as determined by the Compensation Committee on a case by case basis.
✓
Cap Annual Cash Incentive Awards and LTIP Awards. We cap annual cash incentive awards at a certain percentage of the executive’s base salary as well as LTIP awards as a total number of shares or cash, as applicable.

What We Will Begin Doing in June 2017
✓	Use relative and absolute performance metrics to determine the payment of future performance cash awards under the Company’s LTIP.	✓	Require double trigger vesting for outstanding equity and performance cash in the event of a change of control.
✓	Increase the performance cash portion of the Company’s LTIP from 33% to 50% to ensure that at least 50% of LTIP awards going forward are performance based.	✓
Reduce severance payments to officers outside of a change of control by limiting annual bonus payments to a pro rated amount of any outstanding bonus, and requiring forfeiture of any unvested restricted stock units, options and performance cash upon termination.

✓
Reduce stockholder dilution by decreasing the relative amount of restricted stock units and options awarded to LTIP participants and changing the settlement for most participants’ restricted stock units from shares of common stock to an equivalent amount of cash.
		✓	Institute a robust financial restatement clawback policy applicable to cash and equity incentives of our executive officers as described on page 49 of this proxy statement.

Sound Governance Principles (What We Do Not Do)
⦸	Tax Gross-ups. No excise tax gross-ups.	⦸	Guaranteed Bonuses. No guaranteed annual or multi‑year bonuses.
⦸	Repricing Stock Options. Prohibition on repricing of stock option awards.	⦸	Perquisites. No significant compensation in the form of perquisites for NEOs.
⦸	Pledging or Hedging Company Stock. Prohibitions on the pledging (unless our Interim General Counsel consents to the pledge) or hedging of Company stock.	⦸	Dividend Equivalents. No dividend equivalents are paid prior to vesting of performance awards (and never on unearned portion of awards).
⦸
Automatic Base Salary Increases. The base salaries of our NEOs are reviewed annually and were not increased for fiscal years 2016, 2017 and 2018 due to a freeze of base salaries of all of our management, including our NEOs (except in extraordinary circumstances such as significant changes in job responsibilities associated with a change in title where market data supported a change in salary).
		⦸	Employment Agreements. The Compensation Committee discontinued entering into employment agreements with executive officers hired after June 2012.
		⦸	Single-Trigger Change of Control Benefits. Beginning with fiscal year 2018 long-term incentive awards, we no longer provide for any single-trigger cash or equity payments upon a change of control.

BRISTOW GROUP INC. – 2017 Proxy Statement – 30

Performance and Pay Highlights in Fiscal Year 2017
Despite the continued oil and gas market downturn and volatility in fiscal year 2017, we achieved the following significant accomplishments with respect to each of our fiscal year 2017 strategic objectives in furtherance of the Bristow Way:

•	Profitable Growth

◦	Objective: Achieve outstanding stockholder return and increase year-over-year Bristow Value Added (BVA).

◦	Accomplishments

▪
In the face of the continued oil and gas market downturn and the grounding of the Airbus Helicopters H225 fleet, which resulted in increased lease and personnel costs for replacement aircraft, we ended fiscal year 2017 with $357.0 million of liquidity.

▪
In March 2017, we were awarded a contract by Apache North Sea Ltd. with a primary term of five years plus an extension to provide helicopter service starting in September 2017 to the Forties and Beryl Fields from our base in Aberdeen, Scotland. We were awarded the contract over several competing operators, including the incumbent, which had provided service to Apache North Sea Ltd. since 2010.

▪
We achieved approximately $80.0 million of annualized cost savings in fiscal year 2017 relative to our original fiscal year 2017 operating plan by proactively implementing operating cost initiatives, and further cost reductions, cash savings and capital deferrals are either already in effect or planned for fiscal year 2018.

▪
In anticipation of offshore exploration and production spend remaining low, we improved liquidity and financial flexibility by entering into new secured equipment financings with each of Lombard North Central Plc and Macquarie Bank Limited that resulted in aggregate proceeds of $400.0 million funded in fiscal year 2017, and executing a commitment letter with PK Transportation Finance Ireland Limited for an approximate $230.0 million secured equipment financing that is expected to fund in fiscal year 2018.

▪	We successfully amended certain financial covenants in each of our senior secured credit agreements, providing additional financial flexibility through the oil and gas market downturn.

•	Operational Excellence

◦	Objective: Streamline and standardize operational processes and technology to ensure safety, efficiency and service.

◦	Accomplishments

▪
Fiscal year 2017 saw year-over-year improvement in the Company’s safety performance with a Total Recordable Injury Rate (TRIR) of 0.33 for our global rotary wing and fixed wing operations versus a TRIR of 0.37 in fiscal year 2016. We experienced one Class A air accident in our Bristow Academy training operations that resulted in no injuries.

▪
After a challenging fiscal year 2016 in which we experienced fatal injuries to two pilots and six passengers as the result of two Class A air accidents in Nigeria, we had zero fatalities to employees or passengers as a result of our operations in fiscal year 2017. Moreover, the severity of the injuries in fiscal year 2017 reduced significantly from fiscal year 2016, with the total days lost to injury declining from 462.5 to 127.5, which is a 72% reduction year-over-year.

▪
A year-over-year increase in recordable injuries in our rotary operations was offset by significant improvement in the performance of our fixed wing operations, which reduced recordable injuries by approximately 50.0% from fiscal year 2016, and our U.K. SAR operations, which also reduced recordable injuries from fiscal year 2016.

▪
Comprehensive third party reviews of Operations, Maintenance, Safety, and Training programs were completed in each of our regions and Airnorth during fiscal year 2017. These reviews yielded valuable recommended actions that are being implemented to improve our operations regionally and globally.

•	Client Success

◦	Objective: Consistently deliver on our commitment to our clients to increase their productivity and reduce their operational risks and costs.

◦	Accomplishments

▪
Our teams around the world responded immediately to mobilize assets and personnel to safely meet the needs of our clients following the grounding of the entire Airbus Helicopters H225 fleet as a result of another operator’s accident.

▪
In fiscal year 2013, Bristow Helicopters Limited was awarded a contract with the U.K. Department for Transport to provide public sector SAR services for all of the U.K. The U.K. SAR contract has a phased-in transition period that began in April 2015. During fiscal year 2017, we transitioned to a fully Bristow-operated U.K. SAR service by taking over the tenth and final base at Lee-on-Solent. Our U.K. SAR team also worked to successfully introduce the Leonardo AW189 model aircraft into service.

▪
During fiscal year 2017 we expanded our first-in-class flight following system, originally started in the Gulf of Mexico, that now provides over watch to our entire global fleet. The system alerts flight following operators, based on the ground,

BRISTOW GROUP INC. – 2017 Proxy Statement – 31

in the event an aircraft deviates from any of the Bristow-designed geographical tracking features that are preprogrammed into the system. For example, the system will alert the operator in the event of a rapid rate descent or failure to follow the flight plan.

•	Exceptional People

◦	Objective: Foster a culture of accountability and innovation that promotes safety, integrity and exceptional performance.

◦	Accomplishments

▪	We continued to implement a comprehensive series of labor strategies globally to address the impact of the oil price decline and continuing challenging market conditions.

▪	We created faster and more robust external and internal communication for our employees, clients and stockholders using new tools such as Bristow television and social media.

▪
Due to the continued challenging market conditions we put our leadership programs on hold but continued to work closely with our management to ensure that individual development needs were met by focusing on frontline training efforts. We also developed a comprehensive executive succession plan and roadmap.

▪
We promoted volunteerism by continuing to foster a strong sense of commitment to our corporate community and pride in our Bristow brand through our Bristow Uplift charitable giving program. We volunteered numerous hours, donating approximately $190,000 to 86 charitable organizations around the world and matching approximately $66,000 in charitable contributions made by Bristow employees.

CEO Pay-At-A-Glance Decisions for Fiscal Years 2015, 2016 and 2017
In considering compensation for the Company’s Chief Executive Officer, Mr. Baliff, for fiscal year 2017, the Compensation Committee considered the current state of the market and the Company’s cost reduction program as well as a wide range of performance indicators, including: business and personal objectives achieved; contributions to major corporate results; development and leadership efforts affecting personnel; team building; demonstration of core values; client relations; operational execution and safety; and corporate total stockholder return performance compared to peers. The Compensation Committee also considered how our CEO’s vision and leadership have positioned the Company for consistent, sustainable long-term growth and profitability. In furtherance of the Company’s continuing cost reduction program, the Compensation Committee cancelled and terminated any annual cash incentive award from our CEO’s and each other employee’s compensation package for fiscal year 2016, significantly reduced annual incentive cash compensation plan for fiscal year 2017 relative to target, elected not to exercise its discretion to grant other awards outside of the annual incentive cash compensation plan for fiscal year 2016 or fiscal year 2017 and did not make any other changes to the compensation of our CEO or other management to replace the cancelled or reduced, as applicable, annual incentive awards for fiscal year 2016 or fiscal year 2017. Peer group data for comparative compensation was considered and the Compensation Committee determined that the final compensation framework for our CEO was consistent with industry results where similar performance results had been achieved.

BRISTOW GROUP INC. – 2017 Proxy Statement – 32

The chart below further demonstrates the alignment of Mr. Baliff’s compensation with stockholder interests by comparing target compensation for each of fiscal year 2015, 2016 and 2017 with his realizable compensation for the applicable fiscal year.

CEO Realizable Pay Comparison

CEO Target vs. Realizable Pay by Year
Salary
STIP
LTIP
$4,648,000
77% of Target
$3,572,132
$4,690,000
45% of Target
$2,115,377
No annual cash incentive was awarded for FY2016.
$4,690,000
60% of Target
$2,837,228
Mr. Baliff declined his annual cash incentive for FY2017.
TARGET
REALIZABLE
FY 2015
TARGET
REALIZABLE
FY 2016
TARGET
REALIZABLE
FY 2017

Component of Pay	Target Pay - Definition	Realizable Pay - Definition
Base Salary	Actual Salary Paid	Same
Annual Cash Incentive	Target Opportunity	Actual Cash Incentive Award Paid
Stock Options	Target Date Value as reported	Intrinsic Value at March 31, 2017
Restricted Stock Units	Grant Date Value as reported	Face Value at March 31, 2017
Performance Cash	Target Cash Payout	Actual Cash Payout for FY2015 Grant for Performance through March 31, 2017 and target value for FY2016 and FY2017 grants.

Response to FY2016 Say on Pay Results
Historically, our executive compensation program has garnered well over 90% support each year by our stockholders as evidenced through their annual say-on-pay votes that have been cast annually since August 2011. However, in August 2016, our executive compensation program garnered slightly less than 80% support by our stockholders. In response to this drop in stockholder support, the Chairman of the Compensation Committee together with representatives from senior management met individually with some of our largest stockholders who collectively held a majority of the shares of common stock of the Company to hear their direct input regarding the Company’s executive compensation program.
The Compensation Committee has subsequently redesigned the executive compensation program to align better with the Company’s current business strategy while at the same time addressing best market practices and certain concerns raised by stockholders over the prior year regarding share dilution, financial metrics and performance cash measurement and payment practices. As part of the redesign which took effect June 12, 2017 and applies to awards granted on such date and thereafter, the Compensation Committee also took the opportunity to adopt evolving best practices in other areas such as requiring double trigger vesting for newly issued

BRISTOW GROUP INC. – 2017 Proxy Statement – 33

performance cash and equity in the event of a change of control, significantly reducing future severance benefits for management in the event of a termination without cause and adopting an express clawback policy that applies to our executive officers and provides for the recoupment of incentive awards as a result of a financial restatement by the Company under specific circumstances. Consistent with the Company’s past practice, the Compensation Committee made all decisions related to fiscal year 2017 executive compensation prior to the Company’s annual meeting of stockholders held on August 3, 2016 and subsequent stockholder engagement initiative.

About Our Executive Compensation Program for Fiscal Year 2017 - Our Compensation Philosophy and Peer Groups

Our Compensation Philosophy
The Compensation Committee believes strongly in linking executive pay directly to our strategic objectives of profitable growth and operational excellence in order to further align the interests of Company management with our stockholders. Approximately 81% of our NEO pay is contingent upon our financial and operational performance and growth in long-term stockholder value. Accordingly, if such performance is not achieved, the base salary for each of our NEOs can represent up to 100% of compensation in any given year when incentives do not pay out or long-term incentive awards either have not yet vested or have no value. However, the general mix of compensation for target-level performance in the annual incentive cash compensation plan, plus the expected value of long-term compensation grants in fiscal year 2017, used by the Compensation Committee for our CEO and our other NEOs was as follows with a degree of variation by individual executive (it is important to note that the actual and relative mix of pay received by each of our NEOs can vary significantly based on company financial performance, safety performance, stock price performance and the NEO’s individual performance):

Significant Majority of NEO Pay Variable and Long Term Incentive Based

Fixed
15%
Salary
15%
Annual Incentive
15%
Stock Options
24%
Performance Cash
23%
Restricted Stock
23%
CEO
Variable
85%
Short-term 28%
Long-term 72%

Fixed
22%
Salary
22%
Restricted Stock
18%
Other
NEOs
Annual Incentive
16%
Performance Cash
25%
Stock Options
19%
Variable
78%
Short-term 39%
Long-term 61%

* CEO compensation targets with respect to Mr. Baliff for fiscal year 2017

Compensation Benchmarking
We are always competing for the best talent with our direct industry peers and with the broader market. Consequently, our Compensation Committee (with the assistance of its independent compensation advisers) regularly reviews the market data, pay practices and ranges of specific peer companies to ensure that we continue to offer relevant and competitive executive pay packages each year. Our Compensation Committee generally targets the 50th percentile for our executive pay packages, subject to adjustments based on individual experience, expertise and performance. As discussed further below, our Compensation Committee engages Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its compensation consultant. The following table sets forth each of the data points that our Compensation Committee uses in analyzing the competitiveness of our executive pay packages. In combination, these data points help to define our “competitive market” for executive compensation.

BRISTOW GROUP INC. – 2017 Proxy Statement – 34

Survey and Proxy Peer Group Data	Description
Oilfield Services Industry Proxy Peers (our “Proxy Peer Group”)
Represents a select group of comparable companies within the oilfield services industry that have global operations, are based in or have a significant presence in Houston, Texas, and are of a comparative size (from a global revenues perspective) to the Company. This group provides a direct comparison to NEOs at companies with which we compete for talent.

Oilfield Services Industry Survey
Multiple surveys reflecting compensation among oilfield services companies with revenues comparable to Bristow. These surveys provide industry-specific reference-point from a broader sample of companies and positions than those included in our Proxy Peer Group

General Industry Survey	Represents companies with revenues similar to Bristow across all industries to provide additional perspective on the broader market within which we compete for talent
As of the Record Date, our Proxy Peer Group referenced in the table above included each of the sixteen companies listed below in decreasing order of global revenues for the most recently ended fiscal year for each such company.

Proxy Peer Group
Company	Revenue (in millions)	Company	Revenue (in millions)
Ensco plc	$2,776	Atwood Oceanics, Inc.	$1,021
McDermott International, Inc.	$2,636	SEACOR Holdings Inc.	$831
Noble Corporation plc	$2,302	Oil States International, Inc.	$694
Oceaneering International, Inc.	$2,272	Tidewater Inc.	$602
Rowan Companies plc	$1,843	Core Laboratories N.V.	$595
Kirby Corporation	$1,771	Forum Energy Technologies, Inc.	$588
Diamond Offshore Drilling, Inc.	$1,600	Helix Energy Solutions Group, Inc.	$488
Superior Energy Services, Inc.	$1,450	Newpark Resources, Inc.	$471
		Bristow FY 2017 Global Revenues	$1,401
Proxy Peer Group Median			$1,236

Our Performance Peer Group
For purposes of measuring the Company’s TSR, which is used by the Compensation Committee to calculate the payout for our long-term performance cash awards (see pages 42 to 46 of this proxy statement for more details regarding our Long-Term Equity and Performance Cash Incentive Compensation), the Compensation Committee uses the Simmons Group. We do not necessarily compete for executive talent with each of the companies within the Simmons Group. However, given the Company’s exposure to the energy industry, business model in terms of growth, margin and asset intensity as well as its financial policies, the Compensation Committee continues to believe that the Simmons Group provides the Compensation Committee with the best independently selected group of public companies from the offshore transportation services industry against which to measure TSR performance. As of the Record Date, the following ten companies were included in the Simmons Group:

Simmons Group
Bourbon S.A.	Hornbeck Offshore Services, Inc.
DOF ASA	Kirby Corporation
ERA Group Inc.	Seacor Holdings Inc.
Farstad Shipping ASA	Solstad Offshore ASA
Gulfmark Offshore Inc.	Tidewater Inc.
If any of the companies within the Simmons Group was to go into administration, seek bankruptcy protection or otherwise liquidate its business at any point during the applicable three-year performance cycle, then for purposes of measuring relative TSR performance at the end of the three-year performance period, such company would move to the last place in TSR performance rank order of the Simmons Group. In the event Simmons & Company ceases to publish the Simmons Group during the performance cycle, TSR performance will be measured against the companies listed in the last published Simmons Group.

BRISTOW GROUP INC. – 2017 Proxy Statement – 35

How Compensation is Delivered

Key Compensation Components
The compensation of our executives is separated into the following three key components that are described in more detail below: (1) base salary, (2) annual incentive cash compensation, and (3) long‑term equity and performance cash incentives.
1. Base Salary
The Compensation Committee generally targets base salaries of our executive officers within the median range of the marketplace for executives with similar responsibilities. The Compensation Committee considers the competitive market data noted above when setting base salary. Salary adjustments have been typically made in June of each year and are based on the individual’s experience and background, the general movement of salaries in the marketplace, the Company’s financial performance and a qualitative assessment of the individual’s performance by his or her immediate supervisor, or in the case of the Chief Executive Officer, by the Compensation Committee. In addition to its assessment of the Chief Executive Officer’s performance, the Compensation Committee reviews the performance evaluations provided by the Chief Executive Officer for each of the Company’s other executive officers. In response to the market and individual performance data, the Compensation Committee may elect to provide an executive officer with a base salary that is above, at or below the market median at any point in time.
Fiscal Year 2017 and Fiscal Year 2018 Base Salaries
In June 2016, when the Compensation Committee finalized all pay decisions for fiscal year 2017, management recommended and the Compensation Committee agreed to freeze the base salaries of all of our management, including our NEOs, together with a freeze of all promotions and hiring for fiscal year 2017, subject to certain rare exceptions. In August 2016, the Compensation Committee elected to increase the salaries of Messrs. Akiri and Earle as noted below in recognition of their increased responsibilities resulting from the departures of Ms. Ware and Mr. Akel. In June 2017, the Compensation Committee, after considering the Company’s cost reduction program, updated market survey and Proxy Peer Group data provided by Pearl Meyer, individual performance evaluations for each of our executive officers and the experience and background of each of our executive officers, maintained the base salaries of Mr. Baliff and each of our other NEOs.

Named Executive Officers	Base Salary Prior to June 1, 2016	Base Salary Effective June 1, 2016	Base Salary Effective June 1, 2017
Jonathan E. Baliff	$700,000	$700,000	$700,000
L. Don Miller	$425,000	$425,000	$425,000
Brian J. Allman	$300,000	$300,000	$300,000
K. Jeremy Akel(3)	N/A	N/A	N/A
Chet Akiri(1)(3)	$425,000	$425,000	$425,000
E. Chipman Earle(2)(3)	$400,000	$400,000	$425,000
Hilary S. Ware(3)	$412,298	$412,298	N/A

(1)
In recognition of an increase in responsibilities resulting from Mr. Akel’s departure, Mr. Akiri’s annual base salary increased effective April 18, 2016 from $400,000 to $425,000 and he received a stipend of $15,000 per month effective from April 18, 2016 until such date that a new Senior Vice President of Operations was hired by the Company and completed the onboarding process. Mr. William Collins was hired by the Company as the Senior Vice President of Operations effective October 5, 2016 and Mr. Akiri ceased to receive his stipend on April 30, 2017 when Mr. Collins’ onboarding process was deemed to be complete.

(2)	In recognition of an increase in responsibilities resulting from Ms. Ware’s departure, Mr. Earle’s base salary increased effective August 3, 2016 from $400,000 to $425,000.

(3)	Mr. Akel departed the Company on April 18, 2016, Ms. Ware departed the Company on July 1, 2016 and Messrs. Akiri and Earle departed the Company on June 8, 2017.
.

BRISTOW GROUP INC. – 2017 Proxy Statement – 36

2. Annual Incentive Cash Compensation
The Company maintains an annual incentive cash compensation plan to reward selected executive officers and other employees for their contributions to the performance of the Company by achieving specific safety and financial goals and key individual objectives. Awards under the annual incentive cash compensation plan are determined based on specified performance standards, which we refer to as Key Performance Indicators (“KPIs”). For fiscal year 2017, these KPIs related specifically to safety, financial and individual performance. The Compensation Committee monitors the target award levels and variances to assure their competitiveness and that they are consistent with compensation strategy for incentives and for total compensation without encouraging excessive risk-taking. Our KPIs typically incorporate certain metrics that are based on our publicly reported financial results. In fiscal year 2017, the Compensation Committee set KPI levels for the annual incentive awards shortly after the end of the prior fiscal year and after the budget for the next fiscal year was approved by our Board.
The Compensation Committee established on June 7, 2016 a minimum performance objective for officers of the Company set forth in the Supplement to the 2017 Plan (which was disclosed in our Form 8-K filed on June 9, 2016) (the “FY2017 STIP”), which objective was positive earnings before interest, taxes, depreciation and amortization for any fiscal quarter during fiscal year 2017 beginning with the fiscal quarter commencing July 1, 2016. If the minimum performance objective was not satisfied, our officers would not have been entitled to any award under the FY2017 STIP.
The KPIs for our annual incentive awards are designed to support and reinforce how we act as a company and individuals and to align with each of our strategic objectives in furtherance of the Bristow Way. Threshold KPI levels and the minimum performance objective described above must be achieved in order to receive any payout under the annual incentive cash compensation plan. For fiscal year 2017, participants could have earned up to as much as 250% of their fiscal year 2017 annual incentive targets in the event of performance substantially exceeding the preset targets. Annual incentive compensation awards are paid in cash.
Our KPIs for fiscal year 2017 for our annual incentive cash compensation continued to focus on the areas of safety, financial and individual performance with the same relative weightings as were used for fiscal year 2016.

BRISTOW GROUP INC. – 2017 Proxy Statement – 37

•
Safety Performance (25%) – Safety continues to be the key component of our strategic objectives of operational excellence and client success and the cornerstone of our “Target Zero” culture. For fiscal year 2017, our safety KPI levels for our executive officers and actual results were as follows:

	TRIR	TRIR Performance Score	Air Accidents		Air Accidents Performance Score
			Class “A”	Class “B”
Threshold Performance Level	0.24	0.050	0	2	0.050
Expected Performance Level	0.20	0.125	0	1	0.125
Maximum Performance Level	0.14	0.25	0	0	0.25
FY 2017 Actual	0.33	0.000	1	0	0.000
As set forth above, our KPIs for safety performance in fiscal year 2017 included (i) consolidated Total Recordable Injury Rate (“TRIR”), which is a measure of the number of qualifying injuries per 200,000 labor hours, for the fiscal year compared to a preset target, and (ii) consolidated Air Accidents (“AA”), which is a measure of aircraft accidents that accounts for the severity of any damage or injuries sustained during such events, for the fiscal year compared to a preset target. Neither our management nor our Compensation Committee believes that the use of AA and TRIR as safety metrics for purposes of our annual cash incentive plan in any way discourages or otherwise negatively impacts reporting of any safety incidents or risks. In fact, our rate of reporting safety concerns by our largest work groups (pilots, engineers and ground handlers) has increased steadily over the past three years. From fiscal year 2016 to fiscal year 2017, we experienced a 34% increase in reported safety-related events.
The TRIR and AA performance is measured at the consolidated corporate level. The Bristow Safety Review Board was formed in June 2014 in order to establish best practices in safety and to create an independent review body when classifying accidents. The Bristow Safety Review Board is composed of four members, including an independent safety expert from outside of the Company who is not a participant under the Company’s annual incentive cash compensation plan and has no compensation impacted by the classification of any incident. The Bristow Safety Review Board meets at least once each quarter to review safety incidents and accidents that potentially impact the safety portion of the annual incentive cash compensation plan. The final classification of all aircraft accidents and fatalities are determined and recommended by the Bristow Safety Review Board to the Compensation Committee with final review and classification made by the Compensation Committee at its sole discretion.
If any business was acquired and consolidated or otherwise had been disposed of by the Company during fiscal year 2017, the award levels for TRIR applicable to the NEOs for fiscal year 2017 would have been adjusted on a prorated basis for TRIR attributable to such business. For fiscal year 2017, in the event the Company’s administrative, ground or air operations (including the operations of Bristow Academy, U.K. SAR operations, Eastern Airways and Airnorth) had resulted in a fatality, all FY2017 STIP participants, including each of the Company’s executive officers and not just FY2017 STIP participants located where the fatality occurred, would not have received any compensation for the safety portion of their respective incentive awards. If during fiscal year 2017, our operations had resulted in a Permanent Total Disability Case (as defined in the FY2017 STIP) for any employee, passenger, bystander or anyone involved in such operations, the TRIR portion of the annual incentive award would have been eliminated. Additionally for fiscal year 2017 and as demonstrated above, in the event the Company’s air operations resulted in any Class “A” accident or more than two Class “B” accidents, the portion of any incentive award attributable to the safety performance component of AA would have been zero for all of the Company’s corporate employees, including each of the Company’s executive officers, as well as 2017 Plan participants in all consolidated parts of the Company (including Bristow Academy and U.K. SAR operations), not just the part of the Company in which the Class “A” accident or Class “B” accidents occurred.
Fiscal year 2017 was a challenging year for the Company’s safety performance as measured by TRIR and AA. As for TRIR, the Company incurred an increase in the number of ground incidents in fiscal year 2017 compared to fiscal year 2016 which when combined with a decrease in the relative number of flight hours resulted in a decrease in TRIR from 0.37 for fiscal year 2016 to 0.33 for fiscal year 2017. The final TRIR of 0.33 for fiscal year 2017 was above the threshold performance level of 0.24 resulting in a TRIR performance score of 0.00 for the fiscal year and no payment of the TRIR portion of the fiscal year 2017 annual incentive award.
As for AA, on February 1, 2017, two of the Company’s pilot training instructors at its Carson City, Nevada flight training facility were practicing an emergency maneuver in a Bell 206L aircraft when the left front skid struck the ground causing the aircraft to bounce and rollover. Fortunately, neither of the pilot training instructors was injured in the accident, but the aircraft was ultimately declared to be a total loss. The Compensation Committee reviewed the determination and

BRISTOW GROUP INC. – 2017 Proxy Statement – 38

recommendation of the Safety Review Board and classified the accident to be a Class “A” accident thereby eliminating the AA portion of the fiscal year 2017 annual incentive award.

•
Financial Performance (50%) – For purposes of measuring our strategic objectives of operational excellence and profitable growth, we have used since fiscal year 2012 a customized measure of financial performance called Bristow Value Added (BVA) that is described in more detail below. In fiscal year 2017, the Company achieved total BVA of approximately negative $79.8 million representing a year-over-year decline in BVA of approximately $148.5 million. As for the BVA portion of our incentive award for fiscal year 2017, our KPI levels and actual BVA results were as follows:

	Year-Over-Year Change in BVA (in millions)	BVA Performance Score
Threshold Level	(38.1)	0.00
Expected Level	0.00	0.50
Maximum Level	76.1	1.50
FY 2017 Actual	(148.5)	0.00
BVA is a financial performance measure customized for the Company to measure gross cash flow (after tax operating cash flow) less a charge for the capital employed. We have historically used BVA as a financial incentive metric in order to align the interests of our management with the interests of our stockholders and also encourage management actions that increase the long-term value of the Company through diversification and capital redeployment. For purposes of calculating BVA, we employ the following concepts:

◦
Gross cash flow is total revenue, less total operating expense (excluding depreciation and amortization) plus rent expense for the period less taxes, plus or minus an adjustment for the proportional consolidation of any large strategic equity investment’s gross cash flow (e.g., Lider) and excluding special items, if any.

◦
Gross operating assets is a measure of the gross tangible assets deployed into the business to generate the Company’s gross cash flow. Gross operating assets include net working capital (excluding cash), gross property, plant and equipment (including the fleet), other non-current tangible assets, capitalized operating leases and an adjustment for the gain or losses on the sale of aircraft. Gross operating assets will also be adjusted for the proportional consolidation of any large strategic equity investment’s gross operating assets.

◦
The annual required return is fixed at 10.5% (2.625% per quarter). The capital charge is calculated quarterly based on the ending balance and the full year’s capital charge is the sum of the four quarters. The capital charge is defined as gross operating assets times the required return.

◦
Adjustment at the time of sale of a non-core strategic equity investment (“SEI”) equal to the after-tax gain (loss) on sale of an equity investment by the required return such that the resulting change in BVA is reflective of the perpetual value generation (destruction) from the non-core SEI realized at the time of sale.

We implemented BVA to enhance our focus on the returns we deliver across our organization. Improvement in BVA has been the primary financial measure in our annual incentive cash compensation plan since fiscal year 2012, aligning the interests of management with stockholders.
Neutral year-over-year BVA performance (as adjusted for new goodwill and intangibles) results in a performance score of 0.50 and payout for this KPI at target. Year-over-year improvements in BVA result in increases to the performance score up to a maximum of 1.50 and declines in BVA result in decreases to the performance score on a straight-line basis down to a minimum of zero.

•	Individual Performance (25%) – For fiscal year 2017, the individual threshold performance score and the individual target performance score for each of our NEOs was 0.00 and 0.25, respectively.
Individual performance relates specifically to the individual annual incentive plan member and is based on an overall performance evaluation of the individual’s contributions during the fiscal year based on a determination by the individual’s immediate supervisor, or in the case of the Chief Executive Officer and the other executive officers, the Compensation Committee, compared to individualized goals set by the supervisor, or in the case of the Chief Executive Officer, the Compensation Committee. Each of the individual goals for fiscal year 2017 was designed to further one of the four strategic objectives of the Company related to profitable growth, operational excellence, client success and exceptional people. The practice of considering individual performance on a case-by-case basis permits consideration of flexible criteria, including the recognition of positive results and superior effort in the face of challenges during the fiscal year.

BRISTOW GROUP INC. – 2017 Proxy Statement – 39

The total pool for all annual incentive plan participants as a group for the individual component of the annual incentive award is set as a multiple of the “expected” level ranging from 0 to 200% as recommended by the Chief Executive Officer and approved by the Compensation Committee. In cases of extraordinary performance, an individual may receive an amount for individual performance in excess of 200% of such participant’s targeted individual performance amount, provided that in no event may any participant’s total annual incentive award exceed 250% of such individual’s targeted total annual cash incentive award.
In recognition of the fiscal year 2017 accomplishments that are highlighted on pages 31 to 32 of this proxy statement, including, in particular, successfully managing the Company’s liquidity and negotiating significant financial arrangements at favorable terms, which accomplishments were realized despite challenging market conditions and significant change within the Company, the Compensation Committee approved a total pool for all annual incentive plan participants as a group equal to 120% of the “expected” level for the individual performance portion of the fiscal year 2017 annual incentive compensation plan.
Fiscal Year 2017 Annual Cash Incentive Award Payment Calculations
The annual cash incentive awards for our Chief Executive Officer and each of our other NEOs (other than Ms. Ware and Mr. Akel whose annual cash incentive awards were paid as part of their severance benefits which are described in more detail on page 54 of this proxy statement) for fiscal year 2017 were calculated as follows:

Named Executive Officer	FY 2017 Base Salary		X	Target Award Percentage		X	Actual Cumulative Performance Scores	=	Actual FY 2017 Cash Incentive Award
Jonathan E. Baliff	$700,000			100.0%			—		—	(1)
L. Don Miller	$425,000			75.0%			45.0%		$143,045
Brian J. Allman	$300,000			50.0%			32.5%		$48,616
K. Jeremy Akel	N/A			N/A			N/A		$15,342
Chet Akiri	$422,671	(2)		65%/75%	(3)		30.0%		$94,542
E. Chipman Earle	$415,342	(4)		65.0%			30.0%		$80,992
Hilary Ware	N/A			N/A			N/A		$66,081

(1)
Prior to the Compensation Committee’s consideration of his award, Mr. Baliff advised that he would not accept an annual cash incentive award for fiscal year 2017 in recognition of the continuing challenges faced by the Company as a result of the oil and gas market downturn and other external events such as the grounding of the Airbus Helicopters H225 fleet.

(2) For Mr. Akiri, fiscal year 2017 base salary includes the lower base salary from page 36 of this proxy statement that was applicable between April 1, 2016 and April 18, 2016 and the higher base salary from page 36 of this proxy statement that was applicable between April 18, 2016 and March 31, 2017.
(3) In recognition of an increase in responsibilities relating to the oversight of the Company’s operations resulting from Mr. Akel’s departure, Mr. Akiri received a temporary increase in his target annual incentive plan award for fiscal year 2017 from 65% of his base salary to 75% of his base salary that was effective from April 18, 2016 until such date that a new Senior Vice President, Operations was hired by the Company and completed the onboarding process. Mr. William J. Collins III was hired by the Company as Senior Vice President, Operations effective October 5, 2016 and Mr. Akiri’s target annual incentive plan opportunity for fiscal year 2018 reverted from 75% to 65% on April 30, 2017 when Mr. Collins’ onboarding process was deemed to be completed.
(4) For Mr. Earle, fiscal year 2017 base salary includes the lower base salary from page 36 of this proxy statement that was applicable between April 1, 2016 and August 2, 2016 and the higher base salary from page 36 of this proxy statement that was applicable between August 3, 2016 and March 31, 2017.
In recognition of the past and contemplated further increases in Mr. Akiri’s responsibilities, his performance to date and the Board’s desire to retain his services and develop him going forward, the Compensation Committee of the Company approved on August 3, 2016, a new compensation package for Mr. Akiri (the “Akiri Compensation Package”). Pursuant to the Akiri Compensation Package, Mr. Akiri received (i) an increase in his annual base salary that was effective April 18, 2016 from $400,000 to $425,000, (ii) a monthly stipend of $15,000 effective from April 18, 2016 until such date that a new Senior Vice President of

BRISTOW GROUP INC. – 2017 Proxy Statement – 40

Operations has begun employment with the Company and completed the onboarding process (“Transition Date”), and (iii) a temporary increase in his target annual incentive plan award for fiscal year 2017 from 65% of his base salary to 75% of his base salary effective from April 18, 2016 until the Transition Date at which time the target reverted to 65% of his base salary.
Fiscal Year 2018 Annual Incentive Award Structure
In June 2017, the Compensation Committee approved and adopted the FY2018 STIP for our senior managers, including each of our current executive officers that are NEOs. The Compensation Committee established for our officers a minimum performance objective for the FY2018 STIP, which objective is positive earnings before interest, taxes, depreciation, amortization and rent during any fiscal quarter during fiscal year 2018 commencing with the fiscal quarter beginning July 1, 2017. If the minimum performance objective is not satisfied, our officers will not be entitled to any award under the FY2018 STIP. If the minimum performance objective is satisfied, each officer will be eligible to earn the applicable maximum award under the FY2018 STIP, subject to reduction for Company performance relative to the safety and financial KPIs below, individual performance and the discretion of the Compensation Committee. The KPIs selected for fiscal year 2018 and relative weightings for each of our officers are set forth below:

•	Return on Invested Capital (“ROIC”) – weighted 25%;

•	Safety, including (i) the Company’s consolidated TRIR for the fiscal year compared to a preset target, and (ii) AA for the fiscal year compared to a preset target – weighted 25%; and

•	Individual STRIVE performance – weighted 50%.
As part of the executive compensation plan redesign, the Compensation Committee considered the KPIs to be used for the FY2018 STIP. In response to input provided by some of our largest stockholders who together held a majority of our outstanding shares of common stock and consideration that our previous financial KPI of BVA to be too bespoke, the Compensation Committee decided to change the financial KPI for the FY2018 STIP from BVA to ROIC (as defined on page 26 of this proxy statement). Ultimately, the Compensation Committee believes that ROIC is a more accessible and understandable measure for stockholders while at the same time properly incent and focus management on profit and loss efficiency and capital productivity.
The Compensation Committee reviewed and agreed with the recommendation of the Safety Review Board to continue to use the industry standard safety KPIs of TRIR and AAR for the safety performance portion of the FY2018 STIP. Finally, the Compensation Committee decided to increase the rigor and objectivity associated with determining the individual portion of the FY2018 STIP by requiring management to present at the beginning of the fiscal year specific Company and individual KPIs that will apply to the individual portion of the FY2018 STIP and which further each component of the Company’s STRIVE strategy:
Safety
Training and Development
Renew Commercial Strategy and Operational Excellence
Improve Balance Sheet and Return on Capital
Value Added Acquisitions and Divestitures
Execute on Bristow Transformation

During fiscal year 2018, the new Bristow will employ the following priorities in furtherance of the STRIVE strategy: (1) maintaining safety as the Company’s first priority; (2) achieving cost efficiencies, including reduced corporate G&A expenses to approximately 12% of revenues, while also implementing lean processes and improving productivity; (3) utilizing portfolio and fleet optimization, combined with pursuing original equipment manufacturers (OEM) cost recoveries and capex reduction to improve liquidity and reduce debt; and (4) achieving revenue growth through contracts wins in our primary geographical hubs with a focus on delivering greater efficiencies to our core oil and gas clients. These priorities will guide the establishment of the specific company and individual KPIs that will apply to the individual portion of the FY2018 STIP.
Additionally, as part of the executive compensation plan redesign, the Compensation Committee also considered the relative weightings for the KPIs to be used for the FY2018 STIP. Given the increasingly dynamic market for the Company’s services combined with a need to incent management to improve the Company’s overall performance beyond just ROIC for financial performance and TRIR and AA for safety performance, the Compensation Committee decided to increase the relative weighting of the individual performance portion of the FY2018 STIP from 25% that was used for the FY2017 STIP to 50% for the FY2018 STIP. Consequently, the Compensation Committee agreed to decrease the relative weighting of the new financial KPI of ROIC for the FY2018 STIP to 25% from the 50% weighting that had previously applied to BVA for the FY2017 STIP.
The annual incentive target and maximum levels expressed as a percentage of base salary for fiscal year 2018 for our CEO and the other NEOs (other than Messrs. Akel, Akiri and Earle and Ms.Ware) are outlined below:

BRISTOW GROUP INC. – 2017 Proxy Statement – 41

	Percentage of Base Salary
Named Executive Officer	Target	Maximum
Jonathan E. Baliff	100.0%	250.0%
L. Don Miller	75.0%	187.5%
Brian J. Allman	50.0%	125.0%

Fiscal year 2018 threshold, expected and maximum bonus award levels for the NEOs were approved by the Compensation Committee in June 2017. The award levels for the KPIs applicable to the NEOs for fiscal year 2018 were set at the following levels:

	ROIC	TRIR	AA
FY 2017 Actual	(1.7)%	0.33	1 Class A; 0 Class B
FY 2018 Threshold Level	(2.7)%	0.29	0 Class A; 2 Class B
FY 2018 Expected Level	(1.7)%	0.24	0 Class A; 1 Class B
FY 2018 Maximum Level	0.3%	0.18	0 Class A; 0 Class B

Despite the continuing market downturn and the resulting impact on declining budgets and forecasts, the Compensation Committee over the last several fiscal years continued to set targeted BVA for the upcoming fiscal year equal to the actual BVA achieved from the prior fiscal year which ensured that management remained exposed to increases and decreases in financial performance, same as the Company’s stockholders. After careful consideration, the Compensation Committee decided on June 12, 2017 as part of the executive compensation plan redesign that it would be appropriate to continue this practice, even though the Company’s ROIC for fiscal year 2017 was negative. As such, targeted ROIC for the upcoming fiscal year 2018 will be equal to the actual ROIC achieved by the Company for fiscal year 2017 of negative 1.7%. Similar to BVA, the threshhold for ROIC for the upcoming fiscal year will then be set at 1% below targeted ROIC and the maximum for ROIC for the upcoming fiscal year will be set at 2% above targeted ROIC. In this way, management will remain exposed to increases and decreases in financial performance, same as the Company’s stockholders.
Our continuing commitment to safety is evidenced by the expected level for TRIR for fiscal year 2018 representing a 27% improvement relative to the actual TRIR result for fiscal year 2017. The expected level for AA for fiscal year 2018 remains the same as the expected level for fiscal year 2017. The award levels for TRIR applicable to the NEOs for fiscal year 2018 will also be adjusted on a prorated basis for TRIR attributable to any businesses that may be acquired and consolidated or otherwise disposed of by the Company during fiscal year 2018
3. Long-Term Equity and Performance Cash Incentive Compensation
Long-term incentive equity and performance cash awards are used by the Compensation Committee to focus management attention on Company performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in our business. The awards are designed to motivate management to assist the Company in achieving a high level of long-term performance while discouraging excessive short-term risk taking and serve to link this portion of executive compensation to long-term stockholder value. They are also designed to assist in executive retention through extended vesting periods. Aggregate stock or option holdings of the executive, except as they may relate to compliance with any applicable stock ownership guideline, have no bearing on the size of a long-term incentive award.
Historically, the long-term incentive compensation for each of our executive officers, including each of our NEOs, has consisted of three components as summarized in the following table:

BRISTOW GROUP INC. – 2017 Proxy Statement – 42

Long Term Award Type	Weight (FY2018)	Key Characteristics
Stock Options	One-third
➢    Exercise price is equal to the closing stock price on the grant date.
➢    Vest one-third per year and expire 10 years after the grant date.
➢    Value, if any, realized by executive depends on time of exercise and stock price at that time compared to exercise price.
Performance-based incentive that holds executives accountable for driving growth in stock price from date of grant and 10 year term supports a long-term view that extends well beyond the vesting period

Restricted Stock Units	One-third
➢    Cliff vest three years from date of grant.
➢    Value of award is directly aligned with stock price.
Provides a powerful retention incentive which also facilitates development of a meaningful long-term ownership stake

Performance Cash	One-third
➢    Payout can vary from 0% to 200% of the target cash amount, depending on Bristow’s TSR compared to companies in the Simmons Group over three years beginning on the close of trading on March 31 immediately prior to the first fiscal year and ending on the close of trading on March 31 at the end of the third fiscal year.
➢    No payout is earned if Bristow stockholder return is in the bottom quartile of companies within the Simmons Group.
➢    200% payout is earned only if Bristow stockholder return is in the top quartile of companies within the Simmons Group.
➢    Value of award is directly aligned with relative stockholder return.
Performance-based incentive that holds executives accountable for driving TSR performance in excess of that produced by our offshore transportation peers in the Simmons Group

The value of each of these awards is linked directly to the value of our shares: stock options only have value if the share price increases above the exercise price, restricted stock units provide a direct connection to current stock price and performance cash requires the Company to provide greater stockholder returns than other companies in our industry. As a result of grants being made each year based on the stock price at that time, executives continue to realize value from these awards only if positive stockholder returns are sustained over a long period of time. The Compensation Committee chooses to issue long-term performance cash awards which vest simultaneously with the restricted stock awards in order to encourage executives to retain stock received rather than needing to sell or have shares withheld to pay taxes. Additionally, the issuance of long-term performance cash awards has allowed the Company to remain competitive from an executive compensation perspective while at the same time decreasing the dilutive impact of the Company’s long-term incentive compensation on stockholders.
Depending on the Company’s TSR compared with the companies within the Simmons Group, the performance cash payment at the end of the three-year performance period is calculated as follows (the payout is interpolated for rankings between the 25th and 75th percentile).

TSR Percentile Rank	LTIP Cash Payout as a Percent of Target Performance Cash
75th or higher	200%
50th	100%
25th	50%
Below 25th	0%
For example, long-term performance cash awards issued in June 2014 paid out at 140.7% of target, reflecting 60th percentile performance against the companies in the Simmons Group over the three-year period from April 1, 2014 to March 31, 2017.
Fiscal Year 2017 LTIP Awards
In June 2016, when the Compensation Committee finalized all pay decisions for fiscal year 2017, the Compensation Committee authorized the annual grant of stock options, restricted stock units and long-term performance cash awards to participating employees, including the following grants to the NEOs (other than Mr. Akel who departed the Company on April 18, 2016) provided however that such awards were made expressly subject to and contingent upon (i) the approval by the Company’s Stockholders of the Amended and Restated LTIP at the 2016 Annual Meeting and (ii) continued employment with the Company on the date of the 2016 Annual Meeting:

BRISTOW GROUP INC. – 2017 Proxy Statement – 43

Named Executive Officer	Performance Cash Target	Stock Options	Restricted Stock Units
Jonathan E. Baliff	$1,096,667	191,477	68,413
L. Don Miller	$475,644	83,047	29,672
Brian J. Allman	$121,000	21,126	7,548
Chet Akiri	$336,000	58,665	20,961
E. Chipman Earle	$326,400	56,989	20,362
Hilary S. Ware(1)	$329,838	57,589	20,576

(1)
Per the terms of the Ware Separation Agreement and consistent with the terms of the fiscal year 2017 stock option award and restricted stock unit award letters in connection with her departure from the Company on July 1. 2016, Ms. Ware forfeited all of the stock options and restricted stock units tentatively awarded to her in June 2016. These units were never realized by Ms. Ware or expensed by the Company. Ms. Ware’s unvested stock options and unvested restricted stock unit grants awarded in June 2014 and June 2015 fully vested on August 1, 2016. The expiration date of each of her vested options, including those that vested prior to her departure as well as those that vested in connection with her departure, accelerated to August 1, 2017 pursuant to the terms of the Ware Separation Agreement. Ms. Ware’s performance cash awards granted in June 2014, June 2015 and June 2016 became fully vested and earned at the target performance level, and were paid to Ms. Ware on August 1, 2016. Benefits received under the Ware Separation Agreement were generally consistent with the termination without cause terms set forth in the prior version of the Bristow Group Inc. Management Severance Benefits Plan for U.S. Employees that was effective June 4, 2014, but which was subsequently amended June 12, 2017 in order to significantly reduce such benefits for remaining executive officers going forward as detailed on page 25 of this proxy statement.

Fiscal Year 2018 LTIP Awards
As part of the executive compensation redesign and in response to input from stockholders, the Compensation Committee considered the relative weighting of the different forms of long term incentive awards as well as the applicable KPIs for those awards. In an effort to reduce the dilutive impact of long-term incentive awards going forward, the Compensation Committee agreed to limit the participants in the long term incentive program who receive awards in the form of equity from approximately 260 participants down to only approximately 90 participants. Additionally, for the approximately 90 participants who will continue to receive long term incentive awards in the form of equity, the Compensation Committee agreed to change the relative weightings in value for such awards by increasing the performance cash value from 33% of such awards to 50% of such awards while decreasing the value of the options and restricted stock units awards from 33% to 25%. By increasing the performance cash to 50% of the value of long term incentive awards going forward, the Compensation Committee believes that at least half of all future long term incentive awards will be performance based and the relative burn rate will be decreased significantly.

In addition, in response to input from stockholders, the Compensation Committee also agreed to change the KPIs that will be applicable to the June 2017 performance cash awards and future awards. Historically, the Compensation Committee only used relative TSR performance among the Company’s peers in the Simmons Group to determine the amount of performance cash payouts. Going forward, the Compensation Committee will continue to use relative TSR performance among Company’s in the Simmons Group to determine half of the targeted amount of performance cash issued, but such amount shall be subject to a cap and floor. In the event that the Company’s TSR over the three-year performance period is negative, then the participants cannot receive more than the targeted amount of performance cash regardless of the ultimate ranking within the Simmons Group for the period. Alternatively, if the Company’s TSR over the three-year period is at least 20%, then the participants cannot receive less than the targeted amount of performance cash regardless of the ultimate ranking. The following table illustrates how the relative TSR performance metric has applied and will continue to apply to prior performance cash awards as well as how the new relative TSR performance metric with cap and floor will apply to the June 2017 performance cash awards and future awards with final payments continuing to vary from 0% to 200% of the targeted award amount:

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TSR Rank	Percentile	June 2016 and Prior Performance Cash Award Payment Levels	June 2017 and Future Performance Cash Award Payment Levels
			Negative TSR	TSR between 0% and 20%	TSR over 20%
11	0%	0%	0%	0%	100%
10	10%	0%	0%	0%	100%
9	20%	0%	0%	0%	100%
8	30%	20%	20%	20%	100%
7	40%	60%	60%	60%	100%
6	50%	100%	100%	100%	100%
5	60%	140%	100%	140%	100%
4	70%	180%	100%	180%	180%
3	80%	200%	100%	200%	200%
2	90%	200%	100%	200%	200%
1	100%	200%	100%	200%	200%

The other half of each performance cash award will be earned based on absolute performance in respect of improved average adjusted diluted earnings per share for the Company over the three-year performance period beginning on April 1, 2017. The adjusted diluted earnings per share for fiscal year 2017 was an adjusted loss of $2.13 per share, so the Compensation Committee decided that the target for such performance cash award will be equal to two-thirds of the difference between such amount and zero, i.e., an average adjusted loss of $0.71 per share for the three fiscal years of the three year performance cycle. The threshold average adjusted diluted earnings per share will be set at $0.70 less than the targeted amount, i.e., an average adjusted loss of $1.41 per share for the three fiscal years of the performance cycle, at which the entry multiple will be zero. The maximum average adjusted diluted earnings per share will be set at $1.40 more than the targeted amount, i.e., an average adjusted diluted earnings per share of $0.69. Linear interpolation will be used to determine the appropriate multiple for achievement between these levels. The cash payout can range from 0% to 300% of the target for average adjusted diluted earnings per share over the three-year performance period.
In the event the Company’s average diluted share count of the three years of the performance period decreases at any time during the three-year performance cash cycle, and if the target average adjusted diluted earnings per share is positive, the applicable threshold, target and maximum adjusted earnings per share amounts for the three year average will be increased by the ratio of the beginning share count to the average ending share count of the three years of the performance period.
On June 12, 2017, the Compensation Committee authorized the annual grant of stock options, time vested restricted stock units and long-term performance cash awards to participating employees, including the following grants to the NEOs (other than Ms. Ware and Messrs. Akel, Akiri and Earle):

Named Executive Officer	Performance Cash Target	Stock Options	Restricted Stock Units
Jonathan E. Baliff	$1,645,000	306,571	111,753
L. Don Miller	$828,750	154,450	56,301
Brian J. Allman	$189,750	35,363	12,891
The Compensation Committee established a minimum performance objective applicable to restricted stock units and long-term performance cash awards for fiscal year 2018. The minimum performance objective is positive earnings before interest, taxes, depreciation, amortization and rent during any fiscal quarter beginning with the fiscal quarter commencing July 1, 2017 and ending prior to the vesting of the restricted stock units and prior to the end of the performance cycle applicable to long-term performance cash awards. If the minimum performance objective is not satisfied, NEOs will forfeit the fiscal year 2018 grants of restricted stock units and long-term performance cash awards. If the minimum performance objective is satisfied, the NEO will be eligible

BRISTOW GROUP INC. – 2017 Proxy Statement – 45

to earn the full restricted stock unit award subject to time-based vesting and will be eligible for the maximum award under the long-term performance cash awards subject to reduction based on relative TSR and absolute adjusted earnings per share improvement, individual performance and the discretion of the Compensation Committee.
Other Compensation Components
Deferred Compensation
Under the terms of the Company’s non-qualified deferred compensation plan for senior executives (the “Deferred Compensation Plan”) participants, including our NEOs (other than Messrs. Akel, Akiri, Allman and Earle and Ms.Ware), can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes to the Deferred Compensation Plan an amount equal to the difference between the percentage matching contribution made by the Company to the applicable employee’s 401(k) Plan Account and, in the case of the Chief Executive Officer, up to 20% of salary and bonus, and in the case of each of our other NEOs (except Mr. Allman who is not a participant in the Deferred Compensation Plan), up to 15% of salary and bonus.
Perquisites
Certain employees, including executive officers, are provided with certain perquisites as part of their compensation. These may include Company-paid life or private health insurance policies. Perquisites such as these are a relatively low cost part of compensation to be used in attracting and retaining qualified employees and executives but do not represent a material part of our executive compensation program. Other perquisites, such as club dues reimbursements and car allowances, were eliminated in previous years.
For additional information regarding perquisites, see “Director and Executive Officer Compensation – Summary Compensation Table.”
Employment and Change of Control Agreements
We have entered into employment or change of control benefits agreements with certain of our NEOs. Pursuant to these agreements, the applicable NEO is entitled to severance and/or change of control payments and other benefits in certain situations. See “Potential Payments upon Termination or Change-in-Control” under “Director and Executive Officer Compensation” below for a detailed description of the amounts payable and method of calculation.
The Compensation Committee believes that the severance benefits offered to the executive officers pursuant to the Bristow Group Inc. Management Severance Benefits Plan for U.S. Employees amended June 12, 2017 and the Bristow Group Inc. Management Severance Benefits Plan for Non-U.S. Employees amended June 12, 2017 (together, the “Severance Policy”) are reasonable given their positions and the services they render for the Company. The Compensation Committee selected higher multiples for terminations associated with a change-in-control to provide additional reasonable protections and benefits to the executive officers to align their interests with those of stockholders in transactions where their future employment may be at risk. These change-in-control termination payments are now based on a “double trigger” requiring both the completion of a change-in-control transaction as well as an involuntary termination without “Cause” as defined in the Severance Policy to ensure such amounts will not be paid when employment continues or the individual elects to resign voluntarily. The Compensation Committee believes that providing these multiples for change-in-control terminations for up to a two-year period after a change in control (as defined below) occurs will provide for the executive officers’ commitment to the Company or its potential acquirer through a change-in-control event, resulting in a continuity of leadership and preserving the stockholders’ interests before and after a transaction.
No officer of the Company, including Mr. Baliff, has any right to receive any tax gross-up payment for golden parachute excise tax liability.
Any management incentive eligible employee whose employment is terminated without cause may be eligible to receive certain severance payments and benefits pursuant to the terms of the Severance Policy. The Severance Policy divides employees of the Company into five tiers with varying terms and benefits, including severance payments, bonus payments, vesting of awards under the LTIP, payments following a change in control of our Company, provision of COBRA insurance coverage and payments for outplacement services, subject to a release of any claims against the Company and its affiliates by the employee. The Severance Policy was amended on June 12, 2017 to reduce the cash severance payment and make changes to the treatment of equity and cash incentive awards.
Upon a termination without cause that is not in connection with a change in control of our Company, the Severance Policy provides our NEOs with a prorated target annual bonus and cash severance equal to one times or two times the NEO’s base salary, accelerated vesting and payment of outstanding equity and cash incentive awards under the LTIP made prior to June 12, 2017, a cash amount equal to COBRA premiums for 18 months and outplacement services for 12 months.
If a NEO is terminated in connection with a change in control of our Company or within two years after such a change in control, the Severance Policy provides for the same payments and benefits described in the foregoing sentence except that the cash severance is equal to three times the sum of such NEO’s base salary and the highest annual bonus paid to such NEO during the past three years.

BRISTOW GROUP INC. – 2017 Proxy Statement – 46

For outstanding equity and cash incentive awards under the LTIP made on or after June 12, 2017, the Severance Policy defers to the terms of such awards which, pursuant to the redesign of our executive compensation program, are subject to a double trigger and will vest upon the earlier of the termination date of such NEO or the originally scheduled vesting date for such awards.
The Severance Policy is intended to harmonize bonus and equity for all employees of the Company and to improve clarity for such employees with respect to their severance benefits.
Other Benefits
Executive officers are eligible to participate, with other employees, in various employee benefit plans, including paid time off, medical, dental and disability insurance plans and a 401(k) plan. The Compensation Committee exercises no discretion over this participation.

Executive Compensation Program Governance
Participants in the Compensation-Setting Process
Compensation Committee
Our executive compensation program is overseen by the Compensation Committee. The Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. Annual base salaries are typically reviewed and adjusted, if necessary, in June of each year. The annual incentive cash compensation plan performance goals are approved in May or June of each year. Determination of achievement of these goals, approval of bonuses under the annual incentive cash compensation plan for the prior year and granting of long-term incentive awards normally takes place in June after the Company files its fiscal year-end financial statements. Occasionally, long-term incentive awards are granted at other times of the year when appropriate for new employees or as special recognition of performance or as retention awards.
Executive Management
Each of Messrs. Baliff and Miller, and Ms. Wersebe, supports the Compensation Committee in performing its role with respect to administering our compensation program. The Compensation Committee conducts performance evaluations of the Chief Executive Officer, and the Chief Executive Officer conducts performance evaluations of our other executive officers and makes recommendations to the Compensation Committee regarding all aspects of their compensation. The Chief Executive Officer, with input from the entire senior management team and the Compensation Committee’s compensation consultants, makes recommendations to the Compensation Committee as to performance measures and levels to be used for annual incentive compensation. Mr. Miller and Ms. Wersebe act pursuant to delegated authority to fulfill various administrative functions of the Compensation Committee, such as coordinating the hiring process with respect to executives, providing updates to the Compensation Committee, and overseeing the documentation of equity plans and awards as approved by the Compensation Committee. No executive officer has the authority to establish or modify executive officer compensation.
Compensation Consultant
Compensation consultants are engaged from time to time to provide recommendations on all aspects of executive compensation as directed by the Compensation Committee. The Compensation Committee may or may not adopt any of the recommendations of compensation consultants, but utilizes their work as a check in arriving at its own judgment with respect to what it deems to be appropriate. Compensation consultants have direct access to Compensation Committee members and participate in Compensation Committee meetings, including executive sessions, as requested by the Compensation Committee Chairman. They may also provide compensation data and advice to management with the knowledge and consent of the Compensation Committee.
Pearl Meyer has served as the compensation consultant for the Compensation Committee since September 2013. In fiscal year 2017, the Company incurred approximately $222,966 in fees payable to Pearl Meyer for services provided to the Compensation Committee. In order not to impair Pearl Meyer’s independence or to create the appearance of a conflict of interest, Pearl Meyer was required by the Compensation Committee to seek and receive its prior approval for any project requested by the Company that was anticipated to result in $20,000 or more in cost to the Company. In fiscal year 2017, Pearl Meyer received approximately $117,123 for regular Compensation Committee work, and $93,543 for Compensation Pay Mix redesign work.
In August 2016, the Compensation Committee determined that the work of Pearl Meyer for the Compensation Committee did not raise any conflicts of interest. Specifically, the Committee determined that Pearl Meyer was an independent adviser based upon the following considerations:

•
Pearl Meyer did not provide any services to the Company or management other than services requested by or with the approval of the Committee, and its services were limited to executive and non-executive director compensation consulting.

BRISTOW GROUP INC. – 2017 Proxy Statement – 47

Pearl Meyer does not provide, directly or indirectly through affiliates, the Company with any non-executive compensation services, including pension consulting or human resource outsourcing;

•	The Committee meets regularly in executive session with Pearl Meyer outside the presence of management;

•	Pearl Meyer maintains a conflicts policy, which was provided to the Committee with specific policies and procedures designed to ensure independence;

•	Fees paid to Pearl Meyer by the Company during fiscal year 2016 were less than 1% of Pearl Meyer’s total revenue;

•	None of the Pearl Meyer consultants working on Company matters had any business or personal relationship with Committee members;

•	None of the Pearl Meyer consultants working on Company matters (or any consultants at Pearl Meyer) had any business or personal relationship with any executive officer of the Company; and

•	None of the Pearl Meyer consultants working on Company matters own Company stock.
Fees paid to Pearl Meyer by the Company during fiscal year 2017 were also less than 1% of Pearl Meyer’s total revenue. The Committee continues to monitor the independence of its compensation consultant on a periodic basis.
Risk Management
The Compensation Committee carefully considers the relationship between risk and our overall compensation policies, programs and practices for executive officers and other employees. The Compensation Committee continually monitors the Company’s general compensation practices, specifically the design, administration and assessment of our incentive plans, to identify any components, measurement factors or potential outcomes that might create an incentive for excessive risk-taking detrimental to the Company. One way in which the Compensation Committee discourages the Company’s executive officers and other employees from excessive risk-taking to achieve financial goals is by requiring that participants uphold and certify their compliance with the Company’s legal and ethical standards as described in our Code and the policies that support our Code. Any violation of our Code may result in the Compensation Committee clawing back prior awards made to applicable plan members, including our executive officers. Additionally, in the event of an accident that results in a fatality, all plan members, including all executive officers, will not receive any compensation for the safety portion of their respective annual incentive awards. Finally, in the event of any Class “A” accident or more than two Class “B” accidents, all plan members, including all executive officers, will not receive the air safety portion of their respective annual incentive awards. The Compensation Committee has determined that the Company’s compensation plans and policies do not encourage excessive risk‑taking.
Stock Ownership Guidelines and Ongoing Holding Requirements for Officers
Our Board has adopted stock ownership guidelines for officers at the Vice President level or higher that are included in our Corporate Governance Guidelines, which are posted on our website, www.bristowgroup.com, under the “Governance” caption.
Officers are expected to hold or have held Company stock, including unvested restricted stock or unvested restricted stock units, with a value equal to a multiple of their base salary as follows:

Officer Share Ownership Guidelines
Officer Level	Ownership Requirement as a Multiple of Salary
CEO	5.00x
Senior Vice President	2.00x
Vice President	1.25x
Officers are expected to reach this level of holdings on or prior to the five year anniversary of the date they first became an officer at the Vice President level or higher. In the event an officer is promoted to a position with a higher stock holding requirement (including from Vice President to Senior Vice President or from Senior Vice President to CEO), such officer must comply with the increased stock ownership requirements for such new position within five years from the effective date of such promotion. Compliance with the stock ownership guidelines by the officers is reviewed each year by the Compensation Committee of our Board as they consider each officer’s compensation for the following year. As of the Record Date, none of the Company’s officers was out of compliance with the stock ownership guidelines. The Company does not have specific equity or other security ownership requirements or guidelines for employees other than officers. However, senior level management are specifically compensated with options and restricted stock units that vest after three years into Common Stock.
Once an officer has satisfied the applicable holding requirement set forth above, such officer may only sell shares of the Company if, immediately after such sale, the market value of the officer’s remaining stock, including unvested restricted stock and restricted stock

BRISTOW GROUP INC. – 2017 Proxy Statement – 48

units, will be at least equal in value to the applicable holding requirement at such time. The Company’s stock ownership guidelines effectively require that our executive officers in the coming years hold as a group approximately $11 million of Company stock, including unvested restricted stock or unvested restricted stock units. As a result of the declining price of Company stock during fiscal year 2017, the net difference between the aggregate value of our executive officers’ Company stock holdings as of the Record Date and the value of such Company stock holdings as of the grant date or purchase date, as applicable, was $7.9 million.
Stock Vesting Periods
In order to provide flexibility for the Compensation Committee to determine how most appropriately to compensate management under different circumstances, the LTIP does not include minimum vesting periods for awards. However, historically, restricted stock units granted under the LTIP have cliff vested three years from the date of grant and stock options granted under the LTIP have vested ratably in equal portions on the first, second and third anniversaries of the date of grant.
Clawback Policies
If an employee is determined by the Compensation Committee to have violated our Code, that employee may lose a portion or all of their annual incentive compensation as determined by the Compensation Committee on a case by case basis. In addition, consistent with evolving best practices, the Compensation Committee recommended and the Board adopted in May 2017 an express financial restatement clawback provision within the Company’s Corporate Governance Guidelines that applies to each of our executive officers. The new financial restatement clawback policy provides the Compensation Committee with the discretion to recoup annual and long-term incentive compensation paid to our executive officers in the event the Company is required to publish a restatement to any of its previously published financial statements as a result of either the material noncompliance of the Company with any applicable financial reporting requirement under the U.S. federal securities laws or the fraud, theft, misappropriation, embezzlement or intentional misconduct by one of our executive officers.
Hedging and Pledging Policies
Pursuant to our Corporate Governance Guidelines, directors and executive officers are specifically prohibited from holding any Company stock in a margin account or engaging in any transaction that would have the effect of hedging the economic risk of ownership of their Company stock. Furthermore, directors and executive officers may not pledge Company stock as collateral for a loan or for any other purpose without the prior express written consent of the Interim General Counsel of the Company. Finally, any pledging of or trading in Company stock by directors and executive officers is subject to the additional restrictions set forth in our Insider Trading and Confidential Information Policy.
Accounting and Tax Issues
The Compensation Committee also considers the potential impact of Section 162(m), which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and certain other senior executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the corporation and that meets certain technical requirements. The Compensation Committee reserves the right to exercise subjective discretionary compensation decisions where appropriate and therefore has and may in the future authorize awards or payments to executives which may not meet the requirements of Section 162(m).

BRISTOW GROUP INC. – 2017 Proxy Statement – 49

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Thomas N. Amonett, Chairman
Lori A. Gobillot
David Gompert
Mathew Masters
Bruce H. Stover

BRISTOW GROUP INC. – 2017 Proxy Statement – 50

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table
The following table provides information about the compensation of each of our NEOs:
Summary Compensation Table

Name & Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total($)
Jonathan E. Baliff, .... President and Chief Executive Officer	2017	$700,003	—	$1,795,164	$413,590	—	—	$154,877	$3,063,634
	2016	$700,003	—	$1,860,227	$1,196,844	—	—	$385,253	$4,142,327
	2015	$666,922	—	$2,987,577	$1,036,622	$1,135,910	—	$229,118	$6,056,149
L. Don Miller, ........... Sr. VP and Chief Financial Officer	2017	$425,006	—	$778,595	$179,382	$143,045	—	$76,003	$1,602,031
	2016	$396,162	—	$603,323	$575,916	—	—	$105,903	$1,681,304
Brian Allman, ........... VP and Chief Accounting Officer (6)	2017	$300,019	—	$198,065	$45,632	$48,616	—	$23,455	$615,787
K. Jeremy Akel, ........ former Sr. VP and Chief Operating Officer (7)	2017	$35,473	—	—	—	—	—	$829,213	$864,686
	2016	$439,192	—	$828,025	$532,743	—	—	$162,603	$1,962,563
	2015	$430,622	—	$1,211,904	$420,510	$554,857	—	$127,729	$2,745,622
Chet Akiri, ................ former Sr. VP and Chief Commercial Officer (8)	2017	$416,352	—	$550,012	$126,716	$94,542	—	$264,472	$1,452,094
	2016	$400,005	—	$579,181	$372,636	—	—	$189,122	$1,540,944
E. Chipman Earle, ..... former Sr. VP, Chief Legal and Support Officer and Corporate Secretary (9)	2017	$416,352	—	$534,296	$123,096	$80,992	—	$72,034	$1,226,770
Hilary S. Ware, ......... former Sr. VP and Chief Administration Officer (10)	2017	$118,938	—	$539,919	$124,392	—	—	$778,471	$1,561,720
	2016	$412,318	—	$621,876	$400,104	—	—	$144,481	$1,578,779
	2015	$409,165	—	$955,661	$331,604	$463,563	—	$128,727	$2,288,720

(1)	Under the terms of his employment agreement, Mr. Baliff is entitled to the compensation described under “Employment and Severance Agreements” below.

(2)
For awards of stock and performance cash awards, the amount shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Grants of performance cash awards received in fiscal years 2015, 2016 and 2017 cliff vest at the end of three years if certain performance goals are met. We have included the grant date fair value of these performance cash awards in the Stock Awards column since these awards are within scope of FASB ASC 718. For awards of options (including awards that subsequently have been transferred), the amount shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information, see Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017. These amounts may not correspond to the actual value that will be recognized by the executive. In the case of Mr. Akel, his unvested stock options and unvested restricted stock unit grants awarded in June 2013, June 2014 and June 2015 fully vested on June 17, 2016. In accordance with the Severance Policy, Mr. Akel’s performance cash awards granted in June 2014 and June 2015 became fully vested and earned at the target performance level, and were paid to Mr. Akel on June 17, 2016. The expiration date of each of his vested options,

BRISTOW GROUP INC. – 2017 Proxy Statement – 51

including those that vested prior to his departure as well as those that vested in connection with his departure, accelerate to June 19, 2017 pursuant to the terms of the Akel Separation Agreement. Mr. Akel’s performance cash awards granted in June 2013 was based on actual results and paid at the same time the other Named Executive Officers received their performance cash payments. Mr. Akel’s unvested restricted stock unit grant awarded in February 2014 was forfeited in full per its terms and the terms of the Akel Separation Agreement.

(3)
Annual cash performance awards approved by the Compensation Committee at its June meeting each year for fiscal years 2015, 2016 and 2017 under the annual incentive cash compensation plan for such years. For fiscal year 2017, Ms. Ware received an annual cash performance award which became fully vested and earned at the target performance level in accordance with the Severance Policy.

(4)
Our NEOs do not participate in any defined benefit or pension plan through the Company and did not receive any above-market or preferential earnings on nonqualified deferred compensation during fiscal years 2015, 2016 and 2017.

(5)	Includes for fiscal year 2017:

	Mr. Baliff	Mr. Miller	Mr. Allman	Mr. Akel(c)	Mr. Akiri	Mr. Earle	Ms. Ware
Company 401k Contribution	$15,900	$15,900	$15,900	$7,821	$14,481	$16,073	$11,875
Company Paid Life and Disability Insurance	$14,876	$12,252	$7,555	$865	$10,274	$10,274	$5,149
Company Deferred Compensation Plan Contribution	$124,101	$47,851	$—	$—	$66,832	$45,687	$—
Allowances(a)	$—	$—	$—	$—	$172,885	$—	$—
Severance(b)	$—	$—	$—	$820,528	$—	$—	$761,446
Total	$154,877	$76,003	$23,455	$829,213	$264,472	$72,034	$778,471

(a)
In recognition of an increase in responsibilities resulting from Mr. Akel’s departure, Mr. Akiri received a stipend of $15,000 per month effective from April 18, 2016 until such date that a new Senior Vice President of Operations was hired by the Company and completed the onboarding process. Mr. William J. Collins III was hired by the Company as the Senior Vice President of Operations effective October 5, 2016 and Mr. Akiri ceased to receive his stipend of $15,000 per month on April 30, 2017 when Mr. Collins’ onboarding process was deemed to be complete.

(b)
Mr. Akel’s and Ms Ware’s severances were valued based on the rules of the Severance Policy at the time of their respective departures from the Company. The “Potential Payments upon Termination or Change-in-Control” section of this proxy statement contains additional information about the severances provided by the Company to its Named Executive Officers. The severance amounts listed include one year annual base salary as follows: Mr. Akel, $439,189 and Ms. Ware, $412,298; one year annual target bonus as follows: Mr. Akel, $329,392 and Ms. Ware, $267,994; fiscal year 2017 prorated annual bonus target as follows: Mr. Akel, $15,342 and Ms. Ware, $66,081; and unused paid time off as follows: Mr. Akel, $36,605 and Ms. Ware, $15,073. The fiscal year 2017 prorated annual bonus target for Mr. Akel and Ms. Ware was calculated by the Company based on the number of days worked in fiscal year 2017 up and to the relevant departure date as follows: Mr. Akel, April 18, 2016 and Ms. Ware, July 1, 2016.

(c)
Though Mr. Akel’s separation date and respective severance payout did not occur until fiscal year 2017, his severance amount was previously listed in our proxy statement dated June 21, 2016 under “All Other Compensation” for fiscal year 2016 as his termination and severance value were finalized by the time of publication. This disclosure was made at that time with the intent of being transparent of all known compensation. Considering “All Other Compensation” for fiscal year 2017 in this proxy statement, this severance value has been moved from fiscal year 2016 to fiscal year 2017, accurately reflecting the effective timing of its execution.

(6)	Mr. Allman was not a NEO prior to fiscal year 2017 and, therefore, his compensation is not disclosed for any prior fiscal years.

(7)	Mr. Akel departed the Company on April 18, 2016.

(8)	Mr. Akiri departed the Company on June 8, 2017.

(9)	Mr. Earle departed the Company on June 8, 2017. Mr. Earle was not a NEO prior to fiscal year 2017 and, therefore, his compensation is not disclosed for any prior fiscal years.

(10)
Ms. Ware departed the Company on July 1, 2016. Ms. Ware forfeited all of the stock options and restricted stock units tentatively awarded to her in June 2016. These units were never realized by Ms. Ware or expensed by the Company .

BRISTOW GROUP INC. – 2017 Proxy Statement – 52

Grants of Plan-Based Awards
The following table sets forth information concerning grants of awards to each of our NEOs under the LTIP during fiscal year 2017:
Grants of Plan-Based Awards for Fiscal Year 2017

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Baliff	June 7, 2016 (2)	—	—	—	548,334	1,096,667	2,193,334	—	1,370,834
	June 7, 2016 (3)	—	—	—	—	68,413	68,413	—	698,497
	June 7, 2016 (4)	—	—	—	—	191,477	191,477	16.21	413,590
	June 7, 2016 (5)	280,000	700,000	1,750,000	—	—	—	—	—

Mr. Miller	June 7, 2016 (2)	—	—	—	237,822	475,644	951,288	—	594,555
	June 7, 2016 (3)	—	—	—	—	29,672	29,672	—	302,951
	June 7, 2016 (4)	—	—	—	—	83,047	83,047	16.21	179,382
	June 7, 2016 (5)	127,500	318,750	796,875	—	—	—	—	—

Mr. Allman	June 7, 2016 (2)	—	—	—	60,500	121,000	242,000	—	151,250
	June 7, 2016 (3)	—	—	—	—	7,548	7,548	—	77,065
	June 7, 2016 (4)	—	—	—	—	21,126	21,126	16.21	45,632
	June 7, 2016 (5)	60,000	150,000	375,000	—	—	—	—	—

Mr.Akel (6)	June 7, 2016 (5)	131,757	329,392	823,480	—	—	—	—	—

Mr. Akiri	June 7, 2016 (2)	—	—	—	168,000	336,000	672,000	—	420,000
	June 7, 2016 (3)	—	—	—	—	20,961	20,961	—	214,012
	June 7, 2016 (4)	—	—	—	—	58,665	58,665	16.21	126,716
	June 7, 2016 (5)	127,500	318,750	796,875	—	—	—	—	—

Mr. Earle	June 4, 2015 (2)	—	—	—	163,200	326,400	652,800	—	408,000
	June 4, 2015 (3)	—	—	—	—	20,362	20,362	—	207,896
	June 4, 2015 (4)	—	—	—	—	56,989	56,989	16.21	123,096
	June 4, 2015 (5)	110,500	276,250	690,625	—	—	—	—	—

Ms. Ware (7)	June 7, 2016 (2)	—	—	—	164,919	329,838	659,676	—	412,298
	June 7, 2016 (3)	—	—	—	—	20,576	20,576	—	210,081
	June 7, 2016 (4)	—	—	—	—	57,589	57,589	16.21	124,392
	June 7, 2016 (5)	107,198	267,994	669,985	—	—	—	—	—

(1)
These amounts represent the grant date fair value of stock options and restricted stock units granted to each NEO during fiscal year 2017 as computed in accordance with FASB ASC Topic 718. For the relevant assumptions used to determine the valuation of our awards, see Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

(2)	Performance cash awards that vest at the end of three years depending on the Company’s performance as measured by TSR compared to the companies within the Simmons Group.

(3)	Restricted stock units that cliff vest on June 7, 2019.

(4)	Options that vest ratably in equal increments on June 7, 2017, 2018 and 2019.

(5)	Annual Incentive Compensation awards that were paid in cash in June 2017 based on key performance indicators for the fiscal year 2017. See “Annual Incentive Compensation” above.

(6)
Mr. Akel’s unvested stock options and unvested restricted stock unit grants awarded in June 2013, June 2014 and June 2015 fully vested on June 17, 2016. The expiration date of each of his vested options, including those that vested prior to his departure as well as those that

BRISTOW GROUP INC. – 2017 Proxy Statement – 53

vested in connection with his departure, accelerate to June 19, 2017 pursuant to the terms of the Akel Separation Agreement. In accordance with the Severance Policy, Mr. Akel’s performance cash awards granted in June 2014 and June 2015 became fully vested and earned at the target performance level, and were paid to Mr. Akel on June 17, 2016. Mr. Akel’s unvested restricted stock unit grant awarded in February 2014 was forfeited in full per its terms and the terms of the Akel Separation Agreement. Mr. Akel did not receive any LTIP grants during fiscal year 2017. The fiscal year 2017 prorated annual bonus target for Mr. Akel was calculated by the Company based on the number of days worked in the fiscal year to his termination date, April 18, 2016, and paid out upon termination.

(7)
Ms. Ware’s unvested stock options and unvested restricted stock unit grants awarded in June 2014 and June 2015 fully vested on August 1, 2016. The expiration date of each of her vested options, including those that vested prior to her departure as well as those that vested in connection with her departure, accelerate to August 1, 2017 pursuant to the terms of the Ware Separation Agreement. Ms. Ware’s unvested restricted stock unit grant awarded in February 2014, and both the restricted stock units and options awarded in June 2016 were forfeited in full per the awards’ terms and the terms of the Ware Separation Agreement. In accordance with the Severance Policy, Ms. Ware’s performance cash awards granted in June 2014, June 2015 and June 2016 became fully vested and earned at the target performance level, and were paid to Ms. Ware on August 1, 2016. The fiscal year 2017 prorated annual bonus target for Ms. Ware was calculated by the Company based on the number of days worked in the fiscal year to her termination date, July 1, 2016, and paid out upon termination.

Employment and Severance Agreements
Mr. Baliff and the Company entered into an employment agreement, effective as of October 11, 2010. The agreement had an initial term of one year which is automatically extended by successive one-year periods unless either party gives appropriate notice of nonrenewal. Under the agreement, the Company will credit an annual amount equal to the difference between the percentage matching contribution made by the Company to Mr. Baliff’s 401(k) Plan Account and up to 15% of Mr. Baliff’s annual salary and bonus to Mr. Baliff’s Deferred Compensation Plan Account. The Company provides Mr. Baliff with a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries. If Mr. Baliff’s employment is terminated by the Company or by him for Good Reason (as those terms are defined in Mr. Baliff’s employment agreement) or due to death or disability within two years of a Change of Control, as defined, he will be entitled to a lump sum cash payment equal to three times the sum of Mr. Baliff’s annual base salary and highest annual incentive bonus received by him for any of the last three fiscal years, along with other benefits including vesting of outstanding long-term incentive awards. The agreement also contains confidentiality, non-competition, employee non-solicitation and other provisions. Mr. Baliff’s severance benefits under his employment agreement that related to a termination without cause outside of a Change of Control expired per the terms of the employment agreement, but Mr. Baliff is nevertheless eligible to participate in the Company’s Management Severance Benefits Plan for U.S. Employees amended June 12, 2017, which provides that in the event of his involuntary termination without cause (other than during the two years following a change in control of the Company) he would be entitled to a severance payment equal to two times his base salary, payment of a prorated target bonus for the year of termination subject to achievement of minimum performance objectives, pro rated vesting of outstanding equity and performance cash awards granted prior to June 12, 2017 subject to achievement of minimum performance objectives, and to certain continued welfare benefits and outplacement services. As described above, effective June 1, 2017, Mr. Baliff’s base salary remains $700,000.
The Compensation Committee determined to discontinue entering into employment agreements with executive officers hired after June 2012. Accordingly, none of Messrs. Akiri, Earle or Miller has an employment agreement.
As we previously announced on April 18, 2016, Mr. Akel resigned as Senior Vice President and Chief Operating Officer of the Company on April 18, 2016. Mr. Akel and the Company entered into a Separation Agreement and Release in Full, effective as of April 18, 2016 (the “Akel Separation Agreement”), to specify the terms of his departure from the Company, pursuant to which Mr. Akel received benefits generally consistent with the Severance Policy. The Akel Separation Agreement contains certain restrictive covenants and confidentiality provisions, including non-compete, non-solicitation and non-disparagement obligations continuing for twelve months after April 18, 2016. The Compensation Committee considered these covenants and provisions and the importance of a successful, mutually amicable transition of senior management roles when it approved the Akel Separation Agreement.
As we previously announced on July 5, 2016, Ms. Ware resigned as Senior Vice President and Chief Administration Officer of the Company on July 1, 2016. Ms. Ware and the Company entered into a Separation Agreement and Release in Full, effective as of July 1, 2016 (the “Ware Separation Agreement”), to specify the terms of his departure from the Company, pursuant to which Ms. Ware received benefits generally consistent with the Severance Policy. The Ware Separation Agreement contains certain restrictive covenants and confidentiality provisions, including non-compete, non-solicitation and non-disparagement obligations continuing for twelve months after July 1, 2016. The Compensation Committee considered these covenants and provisions and the importance of a successful, mutually amicable transition of senior management roles when it approved the Ware Separation Agreement.
As we previously announced on June 9, 2017, Mr. Akiri resigned as Senior Vice President, Operations and Chief Commercial Officer of the Company on June 8, 2017. Mr. Akiri is in the process of negotiating a Separation Agreement and Release in Full to specify the terms of his departure from the Company with the benefits and compensation provided in connection therewith anticipated to be substantially consistent with the termination without cause terms set forth in the Severance Policy.

BRISTOW GROUP INC. – 2017 Proxy Statement – 54

As we previously announced on June 9, 2017, Mr. Earle resigned as Senior Vice President, Chief Legal and Support Officer and Corporate Secretary of the Company on June 8, 2017. Mr. Earle is in the process of negotiating a Separation Agreement and Release in Full to specify the terms of his departure from the Company with the benefits and compensation provided in connection therewith anticipated to be substantially consistent with the termination without cause terms set forth in the Severance Policy.

BRISTOW GROUP INC. – 2017 Proxy Statement – 55

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning unexercised stock options and unvested restricted stock of each of our NEOs:

Outstanding Equity Awards at Fiscal Year-End — March 31, 2017
Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Baliff	5,986	—	—	$43.79	06/08/21	—	—	—	2,330,000	(2)
	11,775	—	—	$43.38	05/25/22	—	—	—	—
	21,799	—	—	$62.65	06/06/23	—	—	—	—
	40,249	20,125	—	$74.37	06/04/24	—	—	—	—
	36,803	73,607	—	$58.17	06/04/25	—	—	—	—
	—	191,477	—	$16.21	06/07/26	—	—	103,917	1,580,578

Mr. Miller	9,517	—	—	$43.79	06/08/21	—	—	—	875,644	(2)
	8,338	—	—	$43.38	05/25/22	—	—	—	—
	6,008	—	—	$62.65	06/06/23	—	—	—	—
	971	—	—	$64.29	06/10/23	—	—	—	—
	5,504	2,752	—	$74.37	06/04/24	—	—	—	—
	11,936	23,873	—	$58.17	06/04/25	—	—	—	—
	8,802	17,604	—	$39.91	08/14/25	—	—	—	—
	—	83,047	—	$16.21	06/07/26	—	—	38,458	584,946

Mr. Allman	—	2,831	—	$43.38	05/25/22	—	—	—	231,000	(2)
	2,249	4,498	—	$74.37	06/04/24	—	—	—	—
	6,565	3,282	—	$58.17	06/04/25	—	—	—	—
	—	3,420	—	$62.65	06/06/23	—	—	—	—
	21,126	—	—	$16.21	06/07/26	—	—	11,043	167,964

Mr. Akel	15,045	—	—	$43.38	06/19/17	—	—	—	—	(3)
	16,751	—	—	$62.65	06/19/17	—	—	—	—
	24,491	—	—	$74.37	06/19/17	—	—	—	—
	49,146	—	—	$58.17	06/19/17	—	—	—	—

Mr. Akiri	18,194	9,097	—	$72.98	08/29/24	—	—	—	720,000	(2)
	11,458	22,918	—	$58.17	06/04/25	—	—	—	—
	—	58,665	—	$16.21	06/07/26	—	—	34,062	518,083

Mr. Earle	9,522	—	—	$47.35	07/30/22	—	—	—	694,400	(2)
	14,330	—	—	$62.65	06/06/23	—	—	—	—
	11,868	5,935	—	$74.37	06/04/24	—	—	—	—
	10,981	21,963	—	$58.17	06/04/25	—	—	—	—
	—	56,989	—	$16.21	06/07/26	—	—	30,904	470,050

Ms. Ware	7,000	—	—	$50.25	08/01/17	—	—	—	—	(4)
	11,928	—	—	$43.79	08/01/17	—	—	—	—
	17,149	—	—	$43.38	08/01/17	—	—	—	—
	16,690	—	—	$62.65	08/01/17	—	—	—	—
	19,313	—	—	$74.37	08/01/17	—	—	—	—
	36,910	—	—	$58.17	08/01/17	—	—	—	—

BRISTOW GROUP INC. – 2017 Proxy Statement – 56

(1)	Options vest and become exercisable in three equal annual installments after the date of grant.

(2)
Performance cash awards vest in full three years from the date of grant. This amount represents the total of all outstanding unvested performance cash awards from fiscal year 2016 and fiscal year 2017 assuming a payout at the “target” level. Following March 31, 2017, performance cash awards from fiscal year 2015 for all NEOs, except for Mr. Akel and Ms. Ware (who was not employed by the Company at the time that the award vested) and Mr. Akiri (who was not employed by the Company at the time that the award was granted), vested at 140.7% of the target level in the following amounts based on the Company’s TSR over the three year period ended March 31, 2017: Mr. Baliff - $1,523,553; Mr. Miller - $208,339; Mr. Allman - $170,274; Mr. Earle - $449,257.

(3)
Pursuant to the terms of the Akel Separation Agreement, Mr. Akel’s performance cash awards granted in June 2014 and June 2015 became fully vested and earned at the target performance level, and were paid to Mr. Akel on June 17, 2016. The expiration date of each of his vested options, including those that vested prior to his departure as well as those that vested in connection with his departure, accelerate to June 19, 2017 pursuant to the terms of the Akel Separation Agreement. Mr. Akel’s unvested stock options and unvested restricted stock unit grants awarded in June 2013, June 2014 and June 2015 fully vested on June 17, 2016. Mr. Akel’s unvested restricted stock unit grant awarded in February 2014 was forfeited in full per its terms and the terms of the Akel Separation Agreement.

(4)
Pursuant to the terms of the Ware Separation Agreement, Ms. Ware’s performance cash awards granted in June 2014, June 2015 and June 2016 became fully vested and earned at the target performance level, and were paid to Ms. Ware on August 1, 2016. The expiration date of each of her vested options, including those that vested prior to her departure as well as those that vested in connection with her departure, accelerate to August 1, 2017 pursuant to the terms of the Ware Separation Agreement. Ms. Ware’s unvested stock options and unvested restricted stock unit grants awarded in June 2014 and June 2015 fully vested on August 1, 2016. Ms. Ware forfeited all of the stock options and restricted stock units tentatively awarded to her in June 2016. Ms. Ware’s unvested restricted stock unit grant awarded in February 2014 was forfeited in full per its terms and the terms of the Ware Separation Agreement.

Option Exercises and Stock Vested
The following table sets forth information concerning exercises of stock options and vesting of restricted stock of each of our NEOs during fiscal year 2017:
Option Exercises and Stock Vested – Fiscal Year 2017

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Baliff	—	—	8,284	132,793
Mr. Miller	—	—	2,652	42,139
Mr. Allman	—	—	1,299	20,823
Mr. Akel (1)	—	—	21,594	430,368
Mr. Akiri	—	—	—	—
Mr. Earle	—	—	17,668	338,344
Ms. Ware (2)	—	—	18,001	243,669

(1)
Pursuant to the terms of the Akel Separation Agreement, all of Mr. Akel’s unvested stock options and unvested restricted stock unit grants awarded in June 2013, June 2014 and June 2015 fully vested on June 17, 2016. The expiration date of each of his vested options, including those that vested prior to his departure as well as those that vested in connection with his departure, accelerate to June 19, 2017 pursuant to the terms of the Akel Separation Agreement. Mr. Akel’s unvested restricted stock unit grant awarded in February 2014 was forfeited in full per its terms and the terms of the Akel Separation Agreement.

(2)
Pursuant to the terms of the Ware Separation Agreement, all of Ms. Ware’s unvested stock options and unvested restricted stock unit grants awarded in June 2014 and June 2015 fully vested on August 1, 2016. Ms. Ware’s unvested stock options and unvested restricted stock unit grants tentatively awarded in June 2016 and Ms. Ware’s unvested restricted stock unit grant awarded in February 2014 were forfeited in full per the terms of the grants and the terms of the Ware Separation Agreement.

BRISTOW GROUP INC. – 2017 Proxy Statement – 57

Nonqualified Deferred Compensation Plans
The following table sets forth information concerning deferred compensation for each of our NEOs during fiscal year 2017:
Nonqualified Deferred Compensation – Fiscal Year 2017

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Baliff	$—	$124,101	$145,405	$—	$1,220,484
Mr. Miller (2)	$—	$47,851	$18,494	$—	$145,932
Mr. Allman	$—	$—	$—	$—	$—
Mr. Akel	$—	$—	$28,384	$(617,034)	$—
Mr. Akiri	$—	$66,832	$23,523	$—	$226,864
Mr. Earle	$—	$45,687	$54,345	$—	$428,853
Ms. Ware	$—	$—	$60,105	$(781,789)	$—

(1)	Registrant contributions in last fiscal year are included in all other compensation in the Summary Compensation Table.

(2)
Due to an administrative mistake made by the Company, Mr. Miller missed out on receiving earnings throughout part of the year. In an effort to make Mr. Miller’s account whole, the Company made a contribution on behalf of Mr. Miller in the amount of $10,452 on October 21st, 2016 which was equal to the value of the earnings Mr. Miller would have received otherwise. This contribution is aggregated with Mr. Miller’s other earnings during the year under the “Aggregate Earnings in Last FY ($)” category and is not reflected as compensation in the Summary Compensation Table.

Under the terms of the Company’s Deferred Compensation Plan for senior executives, participants can elect to defer a portion of their compensation for distribution at a later date. Additionally, the Company contributes an amount to the Deferred Compensation Plan account of participants equal to the difference between the percentage matching contribution made by the Company to the applicable participant’s 401(k) Plan Account and in the case of the Chief Executive Officer, up to 20% of salary and bonus, and in the case of each of our other NEOs, up to 15% of annual base salary and bonus. Deferred Compensation Plan holdings are invested in the same general funds available under the Company’s 401(k) Plan in accordance with the elections of the plan participant. Distributions upon retirement or termination of employment are made pursuant to the participant’s election subject to any applicable limitations of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). We have general contractual obligations to pay the deferred compensation upon the participant’s termination of employment for any reason, including but not limited to death, disability or retirement.

Potential Payments upon Termination or Change-in-Control
Each of our NEOs is covered by our Severance Policy. Our Severance Policy was amended effective June 12, 2017, as discussed in “Employment and Change of Control Agreements” above, however this section of the proxy statement and the following tables reflect severance benefits that would have been paid prior to the amendment of the Severance Policy. If Messrs. Baliff, Allman or Miller’s employment had been terminated by the Company without Cause during fiscal year 2017, he would have been entitled to a prorated portion of his annual incentive target bonus for the fiscal year and a lump sum severance payment equal to a multiple of the sum of his annual base salary plus his annual incentive target bonus for the fiscal year. For Mr. Baliff, the multiple was two, and for Messrs. Allman, and Miller, the multiple was one. The officer would have also been entitled to accelerated vesting and payment of equity and cash incentive awards under the LTIP, a cash amount equal to COBRA premiums for 18 months and outplacement services for twelve months. The definition of “Cause” included, among other things, the officer’s willful failure to substantially perform assigned duties, conviction of the officer of a crime involving moral turpitude or a felony, commission by the officer of malfeasance, fraud or dishonesty, or the officer’s material violation of our policies.
The amounts set forth below would have been payable if the listed officer’s employment was terminated by the Company without Cause. In the case of Mr. Akel, the amounts set forth below are the actual amounts that were paid to Mr. Akel in connection with his departure from the Company effective April 18, 2016. In the case of Ms. Ware, the amounts set forth below are the actual amounts that were paid to Ms. Ware in connection with her departure from the Company effective July 1, 2016. In the case of the remaining officers, the amounts set forth below are the amounts that they would have been paid if their employment had been terminated by the Company without Cause on March 31, 2017.

BRISTOW GROUP INC. – 2017 Proxy Statement – 58

	Salary Multiple (1)	Target Bonus Multiple (2)	Vesting of Equity Awards (3)	Extended Health and other Benefits (4)	Total
Mr. Baliff	$1,400,000	$1,400,000	$4,993,245	$27,915	$7,821,160
Mr. Miller	$425,000	$318,750	$1,608,640	$27,915	$2,380,305
Mr. Allman	$300,000	$150,000	$509,119	$19,886	$979,005
Mr. Akel	$439,189	$329,392	$1,778,270	$34,591	$2,581,442
Mr. Akiri	$425,000	$318,750	$1,238,083	$2,211	$1,984,044
Mr. Earle	$425,000	$276,250	$1,483,701	$27,915	$2,212,866
Ms. Ware	$412,298	$267,994	$1,219,047	$2,441	$1,901,780

(1)
Except for Mr. Akel and Ms. Ware, assumes the salary in effect on April 1, 2017. A lump sum cash payment of $783,923 was paid to Mr. Akel and a lump sum cash payment of $746,373 was paid to Ms. Ware as severance pay equal to twelve months salary, their target bonus for fiscal year 2016 and a prorated portion of their target bonus covering the period from April 1, 2016 to their respective departure dates.

(2)
Except for Mr. Akel and Ms. Ware, assumes the target bonus percentage in effect on April 1, 2017. In addition to the amount set forth above, each officer will also be eligible for a prorated target bonus equal to the target bonus opportunity for the year in which the officer’s termination of employment occurs multiplied by a fraction, the numerator of which is the number of days the officer was employed during the fiscal year in which the officer’s termination of employment occurs and the denominator of which is 365. A lump sum cash payment of $783,923 was paid to Mr. Akel and a lump sum cash payment of $746,373 was paid to Ms. Ware as severance pay equal to twelve months salary, their target bonus for fiscal year 2016 and a prorated portion of their target bonus covering the period from April 1, 2016 to their respective departure dates. Mr. Akel and Ms. Ware also received cash payments for performance at target totaling $1,378,565 (Mr. Akel) and $1,088,466 (Ms. Ware). Mr. Akel and Ms. Ware also received cash payments for unused paid time off totaling $36,605 (Mr. Akel) and $15,073 (Ms. Ware).

(3)
Assumes that the triggering event took place on March 31, 2017, the last business day of fiscal year 2017, and a price per share of $15.21, the closing market price of our common stock as of March 31, 2017, the final trading day of fiscal year 2017. For Mr. Akel and Ms. Ware, the amount shown is based on the closing market price on their respective departure dates.

(4)
Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for. The amount for Mr. Akel includes $34,591 as reimbursement to Mr. Akel and his beneficiaries for COBRA insurance coverage for up to 18 months starting on April 18, 2016. The amount for Ms. Ware includes $2,441 as reimbursement to Ms. Ware and her beneficiaries for COBRA insurance coverage for up to 18 months starting on July 1, 2016. The Company is also responsible for providing outplacement services to Mr. Akel and Ms. Ware for 12 months at a cost yet to be determined which is not included in the amount shown.

Additionally, if during fiscal year 2017 any NEO’s (other than Mr. Allman) employment was terminated by the Company without Cause or if Mr. Baliff terminated his employment for Good Reason within the two years following a change in control of our Company, he or she would have been entitled pursuant to our Severance Policy or Mr. Baliff’s employment agreement to a prorated portion of his or her annual incentive target bonus for the fiscal year, cash severance equal to three times the sum of the NEO’s base salary and the highest annual bonus paid to such NEO during the past three years, accelerated vesting and payment of equity and cash incentive awards under the LTIP, a cash amount equal to COBRA premiums for 18 months and outplacement services for twelve months. With respect to Mr. Baliff, “Good Reason” included a material failure of us to comply with the provisions of his employment agreement regarding his position or compensation, a relocation of more than fifty miles of his principal office that created a material and unreasonable burden, or action or inaction by our Board that caused him to be named in a legal proceeding with respect to which indemnification does not apply or that required or could require him to commit fraud, violate material policies or laws regarding accounting rules or any conduct that could result in indictment for a felony or misdemeanor involving moral turpitude. The definition of “Change in Control” included, subject to certain exceptions, (i) acquisition by any individual, entity or group of beneficial ownership of 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in at least a majority of the Company’s Board (iii) approval by the stockholders of the Company of a merger, unless immediately following such merger, substantially all of the holders of the Company’s securities immediately prior to merger beneficially own more than 50.1% of the common stock of the entity resulting from such merger, and (iv) the sale or other disposition of all or substantially all of the assets of the Company.
The amounts set forth below would have been payable if the listed NEO’s employment had been terminated pursuant to a change in control event on March 31, 2017.

BRISTOW GROUP INC. – 2017 Proxy Statement – 59

	Salary Multiple(1)	Highest Annual Bonus Multiple(2)	Vesting of Equity Awards (3)	Extended Health Benefits (4)	Tax Gross Up	Total
Mr. Baliff	$2,100,000	$3,407,730	$5,806,964	$27,915	N/A	$11,342,609
Mr. Miller	$1,275,000	$763,515	$1,819,840	$27,915	N/A	$3,886,270
Mr. Allman(5)	N/A	N/A	N/A	N/A	N/A	N/A
Mr. Akiri	$1,275,000	$1,281,540	$1,352,803	$2,211	N/A	$3,911,554
Mr. Earle	$1,275,000	$1,247,154	$1,724,747	$27,915	N/A	$4,274,816

(1)	Salary multiple calculated using base salary as of April 1, 2017.

(2)
Each officer’s highest annual bonus multiple calculated using the highest annual bonus paid to such officer in the three years preceding April 1, 2017. In addition to the amount set forth above, each officer will also be eligible for a prorated target bonus equal to the target bonus opportunity for the year in which the officer’s termination of employment occurs multiplied by a fraction, the numerator of which is the number of days the officer was employed during the fiscal year in which the officer’s termination of employment occurs and the denominator of which is 365.

(3)
Assumes that the triggering event took place on March 31, 2017, the last business day of fiscal year 2017, and a price per share of $15.21, the closing market price of our common stock as of March 31, 2017, the final trading day of fiscal year 2017.

(4)	Varies according to individual choice of medical plan. Accordingly, the amount shown assumes an employee choice which would result in the largest amount the Company would be responsible for.

(5)	Mr. Allman’s current position as a Vice President of the Company does not entitle him to any change in control benefits under the Change in Control provisions in our Severance Policy.
Any benefits payable pursuant to the above triggering events are payable in a cash lump sum not later than six months following the termination date.
The employment and severance benefits agreements of the NEOs also contain certain non-competition, non-solicitation and confidentiality provisions. For additional information regarding these employment agreements, see “Director and Executive Officer Compensation – Employment and Severance Agreements.”

BRISTOW GROUP INC. – 2017 Proxy Statement – 60

Director Compensation
The following table sets forth information concerning the compensation for fiscal year 2017 of each of our directors other than Mr. Baliff, who is a NEO:
Director Compensation - Fiscal Year 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Thomas N. Amonett	$103,333	$125,000	—	$228,333
Stephen J. Cannon(2)	$30,000	$—	—	$30,000
Michael A. Flick(2)	$30,000	$—	—	$30,000
Lori A. Gobillot	$133,750	$81,250	—	$215,000
Ian A. Godden	$99,583	$125,000	—	$224,583
David Gompert	$133,750	$81,250	—	$215,000
A. William Higgins	$67,500	$125,000	—	$192,500
Stephen A. King(3)	$110,000	$125,000	—	$235,000
Thomas C. Knudson	$250,000	$125,000	—	$375,000
Mathew Masters(3)	$90,000	$125,000	—	$215,000
Biggs C. Porter	$71,250	$125,000	—	$196,250
Bruce H. Stover	$140,417	$81,250	—	$221,667

(1)
The amounts in this column represent the fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. For additional information, see Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2017. Each non-employee director is provided the opportunity each year to receive a restricted stock award equal in value to $125,000 at the time of grant and is required to make a binding election at such time to either (i) receive 35% of his or her award in the form of restricted cash ($43,750) and the remaining 65% of such award ($81,250) in the form of restricted stock units or (ii) receive 100% of his or her award ($125,000) in the form of restricted stock units. Each such restricted cash and restricted stock unit award vests six months from the date of grant. For fiscal year 2017, each of Ms. Gobillot and Messrs. Gompert and Stover elected to receive 35% of the award ($43,750) in restricted cash and 65% of the award ($81,250) in restricted stock units whereas each of Messrs. Amonett, Godden, Higgins, King, Knudson, Masters and Porter elected to receive 100% of the award ($125,000) in restricted stock units.

(2)
Each of Messrs. Cannon and Flick elected not to stand for reelection to our Board and officially departed our Board on August 3, 2016, the date of last year’s Annual Meeting. Each of Messrs. Higgins and Porter was appointed to our Board on June 27, 2016 and June 14, 2016, respectively.

(3)
Pursuant to agreements with Caledonia Investments plc, as employer, Messrs. King and Masters assign any compensation received from the Company, including restricted stock units awarded under the Company’s stock plans, to Caledonia. Messrs. King and Masters disclaim beneficial ownership of any such units or resulting shares.

BRISTOW GROUP INC. – 2017 Proxy Statement – 61

The Compensation Committee reviews director compensation annually. Based on consultation with their independent compensation consultant and market data, the Compensation Committee recommends for approval by our Board the annual retainer, stock awards and other benefits for members of our Board. The Compensation Committee’s objective with respect to director compensation is to provide compensation incentives that attract and retain individuals of outstanding ability. Directors who are Company employees do not receive a retainer or fees for service on our Board or any committees. The Company pays non-employee members of our Board for their service as directors. For fiscal year 2017, directors who were not employees received:

Forms of Director Compensation	Amount ($)
Annual Chairman of the Board Fee (1):	$250,000
Annual director fee:	$90,000
Committee Chairmen Annual Fees:
Audit Committee	$20,000
Compensation Committee	$20,000
Corporate Governance and Nominating Committee	$10,000
Restricted cash and equity compensation:
At each Annual Meeting of the Company, each non-employee director is eligible to be granted a number of restricted stock units with a value of $125,000 based on the closing price on the date of the Annual Meeting (the date of grant) and is required to make a binding election at such time to either (i) receive 35% of his or her award in the form of restricted cash and the remaining 65% of such award in the form of restricted stock units or (ii) receive 100% of his or her award in the form of restricted stock units. Each such restricted cash and restricted stock unit award vests six months from the date of grant.

(1)
For fiscal year 2017, the Chairman of our Board was only eligible to receive each year $125,000 in restricted cash and equity compensation together with the $250,000 payable in cash for the Annual Chairman of the Board Fee and forewent any other annual director fee or committee chairman fee that would otherwise have applied.

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board or committees and for other reasonable expenses related to the performance of their duties as directors.
The Company’s current LTIP expressly limits the maximum aggregate amount of compensation and incentive awards that may be paid by the Company in any calendar year to any outside director to $1,125,000.
On or prior to the five year anniversary of becoming a director on our Board, outside directors are expected to hold or have held Company stock, including unvested restricted stock or restricted stock units, with a value equal to at least four times the annual cash retainer paid to outside directors at the time that the applicable director joined our Board. In the event the annual cash retainer is increased during a director’s tenure on our Board, such director has up to five years from the effective date of such increase to hold additional Company stock, including additional unvested restricted stock or restricted stock units, equal in value to at least four times the amount of the increase to the annual cash retainer paid to outside directors. As of the Record Date, none of the Company’s directors had failed to comply with the stock ownership guidelines.
Once a director on our Board has satisfied the holding requirement set forth above, such director may only sell shares of the Company if immediately after such sale, the market value of the director’s remaining Company stock, including unvested restricted stock or restricted stock units, will be at least equal in value to the applicable holding requirement amount based on the director’s annual cash retainer at such time. Compliance with the stock ownership guidelines by the outside directors is reviewed each year by the Corporate Governance and Nominating Committee of our Board as part of the director nomination and selection process.
The Company’s stock ownership guidelines effectively require that our outside directors in the coming years hold as a group approximately $2.9 million of Company stock, including unvested restricted stock or unvested restricted stock units. As a result of the declining price of Company stock during fiscal year 2017, the net difference between the aggregate value of our outside directors’ Company stock holdings as of the Record Date and the value of such Company stock holdings as of the grant date or purchase date, as applicable, was $5.4 million.

BRISTOW GROUP INC. – 2017 Proxy Statement – 62

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about the Company’s common stock that may be issued under existing equity compensation plans as of March 31, 2017.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,843,608	$42.78	4,360,908
Equity compensation plans not approved by security holders	—	—	—
Total	2,843,608	$42.78	4,360,908

(1)
The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, performance units and performance shares.

BRISTOW GROUP INC. – 2017 Proxy Statement – 63

ITEM 2 - ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Our Board recognizes the interest that the Company’s stockholders have in the compensation of the Company’s Named Executive Officers. In recognition of that interest and in accordance with Section 14A of the Exchange Act and related rules of the SEC, this proposal, commonly known as a “say on pay” proposal, provides the Company’s stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation discussion and analysis beginning on page 24 of this proxy statement and followed by the compensation tables beginning on page 51 of this proxy statement. This advisory vote is intended to give the Company’s stockholders an opportunity to provide an overall assessment of the compensation of the Company’s Named Executive Officers rather than focus on any specific item of compensation. As described in the Compensation Discussion and Analysis included in this proxy statement, the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured so as to align each executive’s interests with the interests of the Company’s stockholders. The Company has also modified the executive compensation program going forward to address best market practices and certain concerns voiced by stockholders by adopting each of the following changes to incentive compensation starting in June 2017:

•	Using relative and absolute performance metrics to determine the payment of future performance cash awards under the Company’s LTIP;

•	Increasing the performance cash portion of the Company’s LTIP from 33% to 50% to ensure that at least 50% of LTIP awards going forward are performance based; and

•
Reducing stockholder dilution by decreasing the relative amount of restricted stock units and options awarded to LTIP participants and changing the vesting for most participants’ restricted stock units from shares of common stock to an equivalent amount of cash.

As an advisory vote, the stockholders’ vote on this proposal is not binding on our Board or the Company and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the Compensation Committee of our Board will review voting results on this proposal and give consideration to the outcome when making future executive compensation decisions for the Company’s Named Executive Officers.
Approval, on an advisory basis, of the Company’s executive compensation requires the affirmative vote of holders of at least a majority of the votes cast at the Annual Meeting in person or by proxy. All duly submitted and unrevoked proxies will be voted for the proposal, except where a contrary vote is indicated or authorization to vote is withheld.

Recommendation
Our Board unanimously recommends that stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers by voting FOR the approval of the following resolution:
RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement relating to the 2017 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

Vote Required
The approval of this proposal requires the affirmative vote of a majority of votes cast on this proposal. Abstentions and broker nonvotes will not count either for or against the proposal.

BRISTOW GROUP INC. – 2017 Proxy Statement – 64

ITEM 3 - ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act provides that every six years stockholders must be given the opportunity to vote, on a nonbinding advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers, which we refer to as an advisory vote on executive compensation. By voting on this proposal, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation annually, every other year, or once every three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.
At our 2011 Annual Meeting of Stockholders, our stockholders cast the highest number of votes in person or by proxy at the annual meeting for holding an advisory vote on executive compensation annually. Consequently, we have held an advisory vote on executive compensation annually for each of the past five years. In light of this result and other factors, our Board has determined that holding an advisory vote annually on executive compensation will allow our stockholders to continue to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement each year. Our Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.
We recognize that our stockholders may have different views as to the best approach and we look forward to hearing from them as to their preference on the frequency of an advisory vote on executive compensation.
This vote is advisory, which means that it is not binding on the Company, our Board or the Compensation Committee. Our Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. Our Board may decide that it is in the best interest of our stockholders and the Company to hold an advisory vote on executive compensation on a different frequency than the frequency receiving the most votes cast by our stockholders.
The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of our Board.
Our stockholders' preference regarding frequency of a stockholder advisory vote on executive compensation will be determined by whichever of the choices — annually, every other year or once every three years — receives the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders. All duly submitted and unrevoked proxies will be voted for the proposal to hold an advisory vote annually, except where a contrary vote is indicated or authorization to vote is withheld
If annual votes are approved by the stockholders again, we expect that our next advisory vote on executive compensation will occur at our 2018 Annual Meeting. Shares represented by proxies that are marked to indicate abstentions from this proposal and broker non-votes with respect to this proposal will not affect its outcome. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote "FOR" a frequency of "annually" for future advisory votes regarding executive compensation.
Our next advisory vote on the frequency of the advisory vote on executive compensation is scheduled to occur at our 2023 Annual Meeting of Stockholders.
Our Board recommends that our stockholders vote FOR “annually” holding an advisory vote on executive compensation.

BRISTOW GROUP INC. – 2017 Proxy Statement – 65

AUDIT COMMITTEE REPORT
The Audit Committee’s principal functions are to select each year an independent registered public accounting firm, to assist our Board in fulfilling its responsibility for oversight of the Company’s accounting and internal control over financial reporting and principal accounting policies, to recommend to the Company’s Board, based on its discussions with the Company’s management and independent registered public accounting firm, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K and to oversee the entire independent audit function. The Company believes that each of the four members of the Audit Committee satisfies the requirements of the applicable rules of the SEC and the NYSE as to independence, financial literacy and experience. Our Board has determined that at least one member, Stephen A. King, is an audit committee financial expert as defined by the SEC. Our Board has adopted a charter for the Audit Committee, a copy of which is posted on our website, www.bristowgroup.com, under the “Governance” caption.
Management is responsible for the Company’s financial statements and internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Board (United States) and issuing a report thereon. The independent registered public accounting firm is also responsible for performing an independent audit of the Company’s internal control over financial reporting.
In connection with the Company’s consolidated financial statements for the fiscal year ended March 31, 2017, the Audit Committee has:

•	reviewed and discussed the audited financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002 with management and the independent auditor;

•
discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communication with Audit Committees, as amended;

•
received the written disclosures and the letter from KPMG LLP as required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with KPMG LLP their firm’s independence; and

•	considered whether the provision of services by KPMG LLP not related to the audit of the Company’s consolidated financial statements is compatible with maintaining the independence of KPMG LLP.
Based on the review and discussions with the Company’s management and independent auditor, as set forth above, the Audit Committee recommended to the Company’s Board, and our Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as filed with the SEC.
Audit Committee
Stephen A. King, Chairman
Ian A. Godden
A. William Higgins
Biggs C. Porter

BRISTOW GROUP INC. – 2017 Proxy Statement – 66

ITEM 4 - APPROVAL AND RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS

Fiscal Year 2017 Audit
KPMG conducted the examination of the Company’s financial statements for the fiscal year 2017. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
During the Company’s two most recent fiscal years, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events listed in the Items 304(a)(2)(i) and (ii) of Regulation S‑K.

Accounting Fees and Services
Set forth below are the fees paid by the Company to KPMG for the fiscal years indicated.

	2017	2016
Audit Fees	$3,302,456	$3,751,849
Audit-Related Fees	$—	$58,486
All Other Fees	$59,383	$436,640
Tax Fees	$579,417	$1,096,360

Description of Non-Audit Services
Audit fees for each period include costs to assess our internal controls over financial reporting.
All Other Fees – such fees relate to agreed upon procedures associated with our Airnorth acquisition in Australia and assistance with the XBRL tagging of statutory financials.
Tax Fees – tax fees included fees for tax compliance, tax advice and tax planning services rendered by the Company’s independent accountants.

Audit Committee Pre-Approval Policies and Procedures
Our Audit Committee has policies and procedures that require the pre‑approval by the Audit Committee of all fees paid to, and all services performed by, our independent accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by KPMG during the year. In addition, Audit Committee pre‑approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre‑approved by the Audit Committee.
Our Audit Committee policy requires prior Audit Committee approval of all services performed by our independent accounting firm, regardless of the scope of such services. The Audit Committee has delegated this prior approval authority to its Chairman for all non‑audit services undertaken in the ordinary course. Any services approved by the Audit Committee Chairman pursuant to this delegated authority must be reported to the full Audit Committee at its next regularly scheduled meeting.
Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre‑approval policies and procedures described herein.

Fiscal Year 2018 Audit
The Audit Committee of the Company’s Board has selected the firm of KPMG as the Company’s independent auditors for fiscal year 2018. Stockholder approval and ratification of this selection is not required by law or by the bylaws of the Company. Nevertheless, our Board has chosen to submit it to the stockholders for their approval and ratification. Of the shares represented and entitled to vote at the Annual Meeting (whether in person or by proxy), more votes must be cast in favor of than votes cast against the proposal to ratify and approve the selection of KPMG as the Company’s independent auditors for fiscal year 2018, in order for this proposal to be adopted. The Proxyholder named in the accompanying proxy card will vote FOR the foregoing proposal unless otherwise directed therein. Abstentions will not be counted either as a vote FOR or as a vote AGAINST the proposal to ratify and approve the selection of KPMG

BRISTOW GROUP INC. – 2017 Proxy Statement – 67

as the Company’s independent auditors for fiscal year 2018. Broker nonvotes will be treated as not present for purposes of calculating the vote with respect to the foregoing proposal, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto. If more votes are cast AGAINST this proposal than FOR, our Board will take such decision into consideration in selecting independent auditors for the Company.
Our Board recommends a vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2018.

BRISTOW GROUP INC. – 2017 Proxy Statement – 68

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee during the fiscal year 2017 was an officer or employee of the Company or was formerly an officer of the Company. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K (Transaction with Related Persons, Promoters and Certain Control Persons).

Transactions with Related Persons
On December 19, 1996, the Company acquired 49% of the common stock and other significant economic interest in Bristow Aviation, which holds all of the outstanding shares in Bristow Helicopters Group Limited (“BHGL”), pursuant to a Master Agreement dated December 12, 1996, among the Company, Caledonia Industrial Services Limited (“CIS”), a predecessor in interest to Caledonia, and certain other persons (the “Master Agreement”). As a result primarily of that transaction, CIS became the beneficial owner of 1,752,754 shares of our common stock. Also on December 19, 1996, the Company and CIS entered into a Registration Rights Agreement for the benefit of CIS with respect to our common stock. The Master Agreement provides that so long as CIS (now Caledonia) owns (1) at least 1,000,000 shares of our common stock and (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation, it will have the right to designate two persons for nomination to our Board and to replace any directors so nominated. Caledonia has designated Messrs. King and Masters for nomination to our Board to be voted on at the Annual Meeting.
The 1996 transaction also included certain executory obligations of the parties that remain in effect between us and Caledonia and its affiliates, certain of which are described below. All such obligations were the result of arms’ length negotiations between the parties that were concluded before Messrs. King and Masters were nominated or elected to our Board and are, in our view, fair and reasonable to the Company.
On February 22, 2017, Caledonia filed a Schedule 13D with the SEC that included a Form 10b5-1 trading plan pursuant to which Caledonia instructed its broker to sell up to 1,835,000 shares of common stock at various undisclosed trigger prices between March 6, 2017 and August 10, 2018. In such Schedule 13D, Caledonia disclosed that such sales were being made in an effort to rebalance its stockholding in the Company within its quoted investment portfolio.
In connection with the Bristow Aviation transaction, we and Caledonia also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, we have the right to buy all the Bristow Aviation shares held by Caledonia, which, in turn, has the right to sell such shares to us. Under the current United Kingdom law, we would be required, in order for Bristow Aviation to retain its operating license, to find a qualified European Union investor to own any Bristow Aviation shares we have a right or obligation to acquire pursuant to the Put/Call Agreement. Any put or call of the Bristow Aviation shares will be subject to the approval of the Civil Aviation Authority.
In connection with the Bristow Aviation transaction, we acquired £91.0 million (approximately $145.9 million) in principal amount of 13.5% subordinated loan stock (debt) of Bristow Aviation. Bristow Aviation had the right and elected to defer payment of interest on the loan stock. Any deferred interest also accrues interest at an annual rate of 13.5%. All of the loan stock was subsequently transferred to our wholly owned subsidiary, Bristow International Panama S. de RL. With our agreement, no interest payments have been made through March 31, 2016.
In March 2004, the Company prepaid a portion of the put/call option price to Caledonia, representing the amount of guaranteed return since inception, amounting to $11.4 million. In consideration of this, the stockholders of Bristow Aviation agreed to reduce the guaranteed return factor used in calculating the put/call option price, effective April 1, 2004, from 12% per annum to LIBOR plus 3%. In May 2004, the Company acquired eight million shares of deferred stock, essentially a subordinated class of stock with no voting rights, from Bristow Aviation for £1 per share ($14.4 million in total). Bristow Aviation used these proceeds to redeem £8 million ($14.4 million) of its ordinary share capital at par value on a pro rata basis from all its outstanding stockholders, including the Company. The result of these changes was to reduce the cost of the guaranteed return to the other stockholders by $2.3 million on an annual basis.
Beginning in September 2004, the Company began paying to Caledonia the amount of guaranteed return on the put/call on a quarterly basis. In fiscal year 2017, the Company paid to Caledonia $0.1 million representing the amount due for the period from April 1, 2016 to March 31, 2017. According to its most recent Form 13F filed with the SEC on April 13, 2017, Caledonia was the direct beneficial owner of 2,848,767 shares of our common stock as of March 31, 2017, representing approximately 8.09% of our shares outstanding on such

BRISTOW GROUP INC. – 2017 Proxy Statement – 69

date. See “Securities Ownership - Principal Stockholders”. During fiscal year 2017, we leased an average of 119 aircraft to subsidiaries of Bristow Aviation, and received total lease payments of approximately $288 million. The foregoing transactions with Bristow Aviation are eliminated for financial reporting purposes in consolidation.

Review and Approval of Related Party Transactions
The Company has adopted a written policy governing transactions with related parties that applies to all transactions required to be disclosed as related party transactions under Item 404 of Regulation S-K. Under this policy, all such related person transactions are required to be approved or ratified by the Audit Committee. No member of the Audit Committee may review or approve any transaction or amendment if he is involved directly or indirectly in the transaction. Our Board may also decide that a majority of directors disinterested in the transaction will review and approve a particular transaction or amendment. When reviewing and approving a related person transaction, the Audit Committee, or other board committee as the case may be, will be required to fully inform itself about the related party’s relationship and interest regarding the material facts of the proposed transaction and determine that the transaction is fair to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, officers, and certain beneficial owners (collectively, “Section 16 Persons”) to file with the SEC and NYSE reports of beneficial ownership on Form 3 and reports of changes in ownership on Form 4 or Form 5. Copies of all such reports are required to be furnished to us. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us for fiscal year 2017 and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to fiscal year 2017.

Items of Business to Be Acted Upon at the Meeting
Item 1.  ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS
Our Board unanimously recommends that you vote FOR the election of each of the following nominees:

•	Thomas N. Amonett

•	Jonathan E. Baliff

•	Lori A. Gobillot

•	Ian A. Godden

•	David C. Gompert

•	A. William Higgins

•	Stephen A. King

•	Thomas C. Knudson

•	Mathew Masters

•	Biggs C. Porter

•	Bruce H. Stover
Biographical information for these nominees can be found beginning on page 13 of this proxy statement.
Item 2.  ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Our Board unanimously recommends that stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers by voting FOR the approval of the following resolution:

BRISTOW GROUP INC. – 2017 Proxy Statement – 70

RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement relating to the 2017 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.
Item 3.  VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
Our Board unanimously recommends that you vote to continue to hold an advisory vote on the compensation of the Company’s named executive officers annually from the options of annually, every other year or once every three years or of abstaining.
Item 4.  APPROVAL AND RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS
Our Board unanimously recommends that you vote FOR the approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2018.

VOTING OF THE PROXY
SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED IN THE PROXIES. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES AND “FOR” THE OTHER PROPOSALS SET FORTH ABOVE.

General
The cost of soliciting Proxies will be borne by us, and upon request, we will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of our securities. Our directors, officers and employees may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview.

Householding
The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to Corporate Secretary, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042, telephone number (713) 267-7600.
Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for fiscal year 2017. Any such request should be directed to Corporate Secretary, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042, telephone number (713) 267-7600. Requests from beneficial owners of our shares must set forth a good faith representation that as of June 8, 2017, the requester was a beneficial owner of shares entitled to vote at the Annual Meeting.
By Order of our Board of Directors
David C. Searle
Interim General Counsel and Corporate Secretary
June 22, 2017

BRISTOW GROUP INC. – 2017 Proxy Statement – 71

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02M08C 1 U P X + Annual Meeting Proxy Card . B Non-Voting Items Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowC NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below. Change of Address — Please print new address below. Comments — Please print your comments below. IMPORTANT ANNUAL MEETING INFORMATION + A For Against Abstain 2. Advisory approval of executive compensation. 4. Approval and ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2018. 1. ELECTION OF DIRECTORS Nominees: Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________ 01 - Thomas N. Amonett 02 - Jonathan E. Baliff 03 - Lori A. Gobillot 04 - Ian A. Godden 05 - David C. Gompert 06 - A. William Higgins 07 - Stephen A. King 08 - Thomas C. Knudson 09 - Mathew Masters 10 - Biggs C. Porter 11 - Bruce H. Stover Annually Every Other Year Every Three Years Abstain 3. Advisory vote on frequency of future advisory votes on executive compensation. Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4 and “Annually” for Proposal 3. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on the day prior to the meeting. Vote by Internet • Go to www.envisionreports.com/BRS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Bristow Group Inc., a Delaware corporation (the “Company”), hereby appoints Jonathan E. Baliff and David C. Searle, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated on the reverse side, with respect to the number of shares of the common stock the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters, 2103 City West Blvd., 4th Floor, Houston, Texas 77042 on Wednesday, August 2, 2017, at 8:00 a.m. (CDT), and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY. Our Board of Directors recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company, FOR the approval of the Company’s executive compensation, FOR advisory voting of “Annually” with respect to the frequency of future advisory votes on executive compensation, and FOR approval and ratification of the selection of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2018. (Continued and to be marked, dated and signed, on the other side) Proxy — BRISTOW GROUP INC. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The 2017 Proxy Statement and fiscal year 2017 Annual Report to Stockholders are available at: www.edocumentview.com/BRS q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q